EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DB INSURANCE CO., LTD.,

A TO‑BE‑FORMED SUBSIDIARY OF PURCHASER,

THE FORTEGRA GROUP, INC.,

AND

TIPTREE INC.

Dated as of September 26, 2025

TABLE OF CONTENTS

i

Exhibits

EXHIBIT A Letter of Transmittal

EXHIBIT B Form of Merger Sub Joinder

EXHIBIT C Certificate of Incorporation of the Company

EXHIBIT D By-laws of the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2025, by and among DB Insurance Co., Ltd., incorporated and existing under the laws of the Republic of Korea with its registered office at DB Financial Center, 432, Teheran-ro, Gangnam-gu, Seoul, Korea, 06194 (“Purchaser”), a subsidiary of Purchaser to be incorporated in Delaware following the date hereof and prior to the Closing in accordance with the terms hereof (“Merger Sub”), The Fortegra Group, Inc., a Delaware corporation (the “Company”) and Tiptree Inc., a Maryland corporation (“Company Parent”).

W I T N E S S E T H:

WHEREAS, at the Effective Time (as hereinafter defined), the parties hereto intend to effect a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (as hereinafter defined) of such merger, and as a result of which Purchaser shall be the sole stockholder of the Surviving Corporation;

WHEREAS, the governing body of Purchaser has approved this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined);

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting duly called and held: (a) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders; (b) approved the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger; (c) directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders or by written consent; and (d) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, certain stockholders of Company Parent have entered into a voting agreement (the “Company Parent Voting Agreement”) on the date hereof, pursuant to which such stockholders have agreed to vote in favor of the approval of the Merger and the other transactions contemplated hereby, and Company Parent has delivered to Purchaser a duly executed copy of the Company Parent Voting Agreement from each such stockholder;

WHEREAS, stockholders of the Company holding sufficient voting power to adopt this Agreement have entered into a voting agreement (the “Company Voting Agreement”) on the date hereof, pursuant to which, conditional upon the receipt of the Company Parent Stockholder Approval, such stockholders have agreed to vote in favor of the adoption of this Agreement and to approve the terms and conditions of this Agreement and the transactions contemplated hereby, and the Company has delivered to Purchaser a duly executed copy of each such Company Voting Agreement;

WHEREAS, Company Parent and the WP Investor have entered into restrictive covenant agreements (each, a “Restrictive Covenant Agreement” and collectively, the “Restrictive Covenant Agreements”) on the date hereof, pursuant to which such Persons have agreed to certain non‑solicitation and non‑disparagement obligations;

WHEREAS, Purchaser is entering into the RWI Policy to be issued and bound as of the date hereof at its sole expense; and

WHEREAS, the board of directors of Company Parent (the “Company Parent Board”), at a meeting duly called and held: (a) determined that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Company Parent and its stockholders; (b) approved the execution and delivery of this Agreement by Company Parent and the consummation of the Merger and the other transactions contemplated by this Agreement; (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of Company Parent’s stockholders; and (d) resolved to recommend that the stockholders of Company Parent approve the Merger and the other transactions contemplated by this Agreement (such recommendation, the “Company Parent Board Recommendation”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

Article I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“2021 TSA” shall mean that certain Amended and Restated Tax Sharing Agreement, effective April 28, 2021, by and among Company Parent and the parties listed on Attachment A incorporated therein.

“Accruing Dividends” shall have the meaning set forth in the Certificate of Designation.

“Acquisition Proposal” shall mean any inquiry, indication of interest, offer or proposal made or renewed by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Purchaser and Merger Sub) that would, if consummated, result in such Person or group, directly or indirectly, acquiring beneficial ownership of fifteen percent (15%) or more of the total voting power of any class of equity securities of Company Parent or any assets or businesses representing fifteen percent (15%) or more of the consolidated total assets, revenues or net income of Company Parent and its subsidiaries (including the Company), pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, reinsurance transaction, tender offer or exchange offer, or similar transaction, including any single or multi‑step transaction or series of related transactions, in each case, other than the transactions contemplated by this Agreement.

“Additional Leakage” shall have the meaning set forth in Section 3.05(a) hereof.

“Additional Leakage Notice” shall have the meaning set forth in Section 3.05(a) hereof.

“Additional Regulatory Approvals” shall have the meaning set forth in Section 8.01(d) hereof.

“Adverse Recommendation Change” shall mean to (a) withdraw or withhold (or amend, change, modify or qualify in a manner adverse to Purchaser) or publicly propose or announce any intention to withdraw or withhold (or amend, change, modify or qualify in a manner adverse to Purchaser) the Company Parent Board Recommendation, (b) fail to include the Company Parent Board Recommendation in the Proxy Statement, (c) fail to recommend against acceptance by stockholders of a tender or exchange offer related to an Acquisition Proposal in a Solicitation/Recommendation Statement on Schedule 14D‑9 on or prior to the earlier of (i) two (2) Business Days prior to the date the Company Parent Stockholder Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the second (2nd) Business Day prior to the date the Company Parent Stockholder Meeting is held, including adjournments) and (ii) ten (10) Business Days after commencement of such tender offer or exchange offer, (d) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal or Alternative Acquisition Agreement, (e) cause or permit the Company to enter into an Alternative Acquisition Agreement or (f) fail to publicly reaffirm the Company Parent Board Recommendation (or refer to the prior Company Parent Board Recommendation) following receipt by Company Parent of a publicly announced Acquisition Proposal that has not been publicly withdrawn on or prior to the earlier of (i) five (5) Business Days after Purchaser so requests in writing and (ii) two (2) Business Days prior to the date of the Company Parent Stockholder Meeting (or promptly after announcement or disclosure of such Acquisition Proposal if announced or disclosed on or after the second (2nd) Business Day prior to the date of the Company Parent Stockholder Meeting); provided, that Company Parent shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal change in any material respect and such change is publicly announced or disclosed, in which case Company Parent shall only be required to reaffirm once per such material change).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, that for purposes of this Agreement, the “Affiliates” of the Group Companies shall not include the portfolio companies of Affiliates of WP Investor and the Persons comprising the “Tiptree Capital” business of Company Parent as described in Company Parent’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2024 (other than for purposes of Section 4.25 (Affiliate Matters), Section 7.15 (Termination of Certain Arrangements), Section 7.05(a) and (b) (Access to Information), Section 7.17(b) (Debt Facilities), Section 10.02 (Effect of Termination; Termination Fees), Section 10.03 (Survival), Section 11.06 (Parties in Interest), Section 11.12 (Remedies), Section 11.13 (Non‑Recourse), Section 11.14 (Release of Claims), Section 11.15 (Waiver of Conflicts) and the definitions of Affiliate Agreement, Affiliate Transactions, Non‑Recourse Party and Related Party).

“Affiliate Agreement” shall have the meaning set forth in Section 4.11(l) hereof.

“Affiliate Transaction” shall have the meaning set forth in Section 4.25 hereof.

“Aggregate Closing Common Purchase Price” shall mean the Aggregate Closing Purchase Price (without reference to the proviso in such definition), plus the Aggregate Delayed Closing Consideration, if applicable, minus the Equity Award Closing Merger Consideration.

“Aggregate Closing Purchase Price” shall mean (a) one billion six hundred fifty million U.S. dollars ($1,650,000,000) minus (b) the amount of any Leakage (including any interest accrued thereon pursuant to Section 3.05), minus (c) the Series A Aggregate Liquidation Preference (provided, that if the holders of Series A Preferred Stock are entitled to receive the As‑Converted Amount then for the purposes of this definition, the Series A Aggregate Liquidation Preference shall be deemed to equal zero (0)), minus (d) the Leakage Reserve Holdback Amount.

“Aggregate Delayed Closing Consideration” means, in the event that the Closing Date occurs following the Profit Sharing Fee Start Date, an amount equal to (a) $1,650,000,000 multiplied by (b) the Profit Sharing Rate, divided by (c) three hundred sixty five (365), multiplied by (d) the aggregate number of days from and after the Profit Sharing Fee Start Date to and including the Closing Date (counting, for the avoidance of doubt, each such date and the Closing Date, as applicable, as one (1) full day).

“Aggregate Option Exercise Price” shall mean an amount equal to the aggregate exercise price of all Stock Options that are outstanding and vested as of immediately prior to the Effective Time.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Alternative Acquisition Agreement” shall mean a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, partnership agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 7.10(b)) relating to any Acquisition Proposal.

“Annual Financials” shall have the meaning set forth in Section 4.03(a) hereof.

“Anti‑Corruption Laws” shall mean applicable anti‑bribery and anti‑corruption Laws, including the U.S. Foreign Corrupt Practices Act (as amended) and the UK Bribery Act 2010.

“Antitrust Burdensome Condition” shall mean any restriction, condition, limitation or requirement imposed, including as a condition to receive Consent, by a Governmental Authority charged with enforcing, applying, administering or investigating, including receiving notices or providing Consents under, any antitrust Laws, that individually or together with all other such actions (taken or refrained from being taken), would or would reasonably be expected to result in:

(a) sale or other disposition of, or holding separate and agreement to sell or otherwise disposing of, assets, categories of assets or businesses of any Group Company or Purchaser or its Affiliates that are material to the Group Companies, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as applicable;

(b) termination of any existing relationship, contractual right or obligation of any Group Company or Purchaser or its Affiliates that is material to the Group Companies, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, as applicable;

(c) termination of any material venture or other arrangement;

(d) creation of any material relationship, contractual right or obligation of any Group Company or Purchaser or its Affiliates;

(e) effectuation of any other material change or restructuring of any Group Company or Purchaser or its Affiliates; or

(f) requirement to take any action or agree to any limitation that (i) materially and adversely affects any of Purchaser’s or a Group Company’s or any of their Affiliates’ existing or acquired businesses or (ii) would have a material and adverse effect on any material benefit Purchaser seeks to receive from the transactions contemplated by this Agreement.

“Applicable SAP” shall mean, with respect to any Insurance Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under the Insurance Law of such Insurance Subsidiary’s domiciliary jurisdiction.

“Appraisal Shares” shall have the meaning set forth in Section 2.03(h) hereof.

“As‑Converted Amount” shall have the meaning set forth in the definition of “Series A Liquidation Preference”.

“Assets” shall have the meaning set forth in Section 4.12 hereof.

“Audited Balance Sheet Date” shall have the meaning set forth in Section 4.03(a) hereof.

“Barclays” shall mean Barclays Capital Inc. and its Affiliates.

“Barclays Engagement Letter” shall mean the letter agreement, dated May 1, 2025, by and between the Company and Barclays, as further amended, supplemented or modified.

“BofA” shall mean BofA Securities, Inc. and its Affiliates.

“BofA Engagement Letter” shall mean the letter agreement, dated May 1, 2025, by and between the Company and BofA, as further amended, supplemented or modified.

“Books and Records” means all files, documents, instruments, papers, data, information, books, ledgers, reports, plans, records, manuals, instruments and other materials (in any form or medium) of, or maintained for, the applicable Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Group Companies and their businesses.

“Burdensome Condition” means an Antitrust Burdensome Condition, an Insurance Burdensome Condition or a Foreign Direct Investment Burdensome Condition, as applicable.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York, New York or the City of Seoul, Republic of Korea are authorized or obligated by Law or executive order to close.

“Certificate of Designation” shall mean that certain Certificate of Designation of Series A Preferred Stock of the Company, dated June 21, 2022.

“Certificate of Merger” shall have the meaning set forth in Section 3.02 hereof.

“Certificates” shall have the meaning set forth in Section 2.03(e) hereof.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean (a) the Company and Purchaser have received written notice from CFIUS that CFIUS has determined that the transactions contemplated by this Agreement are not “covered transactions” (within the meaning of the DPA) and are not subject to review under the DPA; (b) the Company and Purchaser have received written notice from CFIUS that it has concluded all action under the DPA with respect to the transactions contemplated by this Agreement and has determined that there are no unresolved national security concerns; or (c) CFIUS has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement pursuant to a CFIUS Declaration submitted by the parties hereto but has not requested the submission of a CFIUS Notice; or (d) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States requesting the President’s decision, then the President has (i) announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) not taken any action to suspend or prohibit the transactions contemplated by this Agreement after fifteen (15) days from the date of receipt of the CFIUS Report.

“CFIUS Declaration” means a declaration filing with respect to the transactions contemplated by this Agreement submitted to CFIUS by the parties hereto pursuant to 31 C.F.R. Part 800 Subpart D.

“CFIUS Notice” shall mean a joint voluntary notice with respect to the transactions contemplated by this Agreement submitted to CFIUS by the Company and Purchaser pursuant to 31 C.F.R. Part 800 Subpart E.

“CFIUS Report” shall have the meaning set forth in the definition of “CFIUS Approval.”

“Change of Control Waiver Fees and Expenses” means any fees and expenses required to be paid by Purchaser under Section 7.17(b).

“Change of Control Waiver Fees and Expenses Amount” means the aggregate amount of Change of Control Waiver Fees and Expenses.

“Closing” shall have the meaning set forth in Section 3.01 hereof.

“Closing Date” shall have the meaning set forth in Section 3.01 hereof.

“Closing Schedule” shall have the meaning set forth in Section 2.05(a) hereof.

“COC Amendments” shall have the meaning set forth in Section 7.17(a) hereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Board” shall have the meaning set forth in the recitals.

“Company Disclosure Schedule” shall mean the disclosure schedules, dated the date hereof, delivered by the Company to Purchaser on the date hereof.

“Company Equity Awards” shall mean, collectively, Stock Options, RSU Awards and Performance Awards.

“Company Equity Plan” shall mean The Fortegra Group, Inc. 2022 Equity Incentive Plan, as from time to time amended and in effect.

“Company Financial Statements” shall have the meaning set forth in Section 4.03(a) hereof.

“Company Information Systems and Data” shall have the meaning set forth in Section 4.16(i) hereof.

“Company Parent” shall have the meaning set forth in the preamble hereto.

“Company Parent Board” shall have the meaning set forth in the recitals hereof.

“Company Parent Board Recommendation” shall have the meaning set forth in the recitals hereof.

“Company Parent Released Parties” shall have the meaning set forth in Section 11.14(b).

“Company Parent Retained Matters” shall have the meaning set forth in Section 11.14(a).

“Company Parent Shares” shall mean the common stock, par value $0.001 per share, of Company Parent.

“Company Parent Stockholder Approval” shall have the meaning set forth in Section 5.02 hereof.

“Company Parent Stockholder Meeting” shall have the meaning set forth in Section 7.09 hereof.

“Company Parent Tax Contest” shall have the meaning set forth in Section 9.04 hereof.

“Company Parent Tax Group” means any consolidated, combined, unitary or any other similar Tax group that includes both (a) the Company or any of its Subsidiaries and (b) Company Parent or any of Company Parent’s Affiliates (other than the Company and its Subsidiaries).

“Company Parent Voting Agreement” shall have the meaning set forth in the recitals hereof.

“Company Related Parties” shall have the meaning set forth in Section 10.02(c)(vi) hereof.

“Company Reports” shall have the meaning set forth in Section 5.04 hereof.

“Company Required Governmental Consents” shall have the meaning set forth in Section 4.06(a) hereof.

“Company Shares” shall mean, collectively, the shares of Common Stock and Preferred Stock.

“Company Statutory Statements” shall have the meaning set forth in Section 4.03(c) hereof.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.02 hereof.

“Company Voting Agreement” shall have the meaning set forth in the Recitals.

“Condition Satisfaction” shall have the meaning set forth in Section 3.01 hereof.

“Confidential Information” means all information or compilations of information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which relate to the businesses of the Group Companies or the transactions contemplated hereby, including economic terms of the transactions contemplated hereby, all analyses, reports, forecasts, studies, actuarial studies, underwriting guidelines, pricing information for reinsurance or distribution arrangements, claims history, samples, financial information, growth projections, marketing plans, business plans or plans of operations, strategic plans, policyholder and customer lists, insurance product designs, research and development, insurance product specifications, patent development and application plans, proprietary software and methods of conducting business. Confidential Information will not, however, include any information that (a) was publicly known and made generally available in the public domain prior to the time of disclosure without the breach of any Persons of their obligations of confidentiality owed to the Purchaser, the Group Companies or their Affiliates or Representatives, (b) becomes publicly known and made generally available after disclosure by Purchaser or by the Company Parent as may be required by Law, rules and regulations of any national securities exchange or trading market or Governmental Authority, (c) is retained, in respect of Company Parent, as general knowledge and experience, in the unaided memory of Company Parent or its Representatives who have had access to Confidential Information, without the conscious use or disclosure of such information to the detriment of the Group Companies or benefit of any competitors of the Group Companies, or (d) is subsequently independently conceived by a party or any of its Representatives without use of or reference to Confidential Information as evidenced by such party or such Representative’s respective written records. A person’s memory will be considered to be unaided if the person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. Clause (c) hereof is intended only to alleviate the possibility of inadvertent breach of this Agreement as a result of routine, unaided memory retention without conscious use or disclosure of information that would, if not for such unaided retention, constitute Confidential Information to the detriment of the Group Companies or benefit of any competitors of the Group Companies, and does not allow a Person to use or disclose information known to such Person to be information that would otherwise constitute Confidential Information that is subject to this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of September 27, 2024, between Purchaser and the Company.

“Consents” shall have the meaning set forth in Section 4.06(a) hereof.

“Continuing Employee” shall have the meaning set forth in Section 7.08(a) hereof.

“Contract” shall mean, with respect to any Person, any contract, agreement, indenture, note, bond, deed, mortgage, loan, instrument, lease, license, commitment, undertaking, joint venture or any other agreement, commitment, arrangement or understanding, to which such Person is a party or by which such Person’s assets or properties are bound.

“Credit Agreements” means, collectively, the FFC Credit Agreement and the South Bay Credit Agreement.

“D&O Indemnified Person” shall have the meaning set forth in Section 7.07(a) hereof.

“D&O Insurance” shall have the meaning set forth in Section 7.07(a) hereof.

“Data Partners” shall have the meaning set forth in Section 4.16(g) hereof.

“Data Room” shall have the meaning set forth in Section 1.03(k) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Distribution Partners” means managing general agents, retail agents and other distributors of the Group Companies.

“DOJ” shall mean the U.S. Department of Justice.

“DPA” shall mean the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“Effective Time” shall have the meaning set forth in Section 3.02 hereof.

“Eligible Common Stockholder” shall have the meaning set forth in Section 2.02(b) hereof.

“Eligible Holder” shall mean, collectively, the Eligible Common Stockholders and the Eligible Preferred Stockholders.

“Eligible Preferred Stockholder” shall have the meaning set forth in Section 2.02(b) hereof.

“Employee” shall mean any current (and, if so specified, former) employee, officer or director of the Company or any Subsidiary.

“Environmental Claim” shall mean any Litigation, request for information or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean any Law relating to pollution, protection of the environment, human health or safety or Hazardous Materials.

“Equity Award Closing Merger Consideration” shall mean an amount equal to the sum of (a) the aggregate Option Closing Merger Consideration payable to all Optionholders pursuant to Section 2.04(c) and Section 3.04(b) hereof and (b) the aggregate Per Share Closing Merger Consideration payable to all Equity Award Holders (other than Optionholders) with respect to their RSU Awards pursuant to Section 2.04(b) and Section 3.04(b) hereof.

“Equity Award Holder” shall mean any Optionholder and any Person holding an outstanding RSU Award or a Performance Award immediately prior to the Effective Time.

“Equity Interests” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person and Stock Options, RSU Awards and, prior to the Effective Time, Performance Awards, and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, and, in the case of both (a) and (b), equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, whether or not having voting or similar rights, and securities convertible into or exercisable or exchangeable for or having value derived from equity interests of such Person).

“Equityholders” shall mean, collectively, the Eligible Holders and the Equity Award Holders.

“Equityholders’ Representatives” shall mean Company Parent and WP Investor, acting together.

“Equityholders’ Representative Expense Account” shall mean the account established by the Equityholders’ Representatives to hold the Equityholders’ Representative Expense Amount.

“Equityholders’ Representative Expense Amount” shall mean $500,000.

“Equityholders’ Representative Expense Shortfall Amount” shall have the meaning set forth in Section 11.19(c).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Company and its Subsidiaries, is or has been at any relevant time treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Excepted Related Parties” shall have the meaning set forth on Section 1.01(d) of Purchaser Disclosure Schedule.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive Employees” shall have the meaning set forth in Section 7.01(r).

“Family” of an individual means (a) such individual’s spouse and lineal descendants including those by adoption and (b) any other individual who resides with such individual.

“FFC” shall mean Fortegra Financial Corporation, a Delaware corporation and a Subsidiary of the Company.

“FFC Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of October 21, 2022, by and among the Company, FFC, the lenders from time to time party thereto, certain of FFC’s Subsidiaries, as guarantors or borrowers, as applicable, and Fifth Third Bank, N.A., as the administrative agent and issuing lender, as amended, restated, amended and restated, modified, waived or supplemented prior to the date hereof.

“FFC Junior Subordinated Indenture” shall mean that certain Amended and Restated Junior Subordinated Indenture, dated as of January 21, 2025, pursuant to which FFC issued 8.50% fixed rate resetting junior subordinated notes, due 2057, as amended, restated, amended and restated, modified, waived or supplemented prior to the date hereof.

“Foreign Direct Investment Authority” means the applicable Governmental Authority charged with enforcing, applying, administering or investigating, including receiving notices or providing Consents under, any Foreign Direct Investment Law, including CFIUS or any other applicable Governmental Authority of any other jurisdiction.

“Foreign Direct Investment Burdensome Condition” shall mean any restriction, condition, limitation or requirement imposed, including as a condition to receive Consent, by a Foreign Direct Investment Authority that after Closing would, or would reasonably be expected to:

(a) impose a material burden on Purchaser’s or its Affiliates’ freedom of action, control, management or access with respect to the Group Companies or their business; or

(b) have a material impact or effect on the business, results of operations or financial condition of Purchaser and its Affiliates; or

(c) have a material impact or effect on the anticipated operational or financial benefits to be derived by Purchaser from the transactions contemplated by this Agreement; or

(d) violate any Law applicable to Purchaser (including its Affiliates), the violation of which would have a material impact or effect on the business, results of operations or financial condition of Purchaser and its Affiliates; or

(e) with respect to the assets or businesses of Purchaser (other than any of the Group Companies), have a material adverse effect on Purchaser (other than any of the Group Companies).

“Foreign Direct Investment Laws” shall mean any applicable Laws regulating investments by foreign Persons, including in relation to the potential impact of such an investment on a nation’s security, critical infrastructure, technological leadership, supply chain resilience, cybersecurity and sensitive personal data.

“Fortress Credit Documents” means the “Credit Documents”, as such term is defined in that certain Credit Agreement, dated as of February 7, 2025, by and among Tiptree Holdings LLC, a Delaware limited liability company, Company Parent, the lenders from time to time party thereto and Fortress Credit Corp., as the administrative agent and collateral agent, as amended, restated, amended and restated, modified, waived or supplemented.

“Fraud” shall mean intentional fraud with respect to the representations and warranties contained in this Agreement or any other Transaction Document, including any certificate delivered pursuant hereto, to the extent such intentional fraud is based exclusively upon a knowing and intentional misrepresentation contained in one or more of the representations and warranties contained in Article IV, Article V or Article VI of this Agreement or any certificate delivered pursuant hereto or another Transaction Document that is made with the intent of inducing any other party to enter into this Agreement and upon which such other party has reasonably relied (and Fraud shall not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim, doctrine, or theory based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim).

“FTC” shall mean the U.S. Federal Trade Commission.

“Fully‑Diluted Basis” shall mean (a) all outstanding shares of Common Stock, excluding any Company Shares owned by Merger Sub, the Company or any of the Subsidiaries, and (b) all shares of Common Stock issuable upon or underlying the following immediately prior to Closing: (i) the exercise in full of all Stock Options, to the extent vested as of immediately prior to Closing, for cash; (ii) the exercise of Warrants on a cashless basis that shall be deemed to be exercised and cancelled immediately prior to the Effective Time but not any Warrants that shall be cancelled for no consideration as of the Effective Time, as set forth herein; (iii) the settlement in full of all outstanding RSU Awards; and (iv) if the holders of Series A Preferred Stock are entitled to receive the As‑Converted Amount, then the conversion in full of all shares of the Series A Preferred Stock, in each case, outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” shall mean the representations and warranties (a) of the Company set forth in: the first sentence of Section 4.01(a) and the first sentence of Section 4.01(b) (Organization and Qualification); Section 4.02 (Authority/Binding Effect); Section 4.05 (Ownership of Stock/Capitalization); Section 4.06(b)(i)(A) (No Violation of Organizational Documents); Section 4.17(h) (U.S. Real Property Holding Corporation); and Section 4.18 (Brokers), (b) of the Company Parent set forth in: the first sentence of Section 5.01 (Organization), Section 5.02 (Authority; Binding Effect); Section 5.03(b)(i) (No Violation of Organizational Documents); Section 5.07 (Title); and Section 5.08 (Brokers) and (c) of Purchaser and Merger Sub set forth in Section 6.01 (Organization); Section 6.02 (Authority; Binding Effect); Section 6.03(b)(i) (No Violation of Organizational Documents); and Section 6.09 (Brokers).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Generative AI” means an artificial intelligence system that generates text, images or other content in response user-generated prompts, based on data the system is trained on.

“Global Trade Laws” shall mean all Laws and Orders relating to (a) export, reexport, transfer and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the Uyghur Forced Labor Prevention Act and similar Laws of any other jurisdiction applicable to the Group Companies, and (b) economic or trade sanctions, restrictive measures, boycott or anti‑boycott or embargoes administered or enforced by the U.S. government (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council and the Governmental Authorities of any other jurisdiction applicable to the Group Companies.

“Governmental Authority” shall have the meaning set forth in Section 4.06(a) hereof.

“Group Companies” shall mean the Company and its Subsidiaries.

“Hazardous Materials” shall mean any material, element, compound, chemical, waste or other substance that is defined, listed, regulated or classified by a Governmental Authority, or for which liability or standards of conduct may be imposed, pursuant to any Environmental Law, including any “toxic substance”, “hazardous substance”, “hazardous waste”, “contaminant”, “pollutant” or “hazardous material” or words of similar meaning and regulatory effect.

“HSR Act” shall mean the U.S. Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

“Incidental License” shall mean any (a) nondisclosure agreement or Contract that has the primary purpose of permitting the use of Confidential Information, (b) Contract pursuant to which current or former employees or contractors of the Company or the Subsidiaries assign or license Intellectual Property rights to (or waive such rights for the benefit of) the Company or the Subsidiaries, (c) Contract under which Intellectual Property is licensed to a contractor or vendor of the Company or the Subsidiaries for the benefit of the Company or the Subsidiaries or that permits the contractor or vendor to identify the Company or the Subsidiaries as a customer of such contractor or vendor, (d) Contract by which the Company or the Subsidiaries grants an Intellectual Property license in the ordinary course of business or to a customer, (e) Contract containing a non‑exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, (f) non‑exclusive shrink wrap, click‑wrap or browse‑wrap Contract, (g) non‑exclusive license or terms of use that permits the use of unmodified generally available software, hardware, data or content, or (h) non‑exclusive licenses granted or implied by Law to end‑user customers for use of products or services.

“Indebtedness” of any Person at any date shall mean, without duplication: (a) all Obligations of such Person as of such date for borrowed money or trust preferred securities; (b) any other Obligations of such Person as of such date that are evidenced by a note, bond or debenture; (c) all outstanding reimbursement obligations in respect of drawn letters of credit, bank guarantees or bankers’ acceptances (but, for the avoidance of doubt, excluding any obligations in respect of undrawn letters of credit, bank guarantees or bankers’ acceptances); (d) all obligations of any Group Company under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement with respect to the deferred purchase price of property or services (other than customary trade payables or accruals in the ordinary course of business) or services to pay the deferred purchase price of property or services outside of the ordinary course of business, including, for the avoidance of doubt, the maximum amount of any earnout obligations of any Group Company; (e) all Liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations of such Person are required to be classified and accounted for under GAAP as a capital lease; (f) all Liabilities under any swap, future or option agreement or other similar instruments designed to protect the Group Companies against fluctuations in interest rates, foreign exchange or other capital market risks; (g) all obligations of a Person other than a Group Company that are secured by any Lien on any property or asset of a Group Company; (h) all obligations of such Person in respect of guaranties of obligations or liabilities of another Person; and (i) any accrued and unpaid interest, prepayment premiums or penalties or other costs, fees or expenses related to clauses (a) through (h) preceding. Notwithstanding the foregoing, to avoid double counting of the same dollar amount, any amount included in Transaction Expenses will not be included in Indebtedness. “Indebtedness” shall not include the following to the extent incurred in the ordinary course of business with Persons other than Related Parties who are not Excepted Related Parties and are not employees of the Group Companies (i) trade payables; (ii) employee profit sharing arrangements; (iii) indemnities in commercial contracts; (iv) software licenses; (v) any operating leases; (vi) deferred revenue and customer deposits; (vii) any intercompany liabilities or obligations between or among any of the members of the Group Companies; or (viii) Taxes.

“Information Systems” shall mean hardware, firmware, networks, platforms, servers, interfaces, applications, websites and other information technology systems.

“Insurance Burdensome Condition” shall mean any restriction, condition, limitation or requirement imposed, including as a condition to receive Consent, by an Insurance Regulator that individually or together with all other such actions (taken or refrained from being taken), would or would reasonably be expected to:

(a) result in a material and adverse impact on the aggregate net economic benefits reasonably expected to be derived by Purchaser and its Affiliates, taken as a whole, in connection with the transactions contemplated by this Agreement;

(b) result in the imposition of any arrangement involving the sale, disposition or separate holding of any material assets or businesses of the Company, Purchaser or any of their respective Affiliates;

(c) require any additional commitment to obtain a material amount of regulatory capital for contribution into the Company or any of its Subsidiaries or to provide a material amount of additional financial resources to the Company or any of its Subsidiaries (including by way of guarantee, indemnity, capital maintenance or keep well arrangement or any other commitment to provide further capital or funding in the future);

(d) require the implementation of any material change to the ownership or holding structure of the Company, or any of its Subsidiaries or Purchaser or any of its subsidiaries not contemplated as part of or as a result of the transactions contemplated hereby or effectuate any other material restructuring of any Group Company or Purchaser or its Affiliates; or

(e) require any amendment or modification to this Agreement that would be materially adverse to Purchaser and its Affiliates (including the Group Companies), taken as a whole, after the Closing, in each case as compared to this Agreement as it exists on the date hereof.

“Insurance Contract” shall mean any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, endorsements, riders and ancillary agreements in connection therewith that are issued by the Insurance Subsidiaries.

“Insurance Intermediary Subsidiary” shall have the meaning set forth in Section 4.21(a) hereof.

“Insurance Laws” shall mean all Laws applicable to the business of insurance or reinsurance or the regulation of insurance, reinsurance companies or insurance or reinsurance intermediaries, whether federal, national, provincial, state, local or multinational.

“Insurance Regulator” shall mean the applicable Governmental Authority with primary responsibility for regulating the business of insurance or reinsurance, or regulating insurance or reinsurance companies or insurance or reinsurance intermediaries, under Insurance Laws in a jurisdiction.

“Insurance Subsidiary” shall have the meaning set forth in Section 4.21(a) hereof.

“Intellectual Property” shall mean all rights, title and interest in and to intellectual property in any jurisdiction, including all: (a) patents and patent applications; (b) trademarks, service marks and trade names, together with all registrations and applications therefor; (c) copyrights and rights in works of authorship, together with all registrations and applications therefor; (d) internet domain name registrations and social media accounts and identifiers; and (e) trade secrets and confidential and proprietary information.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 4.03(a) hereof.

“Interim Date” means the Interim Balance Sheet Date.

“Interim Financials” shall have the meaning set forth in Section 4.03(a) hereof.

“Intervening Event” shall mean a material change, effect, event, circumstance, occurrence, development or other matter that was not known or reasonably foreseeable to the Company Parent Board or any committee thereof on the date hereof (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Parent Board or any committee thereof on the date hereof), which material change, effect, event, circumstance, occurrence, development or other matter, or any consequence thereof, becomes known to the Company Parent Board after the date hereof and prior to the date on which the Company Parent Stockholder Approval is obtained; provided, however, that in no event will any Acquisition Proposal constitute an Intervening Event.

“Investment Advisory Agreements” shall mean, collectively: (a) the Investment Advisory Agreement, effective as of May 3, 2021, and July 1, 2021, by and among The Fortegra Group, LLC, certain of its Subsidiaries and Tiptree Advisors, LLC (f/k/a Corvid Peak Capital Management, LLC); (b) the Investment Advisory Agreement, dated as of May 1, 2022, by and among Fortegra Europe Insurance Company Ltd and Tiptree Advisors, LLC (f/k/a Corvid Peak Capital Management, LLC); (c) the Investment Advisory Agreement, effective as of April 9, 2025, by and among Fortegra Europe Insurance Company SE and Tiptree Advisors, LLC; (d) the Investment Advisory Agreement, effective as of April 9, 2025, by and among Fortegra Insurance UK Company Limited and Tiptree Advisors, LLC; and (e) the Investment Advisory Agreement, effective as of April 9, 2025, by and among The Fortegra Group, Inc., Belgium Insurance Company SE and Tiptree Advisors, LLC.

“Investment Assets” shall mean any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership, limited liability company, or joint venture interests and all other equity interests, including equity interests in private equity and venture capital investment funds, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes.

“IRS” shall mean the United States Internal Revenue Service.

“KBW” means Keefe, Bruyette & Woods, Inc. and its Affiliates.

“KBW Engagement Letter” shall mean the letter agreement, dated December 2, 2024, by and between the Company and KBW, as further amended, supplemented or modified.

“Knowledge of Purchaser” or any other similar knowledge qualification means the actual knowledge, after due inquiry, of the individuals listed in Section 1.01(a) of Purchaser Disclosure Schedule.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification means the actual knowledge, after due inquiry, of the individuals listed in Schedule 1.01(b).

“Labor Agreement” shall have the meaning set forth in Section 4.14(c) hereof.

“Laws” shall mean any federal, state, county, city or other local or foreign law, including any statute, ordinance, rule, regulation, agency requirement, code, treaty, Order, judgment, decree, administrative order, common law, decree, administrative or judicial decision, law or other pronouncement having the effect of law, including any interpretive guidance by any Governmental Authority.

“Leakage” shall mean, without duplication, any of the following payments, liabilities or obligations that occur after the Lockbox Date and at or prior to the Closing, in each case, excluding Permitted Leakage:

(a) any Transaction Expenses of the Group Companies;

(b) any dividend or other distribution declared, paid or made by any of the Group Companies to a Related Party;

(c) any payments made by any of the Group Companies to a Related Party in respect of any Equity Interests or other securities of such Group Company being returned, redeemed, purchased or repaid, or any other return of capital, or any payments made by any of the Group Companies to a Related Party in respect of any Obligations for borrowed money;

(d) any gift or payment made to, Liability assumed or incurred or guarantee or indemnity provided to or for the benefit of a Related Party other than to an Excepted Related Party in the ordinary course;

(e) the monetary value of any Lien created over any asset of the Group Companies in favor of a Related Party;

(f) the monetary value of any sale of any securities of any of the Group Companies to a Related Party (other than in connection with a Plan);

(g) any amount waived by any of the Group Companies owed to such Group Company by a Related Party;

(h) the forgiveness, release or waiver of any right, debt or claim outstanding against a Related Party for no consideration or for consideration that does not represent fair market value (with the amount of Leakage arising under this clause (h) being equal to the amount by which the consideration paid for such forgiveness, release or waiver (if any) falls short of the fair market value attributable to such forgiveness, release or waiver);

(i) the amount of (i) any payment made by any of the Group Companies in excess of fair market value for any transfer by a Related Party of any asset to any of the Group Companies or (ii) the fair market value of any asset transferred by any of the Group Companies to a Related Party in excess of any payment made therefor;

(j) the amount of any loan by any of the Group Companies to a Related Party; and

(k) the amount of any reasonable and documented out-of-pocket third-party costs and expenses incurred by Purchaser or its Affiliates in recovering any Leakage; and

(l) any Tax paid, payable or incurred by the Group Companies as a consequence of the matters referred to in clauses (a) through (k) above.

“Leakage Delayed Consideration” shall have the meaning set forth in Section 3.05(b) hereof.

“Leakage Reserve Holdback Account” shall mean the account established by the Paying Agent to hold the Leakage Reserve Holdback Amount.

“Leakage Reserve Holdback Amount” shall mean an amount equal to $8,000,000.

“Leased Real Property” shall have the meaning set forth in Section 4.13(a) hereof.

“Letter of Transmittal” shall have the meaning set forth in Section 2.03(a) hereof.

“Liabilities” shall mean direct or indirect Indebtedness, liability, claim, loss, damage, cost, expense or other monetary responsibility, whether matured or unmatured or fixed or contingent.

“Liens” shall mean any lien (statutory or otherwise), encumbrance, pledge, restriction, charge, option, easement, security interest, mortgage or other encumbrance or charge of any kind or nature whatsoever, whether written or oral, secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non‑contingent, material or non‑material, known or unknown.

“Litigation” shall have the meaning set forth in Section 4.07 hereof.

“Lockbox Date” shall mean June 30, 2025.

“Lookback Date” shall mean January 1, 2023.

“Material Adverse Effect” shall mean any facts, events, changes, violations, inaccuracies, circumstances, occurrences, effects or developments that, individually or in the aggregate, (a) have had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of the Company or Company Parent to consummate the transactions contemplated hereby by the Termination Date (taking into account, if applicable, any extension thereof) in accordance with the terms of this Agreement, but shall exclude with respect to clause (a) of this definition, any such facts, events, changes, violations, inaccuracies, circumstances, occurrences, effects or developments to the extent resulting from (i) the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the announcement thereof, including the identity of Purchaser and its Affiliates, (ii) Purchaser’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of the Subsidiaries, (iii) changes in the general economic, financial, regulatory, legislative, political or geopolitical conditions, (iv)

changes in the general credit, debt, financial or capital markets, including changes in interest or exchange rates, in each case, in the United States or elsewhere in the world where the Group Companies operate, (v) changes or proposed changes in Laws, regulations or standards affecting the Company, GAAP, Applicable SAP or any underlying accounting principles or the interpretation or enforcement of any of the foregoing, (vi) any earthquakes, hurricanes, tsunamis, tornadoes, volcanoes, floods, mudslides, wildfires or other natural disasters, severe weather events or any other force majeure events or acts of God, (vii) changes in the Company’s and the Subsidiaries’ industries in the markets they operate in, or changes in the general business or economic conditions affecting such markets, (viii) any escalation of hostilities or war or act of foreign or domestic terrorism, including any cyber‑terrorism or cyber attack, (ix) any action required to be taken or omitted to be taken in accordance with the terms of this Agreement or by, or with the consent of, Purchaser, Merger Sub or any of their respective Affiliates prior to the Closing Date, (x) any failure, in and of itself, by Company Parent, the Company or any Subsidiary to meet internal or published expectations, budgets, projections, forecasts or estimates of the Company or any Subsidiary, (xi) any change in the market price or trading volume of the capital stock or other securities of Company Parent Shares (provided, however, that with respect to each of clauses (x) and (xi), any effect that caused or contributed to such failure, change or development shall not be excluded as a result of such clause, as applicable), (xii) any litigation, suit, action or proceeding in respect of (A) this Agreement or the transactions contemplated hereby or (B) the Proxy Statement (including any breach of duty or disclosure claims), (xiii) any change in the availability or cost of reinsurance in general or (xiv) epidemics, pandemics, plagues, other outbreaks of infectious disease, including, in each case, resulting quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, applicable Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing; except, in the cases of clauses (iii), (iv), (v), (vi), (vii), (viii), (xiii) or (xiv), to the extent such facts, events, changes, violations, inaccuracies, circumstances, occurrences, effects or developments disproportionately affect the Company or the Subsidiaries as compared to other Persons engaged in the same industry in which a Group Company operates.

“Material Contracts” shall have the meaning set forth in Section 4.11 hereof.

“Material Permit” shall have the meaning set forth in Section 4.08 hereof.

“Material Reinsurance Contract” shall mean (a) any quota share Reinsurance Contract with over $100,000,000 in gross written premium during the twelve (12)-month period ended June 30, 2025 and a quota share over 50%, (b) any excess of loss Reinsurance Contract with over $100,000,000 in excess of loss protection purchased or (c) any programmatic reinsurance arrangement that is directly associated with, or structured in connection with, the Top Distribution Partners.

“Merger” shall have the meaning set forth in Section 2.01 hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Merger Sub Common Stock” shall mean the common stock of Merger Sub.

“Merger Sub Joinder” shall have the meaning set forth in Section 7.12(b) hereof.

“Minority Investors” shall mean the Equityholders other than Company Parent and the WP Investor.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Non-Fortegra Consolidated Group Members” means any member of the Company Parent Tax Group (other than the Company and its Subsidiaries).

“Non‑Recourse Party” shall have the meaning set forth in Section 11.13 hereof.

“Notes Indentures” shall mean, collectively, the FFC Junior Subordinated Indenture and the TFG Junior Subordinated Indenture.

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding, make whole, premium and other liabilities payable under the documentation governing such Indebtedness or Laws in respect thereof.

“Option Closing Merger Consideration” shall mean, for each vested Stock Option, an amount equal to the product obtained by multiplying (a) the difference of (i) the Per Share Closing Merger Consideration minus (ii) the exercise price per share of such Stock Option by (b) the aggregate number of shares of Common Stock underlying such Stock Option.

“Optionholder” shall mean a Person holding an outstanding Stock Option immediately prior to the Effective Time.

“Orders” shall have the meaning set forth in Section 4.07 hereof.

“Organizational Documents” means, with respect to any Person, collectively, its organizational and formation documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, by-laws, operating agreement, certificate of limited partnership, shareholders agreement, partnership agreement, equityholders’ agreement or certificates of existence or any similar agreement.

“Other Change of Control Consent Fees Amount” shall mean fifty percent (50%) of any fees and expenses incurred under Section 7.03.

“Owned IP” shall mean the Intellectual Property rights owned or purported to be owned by the Company or the Subsidiaries.

“Owned Real Property” shall have the meaning set forth in Section 4.13(h).

“Paying Agent” shall have the meaning set forth in Section 2.03(a) hereof.

“Paying Agent Agreement” shall have the meaning set forth in Section 2.03(a) hereof.

“Payoff Amount” shall have the meaning set forth in Section 7.17(d).

“Payoff Letters” shall have the meaning set forth in Section 7.17(d).

“Per Share Equityholders’ Representative Expense Release Amount” shall mean an amount equal to the quotient obtained by dividing (a) the total amount of funds remaining in the Equityholders’ Representative Expense Account (reduced by any amount paid pursuant to Section 11.19(c)), by (b) the total number of outstanding shares of Common Stock owned by Persons who are not Equityholders’ Representatives and shares underlying vested Stock Options and RSU Awards held by the Equityholders immediately prior to the Effective Time.

“Per Share Equityholders’ Representative Expense Shortfall Amount” shall mean an amount equal to the quotient obtained by dividing (a) the Equityholders’ Representative Expense Shortfall Amount, by (b) the total number of outstanding shares of Common Stock and shares underlying vested Stock Options and RSU Awards held by the Equityholders immediately prior to the Effective Time.

“Per Share Closing Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the sum of (i) the Aggregate Closing Purchase Price plus (ii) the Aggregate Option Exercise Price plus (iii) the Aggregate Delayed Closing Consideration, if applicable, by (b) the total number of outstanding shares of Common Stock immediately prior to the Effective Time, as determined on a Fully‑Diluted Basis.

“Performance Award” shall mean a dollar‑denominated performance‑based award that represents the right to acquire shares of Common Stock granted under the Company Equity Plan and that is outstanding as of immediately prior to the Effective Time.

“Performance Award Agreement” shall mean each individual award agreement evidencing a grant of a Performance Award under the Company Equity Plan.

“Permits” shall have the meaning set forth in Section 4.08 hereof.

“Permitted Leakage” means the amount of any of the following payments or transactions made, or to be made, between a Group Company, on the one hand, and a Related Party, on the other hand (except to the extent constituting Transaction Expenses, which, for the avoidance of doubt, shall constitute Leakage instead of Permitted Leakage):

(a) payment of any amounts specifically reserved for in the Interim Financials, to the extent of the amounts so reserved for therein (up to such amounts);

(b) payment of any amounts pursuant to a written request by, or with the prior written consent of, Purchaser to pay such amount (including, for the avoidance of doubt, any Payoff Amount paid by the Group Companies prior to Closing at the written request of the Purchaser);

(c) payment of any amounts (i) in settlement of accounts to the extent by and between the Company and a wholly owned Subsidiary or between any such wholly owned Subsidiaries of the Company or (ii) for bona fide services rendered in the ordinary course pursuant to any Contract between a Group Company and a Related Party set forth in Schedule 1.01(c) in connection with the terminal settlement of intercompany obligations;

(d) payments of (i) bonuses or benefits to directors, managers, officers, employees or consultants of the Group Companies (including annual bonuses) made in the ordinary course of business and not arising in connection with the transactions contemplated hereby or (ii) compensation (A) in respect of Company Equity Awards (1) outstanding on the date of this Agreement or (2) issued to directors, managers, officers, employees or consultants in the ordinary course of business to the extent set forth in Schedule 7.01(b) or (B) pursuant to contractual obligations existing on the date of this Agreement as set forth in Section 4.05 of the Company Disclosure Schedule (in the case of each of clauses (A) through (B), including any employer taxes associated with that amount and any Equity Interests withheld in the satisfaction of taxes or the exercise price of any Equity Awards);

(e) any reimbursement for premiums related to a Group Company, and any related cost, paid to a third-party insurer in connection with the coverage of any of the Group Companies under any insurance policy of the Company Parent and its Affiliates provided in the ordinary course of business consistent with the allocation methodology reflected in the Company Financial Statements;

(f) any reimbursement for any audit-related expense incurred by the Company Parent that is allocated to the Group Companies in the ordinary course of business consistent with the allocation methodology reflected in the Company Financial Statements;

(g) any distribution of cash (i) to pay any dividend by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company or (ii) to the extent of Accruing Dividends, as defined in and pursuant to the Certificate of Designation, on the Preferred Stock, that accrue or have accrued pursuant to their terms beginning on the Lockbox Date, to the holder of such Preferred Stock, in each case, in the ordinary course of business;

(h) payments made to, Liability assumed or incurred or guarantee or indemnity provided by or for the benefit of a Related Party, in each case, (i) pursuant to a Plan or in connection with employment or compensation agreements with a Related Party employed by a Group Company, (ii) in exchange for services on arms’ length terms in the ordinary course of business performed by (A) a portfolio company of the WP Investor pursuant to and in accordance with the terms of a Contract between a Group Company and such portfolio or (B) another Related Party in the ordinary course of business and pursuant to a Contract set forth in Schedule 1.01(h) or (iii) pursuant to an arrangement entered into after the date of this Agreement with the prior consent of Purchaser;

(i) any payment, liability, obligation or reimbursement as required under the 2021 TSA and under the Investment Advisory Agreements; and

(j) any Tax paid, payable or incurred by the Group Companies as a consequence of the matters referred to in (a) to (h) above.

“Permitted Liens” shall mean the following Liens: (a) Liens for Taxes or other governmental assessments, charges or levies (i) that are not yet due or payable or (ii) that are contested in good faith and for which adequate reserves have been established in accordance with GAAP (to the extent required to be so reflected under GAAP); (b) statutory Liens of landlords, lessors or renters for amounts not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP (to the extent required to be so reflected under GAAP); (c) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen and other similar Liens arising or occurring under applicable Law in the ordinary course of business (i) for amounts not yet due or payable or (ii) for amounts that being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (e) Liens released at or prior to Closing; (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (g) Liens other than for securing indebtedness for borrowed money and which do not materially detract from the value of or materially impair the existing use of property subject to such Lien; (h) granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) deposit liabilities, (D) statutory deposits, and (E) ordinary-course securities lending and short-sale transactions, and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, and (i) Liens securing obligations arising under the Credit Agreements and, solely to the extent discharged at Closing, Liens securing obligations under the Fortress Credit Documents.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Data” shall mean information that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, contact, locate or authenticate an individual, device or household, or that constitutes “personal information”, “personal data”, “nonpublic personal information” and similar terms under Privacy Laws.

“Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not such benefit plan is subject to ERISA) and each other bonus, equity or other equity‑based incentive, retention, employment, individual consulting, deferred compensation, disability, medical, post‑termination or retiree medical, dental, life insurance or other welfare benefit, sick leave, vacation or other paid time off, perquisites, fringe benefits, retirement or post‑retirement, pension, termination, severance, change in control or other benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, which is maintained, contributed to, required to be contributed to or sponsored by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has or may have any liability in each case, other than a plan, program, policy, contract, agreement or arrangement maintained or required to be maintained by a Governmental Authority and a plan, program, policy, contract, agreement or arrangement sponsored or maintained by a professional employer or similar organization.

“Pre‑Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Present Fair Salable Value” shall have the meaning set forth in Section 6.07 hereof.

“Pre‑Termination Material Breach” shall have the meaning set forth in Section 10.02(a) hereof.

“Privacy Laws” means all applicable Laws, binding regulatory guidelines and binding industry standards relating to the privacy, security or processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, consumer protection, the processing and security of payment card information, wiretapping, the interception of electronic communications, international transfer of Personal Data, the tracking or monitoring of online activity, data or web scraping, advertising or marketing and email, text message or telephone communications.

“Privacy Obligations” shall mean Privacy Laws, published policies and contractual obligations related to privacy, security or the processing of Personal Data, as and to the extent applicable to the operation of the business of the Company.

“Pro Rata Percentage” shall mean, with respect to each Equityholder, a percentage equal to (a) (i) for purposes other than determining each Minority Investor’s pro rata portion of the Equityholders’ Representative Expense Amount, the aggregate amount of cash proceeds distributed (or distributable) to such Equityholder in respect of the Company Shares and Company Equity Awards, other than the Performance Awards, held by such Equityholder on a Fully‑Diluted Basis in connection with the transactions contemplated hereby divided by (ii) the aggregate amount of all cash proceeds distributed (or distributable) to the Equityholders in respect of the Company Shares and Company Equity Awards, other than the Performance Awards, held by such Equityholders on a Fully‑Diluted Basis in the aggregate; and (b) as to each Minority Investor’s pro rata portion of the Equityholders’ Representative Expense Amount, the amount set forth in the Closing Schedule in respect of each class of Equity Interest held by such Minority Investor. The aggregate Pro Rata Percentages of all Equityholders, which shall be set forth in the Closing Schedule, shall at all times equal one hundred percent (100%).

“Producers” shall mean the agents, general agents, sub‑agents, brokers, wholesale brokers, independent contractors, consultants, affinity groups, insurance solicitors, producers or other Persons who sell the Insurance Contracts.

“Profit Sharing Fee Start Date” shall mean June 1, 2026.

“Profit Sharing Rate” shall mean ten percent (10%) per annum.

“Proxy Statement” shall have the meaning set forth in Section 5.05 hereof.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Disclosure Schedule” shall mean the disclosure schedules delivered by Purchaser to the Company on the date hereof.

“Purchaser Material Adverse Effect” shall have the meaning set forth in Section 6.01 hereof.

“Purchaser Plans” shall have the meaning set forth in Section 7.08(c) hereof.

“Purchaser Related Parties” shall have the meaning set forth in Section 10.02(c)(vi) hereof.

“Purchaser Released Parties” shall have the meaning set forth in Section 11.14 hereof.

“Purchaser Required Governmental Consents” shall have the meaning set forth in Section 6.03(a) hereof.

“Purchaser Retained Matters” shall have the meaning set forth in Section 11.14(b).

“Real Property Leases” shall have the meaning set forth in Section 4.13(a) hereof.

“Registered IP” shall have the meaning set forth in Section 4.16(a) hereof.

“Reinsurance Contracts” shall mean any reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement to which any Insurance Subsidiary is a party and with respect to which there is any liability thereunder (whether as cedant, reinsurer, or retrocessionaire thereunder).

“Related Party” shall mean (a) each Person that holds Equity Interests in a Group Company and any Affiliate of such holder of Equity Interests in a Group Company, (b) each Person that serves as a director, officer, manager, partner, executor or trustee (or in a similar capacity) of Company Parent or its subsidiaries, including the Group Companies, or of any Person that holds Equity Interests of the Company or any Affiliate of a Person that holds Equity Interest in a Group Company, and (c) with respect to an individual described in clause (a) or clause (b) preceding, each Family member of such Person; provided no Group Company shall be deemed to be a Related Party of the other Group Companies.

“Release Documentation” shall have the meaning set forth in Section 7.17(d).

“Relevant Consolidated Return Period” shall have the meaning set forth in Section 9.04 hereof.

“Relevant Consolidated Return Tax Contest” shall have the meaning set forth in Section 9.04 hereof.

“Representative” shall mean, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Governmental Consents” shall mean, collectively, the Company Required Governmental Consents, the Purchaser Required Governmental Consents and any Additional Required Regulatory Approvals.

“Reserves” shall mean the reserves, funds or provisions of any Insurance Subsidiary for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, allocated and unallocated loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of an Insurance Contract.

“Restrictive Covenant Agreement” shall have the meaning set forth in the Recitals hereof.

“RSU Award” shall mean a restricted stock unit award granted under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time.

“RWI Policy” shall mean that certain representation and warranty insurance policy currently contemplated to be issued by Ryan Transactional Risk, as managing general underwriter for Arch Specialty Insurance Company, Zurich, Nationwide, Convex Insurance UK Limited, QBE UK Limited and certain Lloyd’s of London syndicates, and bound as of the date of this Agreement (including any policies issued as specifically excess thereto, if any).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Request” shall have the meaning set forth in Section 7.04(c) hereof.

“Section 262” shall have the meaning set forth in Section 2.03(h) hereof.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Series A Aggregate Liquidation Preference” shall mean the amount equal to the product of (a) the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series A Preferred Stock held by the Company or the Subsidiaries), if any, multiplied by the Series A Liquidation Preference.

“Series A Liquidation Preference” shall mean an amount per share of Series A Preferred Stock equal to the greater of (a) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, and (b) the amount of the Aggregate Closing Purchase Price that a holder of such share of Series A Preferred Stock would have been entitled to receive if such share of Series A Preferred Stock were converted into Common Stock immediately prior to the Effective Time (the amount described in this clause (b), the “As‑Converted Amount”).

“Series A Original Issue Price” shall mean $15.00 per share of Series A Preferred Stock (subject to appropriate adjustment in the event of any share dividend, share split, share combination or other similar recapitalization with respect to the Series A Preferred Stock, if applicable).

“Series A Preferred Stock” shall mean the series of Preferred Stock, par value $0.01 per share, designated as Series A Preferred Stock under the Certificate of Designation.

“Solvency” shall have the meaning set forth in Section 6.07 hereof.

“Solvent” shall have the meaning set forth in Section 6.07 hereof.

“South Bay Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of October 6, 2023, by and among South Bay Acceptance Corporation, a California corporation, and South Bay Funding LLC, a Delaware limited liability company, each a Subsidiary of the Company, the lenders from time to time party thereto and Fifth Third Bank, N.A., as the administrative agent, as amended, restated, amended and restated, modified, waived or supplemented prior to the date hereof.

“Specified Eligible Common Stockholders” shall mean all Eligible Common Stockholders other than Company Parent and WP Investor.

“Specified Reinsurance Contract Event” shall have the meaning set forth in Section 4.23 hereof.

“Stock Option” shall mean an option (or a portion thereof) to acquire shares of Common Stock granted under the Company Equity Plan that is outstanding as of immediately prior to the Effective Time.

“Stockholder Transmittal Materials” shall have the meaning set forth in Section 2.03(b) hereof.

“Stockholder Vote Failure Fee” shall have the meaning set forth in Section 10.02(c)(iv) hereof.

“Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement, dated June 21, 2022, by and among the Company and the investors identified therein.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean any entity in which a majority of the outstanding capital stock, voting power or other equity interests is owned by the Company or another Subsidiary of the Company.

“Subsidiary Shares” shall mean the shares of capital stock, limited liability company interests or partnership interests of the Company’s Subsidiaries that are owned, directly or indirectly, by the Company.

“Superior Proposal” shall mean a bona fide, written Acquisition Proposal (except the references in the definition thereof to “fifteen percent (15%)” will be replaced by “fifty percent (50%)”) that did not result from a material breach of Section 7.10(b) and the Company Parent Board has determined, in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal, is (a) reasonably likely to be consummated on the terms proposed and (b) more favorable, taken as a whole, to the Company Parent stockholders than the transactions contemplated by this Agreement, in each case taking into account at the time of determination all circumstances deemed relevant in good faith by the Company Parent Board, including, if determined relevant in good faith by the Company Parent Board, the various legal, financial and regulatory aspects of such Acquisition Proposal and any changes to the terms of this Agreement Purchaser has committed to make in response to such Acquisition Proposal in accordance with Section 7.10(e).

“Surviving Corporation” shall have the meaning set forth in Section 2.01 hereof.

“Surviving Corporation Common Shares” shall mean the shares of common stock, $0.0001 par value per share, of the Surviving Corporation.

“Tax” shall mean all federal, state, local or non-U.S. income, gross receipts, excise, property, sales, gain, use, license, premium, capital stock, transfer, franchise, payroll, withholding, social security, value added, alternative or add‑on minimum or estimated tax or other tax of any kind whatsoever imposed by a Governmental Authority, including any interest, penalties or additions thereto.

“Tax Authority” shall mean any agency or political subdivision of any foreign, federal, state, local or municipal Governmental Authority with the authority to impose any Tax (foreign or domestic).

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment.

“Termination Date” shall have the meaning set forth in Section 10.01(b) hereof.

“Termination Fee” shall mean $49,500,000.

“TFG Junior Subordinated Indenture” shall mean that certain Junior Subordinated Indenture, dated as of November 7, 2024, pursuant to which the Company issued notes accruing interest at nine and one quarter percent (9.25%), with such notes due in November 2064, as amended, restated, amended and restated, modified, amended, waived or supplemented prior to the date hereof.

“Top Distribution Partners” shall have the meaning set forth in Section 4.26 hereof.

“Top Suppliers” shall have the meaning set forth in Section 4.26 hereof.

“Transaction Documents” shall mean this Agreement, the Paying Agent Agreement, the Restrictive Covenant Agreements, the Voting Agreements, the Letters of Transmittal, and each other document, agreement, schedule, exhibit, certificate or instrument delivered pursuant to this

Agreement except for the Organizational Documents and Contracts providing for the engagement of employment or consulting services of and to the Group Companies following the Closing.

“Transaction Expenses” shall mean (without duplication): (a) all Liabilities, fees and expenses paid or payable by any Group Company directly in connection with the direct or indirect change of ownership of (i) the Group Companies, (ii) the business of the Group Companies or (iii) any material portion thereof, in each case, directly in connection with the transactions contemplated by this Agreement, including any such Liabilities, fees and expenses incurred in connection with the marketing process managed by Barclays and BofA, including the preparation of marketing materials, management presentations, evaluating indications of interest of Purchaser and other bidders, sell‑side diligence and interactions and negotiations with other interested parties and the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and other documents contemplated hereby and the consummation of the transactions contemplated hereby, including by the following financial advisors and legal counsel: BofA, Barclays, Ropes & Gray LLP and Sidley Austin LLP but excluding (w) KBW for aggregate payments of less than or equal to $500,000, (x) the Change of Control Waiver Fees and Expenses, (y) any other Liabilities, fees or expenses borne by Purchaser pursuant to the terms of this Agreement and (z) any Payoff Amount; (b) the employer portion of any employment, payroll or similar Taxes attributable to payment of Equity Award Closing Merger Consideration to Equity Award Holders; (c) any amounts due and payable by a Group Company to any present or former service provider for any change in control, retention or similar transaction payments or bonuses, severance, termination or other similar arrangement or payment triggered solely as a result of the consummation of the transactions contemplated hereby (including any termination of employment, other than a termination of employment initiated by Purchaser or any of its Affiliates (including the Surviving Corporation) after the Closing), including, for the avoidance of doubt, the Transaction Bonuses and payments made pursuant to the Retention Program, in each case, that are contemplated by Section 7.01(r) in paragraphs 2 and 4, respectively, of the Company Disclosure Schedules, together with the employer portion of any employment, payroll or similar Taxes attributable to such amounts; (d) the Other Change of Control Consent Fees Amount; (e) fifty percent (50%) of any premiums, fees and expenses to procure the D&O Insurance referenced in Section 7.07(b); (f) fifty percent (50%) of all Transfer Taxes; and (g) fifty percent (50%) of all antitrust, competition and foreign direct investment filing fees, including the HSR and CFIUS filing fees. For the avoidance of doubt, Transaction Expenses does not include (i) issuances and payments in respect of Equity Interests to directors, managers, officers, employees or consultants of the Company or any of its Subsidiaries or (ii) any increase the salary, wages, bonuses or other compensation or benefits payable to any current or former director, officer, employee or consultants of the Company or any of its Subsidiaries, in each case in the ordinary course.

“Transaction Litigation” shall have the meaning set forth in Section 7.13 hereof.

“Transfer Taxes” shall have the meaning set forth in Section 9.01 hereof.

“TUPE” means the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as amended.

“Union” shall mean any labor union, works council, trade union or other employee representative body.

“Voting Agreements” means the Company Voting Agreements and the Company Parent Voting Agreements.

“Warrants” shall have the meaning set forth in Section 4.05(a) hereof.

“WP Investor” shall mean WP Falcon Aggregator, L.P.

Section 1.02 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.03 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context otherwise requires.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The term “dollars” and character “$” shall mean United States dollars.

(d) The term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings, and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(e) The term “or” is not exclusive unless the context otherwise requires.

(f) The terms “party,” “parties,” “parties hereto,” “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Purchaser, Merger Sub, Company Parent and/or the Company, as applicable, unless the context expressly otherwise requires.

(g) The word “will” shall be construed to have the same meaning as the word “shall”.

(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if.”

(i) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and the Subsidiaries, taken as a whole, consistent with the past practice.

(k) All documents and other information “made available,” “provided,” “furnished” and similar phrases shall mean only such documents or other information uploaded to the electronic data room hosted by Firmex Inc. (the “Data Room”) accessible by Purchaser and its representatives for “Project Eagle,” prior to 12:00 p.m., Eastern Standard Time (EST), two (2) Business Days prior to the date of this Agreement.

Section 1.04 Interpretive Matters.

(a) The Exhibits and schedules to this Agreement (including the Company Disclosure Schedule and Purchaser Disclosure Schedule) are hereby incorporated and made a part hereof and are an integral part of this Agreement. Items in the Company Disclosure Schedule shall not be deemed to be an acknowledgement or representation to any third party not a party hereto that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Company Disclosure Schedule or Purchaser Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross‑referenced, and also in all other sections of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, respectively, to which such matter’s application or relevance is reasonably apparent on its face. Any capitalized terms used in the Company Disclosure Schedule or Purchaser Disclosure Schedule or any Exhibit, but not otherwise defined therein, shall be defined as set forth in this Agreement.

(b) Any reference in this Agreement to gender shall include all genders and the neuter.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) For all actions or measurements contemplated by this Agreement to take place or be measured as of “immediately prior to the Effective Time” or “immediately prior to the Closing,” (i) any Company Equity Awards that vest immediately prior to the consummation of the transactions contemplated hereby (after giving effect to any accelerated vesting or performance targets achieved in connection with such transactions) shall be deemed vested as of such time and (ii) any Warrants that are deemed exercised immediately prior to the consummation of the transactions contemplated by this Agreement in accordance with their terms shall be considered to have been exercised and cancelled and forfeited as of such time (and any Warrants that are not deemed exercised shall be cancelled and forfeited as of such time).

Article II

THE MERGER

Section 2.01 Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL. The certificate of incorporation and the by‑laws of the Company, as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated in their entirety in the form of the certificate of incorporation and the by‑laws attached hereto as Exhibit C and Exhibit D, respectively, and as so amended shall be the certificate of incorporation and the by‑laws of the Surviving Corporation, until amended in accordance with applicable Law. Each of the directors of Merger Sub immediately prior to the Effective Time shall be a director of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by‑laws.

Section 2.02 Conversion of Shares.

(a) At the Effective Time, all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Purchaser, be converted into and thereafter evidence in the aggregate one thousand (1,000) Surviving Corporation Common Shares. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.02(a), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares and shares of Common Stock held by the Company, any of its Subsidiaries or Merger Sub, if any, which in each case shall be cancelled) (each holder of such share of Common Stock, together with each holder of Warrants that are exercised on a cashless basis in accordance with Section 2.03(i), an “Eligible Common Stockholder”) shall be converted into and thereafter evidence the right to receive, without interest, an amount in cash equal to (A) the Per Share Closing Merger Consideration plus (B) the applicable Pro Rata Percentage of the Leakage Delayed Consideration (if any), which in the case of a holder of Common Stock that is a Minority Investor, shall be reduced by such holder’s Pro Rata Percentage of the Equityholders’ Representative Expense Amount; and

(ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (each holder of such share of Series A Preferred Stock, an “Eligible Preferred Stockholder”) shall be converted into and thereafter evidence the right to receive in cash the Series A Liquidation Preference.

(c) Each Company Share issued and outstanding immediately prior to the Effective Time, when converted or cancelled in accordance with Section 2.02(b), shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.

(d) At the Effective Time, each Company Share that is owned by the Company or any of the Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.03 Paying Agent; Treatment of Company Shares; Closing Payments; Treatment of Warrants.

(a) As promptly as practicable after the date hereof but in any event no later than thirty (30) Business Days after the date hereof, Purchaser shall appoint SRS Acquiom (or its applicable Affiliate) as paying agent, or if SRS Acquiom (or its applicable Affiliate) is unwilling or unable to accept such appointment (including because it is unable to make payments within the timing called for in this Agreement), such paying agent that is mutually acceptable to the Company and Purchaser, each acting reasonably (the “Paying Agent”) and enter into a paying agent agreement (the “Paying Agent Agreement”), for the purpose of making payments related to the transactions contemplated hereby, including payments to the Eligible Holders pursuant to this Article II.

(b) As soon as reasonably practicable after the engagement of the Paying Agent, Purchaser shall cause the Paying Agent to cooperate with the Company to mail, email or cause to be mailed, emailed or otherwise delivered to each Eligible Holder a letter of transmittal in the form attached hereto as Exhibit A (the “Letter of Transmittal”), together with any applicable Tax forms that Purchaser or the Paying Agent may reasonably require in connection therewith and the materials and information referenced therein as being required to be returned by an Eligible Holder to the Paying Agent (the “Stockholder Transmittal Materials”), and instructions specifying the manner in which each such holder should complete the same and surrender the Company Shares for payment. The Paying Agent Agreement may only be amended with the prior written consent of the Company.

(c) At or prior to the Closing, Purchaser shall deposit, or cause to be deposited, with the Paying Agent the amounts set forth in Section 3.04.

(d) Each Eligible Holder shall deliver to the Paying Agent on behalf of Purchaser, properly completed and duly executed and submitted Stockholder Transmittal Materials, and surrender the Company Shares in accordance with the directions for doing so contained in the Letter of Transmittal in exchange for the right to receive such Eligible Holder’s portion of the aggregate Per Share Closing Merger Consideration (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Shares) and the Series A Liquidation Preference, as applicable, as provided in Section 2.02(b) and Section 2.03(c).

(e) With respect to each Eligible Holder that has properly completed and duly executed and delivered to the Company at least two (2) Business Days prior to the Closing Date the Stockholder Transmittal Materials, including, if the Company Shares are certificated, a certificate representing the Company Shares (the “Certificates”), Purchaser shall cause the Paying Agent to pay to such Eligible Holder, in immediately available funds, the portion of the Aggregate Closing Common Purchase Price (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such

Company Shares) and the Series A Aggregate Liquidation Preference, as applicable, that such Eligible Holder is entitled to receive under this Agreement, pursuant to the payment instructions provided by such Eligible Holder in such Eligible Holder’s Letter of Transmittal, which payment will be made as of the Closing.

(f) With respect to each Eligible Holder that has properly completed and duly executed and delivered to the Paying Agent after the second (2nd) Business Day prior to the Closing the Stockholder Transmittal Materials, Purchaser shall cause the Paying Agent to pay, to such Eligible Holder, in immediately available funds, the portion of the Aggregate Closing Common Purchase Price (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Shares) and the Series A Aggregate Liquidation Preference pursuant to the payment instructions provided by such Eligible Holder in such Eligible Holder’s Letter of Transmittal, which payment will be made as promptly as practicable and in no event later than two (2) Business Days after the Paying Agent’s receipt of the Letter of Transmittal.

(g) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made with respect to such shares to such a transferee if satisfactory evidence of the ownership of such Company Shares is presented to Purchaser, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes required to be paid by reason thereof have been paid.

(h) Notwithstanding anything to the contrary contained herein or otherwise, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Per Share Closing Merger Consideration and Pro Rata Percentage of the Leakage Delayed Consideration (if any) as provided in Section 2.02(b) and Section 2.03(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Closing Merger Consideration and Pro Rata Percentage of the Leakage Delayed Consideration (if any) as provided in Section 2.02(b) and Section 2.03(c), without interest. The Company shall serve prompt notice to Purchaser of any demands for appraisal of any shares of Common Stock, and Purchaser shall have the right to direct and control all negotiations and proceedings with respect to such demands; provided that all fees and expenses incurred in connection therewith shall be borne by Purchaser. Prior to the Effective Time, without the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her Company Shares or to receive dividends and other distributions with respect to his or her Company Shares (except dividends and other distributions payable to stockholders of record at a date that is prior to the Effective Time).

(i) Warrants shall either be exercised on a cashless basis automatically immediately prior to the Effective Time pursuant to their terms or cancelled at the Effective Time or cancelled at the Effective Time for no consideration, whether or not such cancellation happens pursuant to their terms.

Section 2.04 Treatment of Company Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt resolutions or take such other actions as may be required to cause each Company Equity Award, other than the Performance Awards, that is outstanding and unvested immediately prior to the Effective Time, whether or not then subject to any performance or other condition, to accelerate and vest at the Effective Time, with the performance conditions applicable to the Stock Options deemed achieved as determined by the Company.

(b) At the Effective Time, each vested RSU Award shall, by virtue of the Merger, be cancelled, and in full consideration of such cancellation, shall be converted into and thereafter evidence the right to receive, without interest and less applicable Tax withholding pursuant to Section 2.05(g), an amount in cash equal to (i) (A) the Per Share Closing Merger Consideration multiplied by (B) the number of Company Shares subject to such vested RSU Award plus (ii) the Leakage Delayed Consideration attributable to such Company Shares (if any), and (iii) minus, in the case of each of the Minority Investors, such holder’s Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Shares.

(c) For the avoidance of doubt, from and after the Effective Time, each Performance Award that is outstanding immediately prior to the Effective Time pursuant to its terms, shall continue in effect in accordance with its existing terms and conditions (except as expressly provided herein), subject to any adjustments necessary to preserve the value of such Performance Award, as measured immediately prior to the Effective Time, with the corresponding value as measured immediately following the Effective Time, as reasonably agreed to by the parties and approved by the Company Board prior to, but contingent upon, the Effective Time; provided, however, that following vesting of any Performance Award in accordance with the terms and conditions set forth in the underlying Performance Award Agreement, each Performance Award shall be settled solely in cash from an after the Effective Time. Prior to, but contingent upon, the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plan) shall adopt resolutions or take such other actions as may be required to provide solely for cash settlement of Performance Awards that are outstanding immediately prior to the Effective Time pursuant to their terms, from and after the Effective Time.

(d) At the Effective Time, each such vested Stock Option shall, by virtue of the Merger, be cancelled, and in full consideration of such cancellation, shall be converted into and thereafter evidence the right to receive, without interest and less applicable Tax withholding pursuant to Section 2.05(g), the Option Closing Merger Consideration and the Leakage Delayed Consideration attributable to such Stock Option (if any), minus, in the case of each of the Minority Investors, such holder’s Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such vested Stock Option.

(e) Each Company Equity Award, other than the Performance Awards, when converted in accordance with this Section 2.04, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist. As promptly as reasonably practicable following the Effective Time, Purchaser shall pay or cause to be paid, or, to the extent the Surviving Corporation has sufficient immediately available funds at such time, cause the Surviving Corporation to pay or cause to be paid, to each applicable Equity Award Holder through the payroll system of the Surviving Corporation or applicable Subsidiary thereof (other than with respect to Stock Options granted in respect of non‑employee services, which need not be paid through such payroll system), an aggregate amount in cash equal to the Option Closing Merger Consideration or Per Share Closing Merger Consideration, as applicable, that such Equity Award Holder is entitled to receive under this Agreement (which shall be reduced by the Equity Award Holder’s Pro Rata Percentage of the Equityholders’ Representative Expense Amount attributable to such Stock Options and such Company Shares, as applicable).

Section 2.05 Certain Actions in Connection with the Merger.

(a) Eligible Holder Contact Details. Not less than thirty (30) Business Days after the date hereof, the Company shall provide Purchaser with the names, addresses and (to the extent available) email addresses of each Eligible Holder, the number of Company Shares held by each such Eligible Holder and any other details required by the Paying Agent in connection with the delivery of Letters of Transmittal to the Eligible Holders pursuant to Section 2.03(b);

(b) Closing Schedule. Not less than five (5) Business Days prior to Closing, the Company shall provide Purchaser with a schedule in writing (the “Closing Schedule”) setting forth the following:

(i) A calculation of the following (including all components thereof):

(A) Change of Control Waiver Fees and Expenses Amount (together with the applicable payee(s) and account details);

(B) Other Change of Control Consent Fees Amount (together with the applicable payee(s) and account details);

(C) the amount of Leakage;

(D) Aggregate Closing Purchase Price;

(E) Aggregate Closing Common Purchase Price;

(F) Aggregate Option Exercise Price;

(G) Option Closing Merger Consideration;

(H) Per Share Closing Merger Consideration;

(I) Series A Aggregate Liquidation Preference;

(J) the Equityholders’ Representative Expense Amount;

(K) the Leakage Reserve Holdback Amount;

(L) the amount of any Transfer Taxes;

(M) the amount of D&O Insurance premiums, fees and expenses; and

(ii) For each Equityholder:

(A) a calculation of the portion of the Aggregate Closing Purchase Price and/or Series A Aggregate Liquidation Preference (including all components thereof) to be paid to such Equityholder;

(B) such Equityholder’s Pro Rata Percentage with respect to each type of Company Equity Interests held;

(C) the amount (expressed as a dollar and a percentage) to be allocated to each Minority Investor as a portion of the Equityholders’ Representative Expense Amount;

(D) the amount (expressed as a dollar and a percentage) to be allocated to each Equityholder as a portion of the Leakage Reserve Holdback Amount; and

(E) for any Equity Award Holder, whether payroll or employment Taxes are required to be withheld from payments in respect of any Company Equity Awards held by such Equity Award Holder.

Purchaser, Merger Sub and their respective Affiliates shall be entitled to rely on the Closing Schedule in making payments under this Agreement.

(c) Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Company Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in Section 2.02(b) and Section 2.03(c).

(d) Unclaimed Merger Consideration. Any amount remaining unclaimed by holders of Company Shares or Company Equity Awards twelve (12) months after the date on which such funds were delivered to the Paying Agent or Surviving Corporation for payment (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall be returned to the Surviving Corporation and holders of Company Shares or Company Equity Awards shall thereafter look only to the Surviving Corporation for any such payment that may be payable upon surrender of any Company Shares held by such holder, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(e) No Liability. None of the Company, the Surviving Corporation, Purchaser, any Affiliates of the foregoing or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Tax Forms. Prior to Closing, (i) each Eligible Holder shall provide Purchaser with an IRS Form W‑9 and (ii) the Company shall provide Purchaser a certificate and a notice addressed to the IRS, in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Notwithstanding anything to the contrary in this Agreement, if such IRS Form W-9 or certification is not delivered prior to Closing, Purchaser’s sole recourse shall be to make the appropriate withholding under Section 1445 of the Code.

(g) Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser, Merger Sub, the Surviving Corporation and the Subsidiaries and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law; provided, however, that the Person intending to withhold will use reasonable best efforts to notify such Persons of any amounts otherwise payable to such Persons that it intends to deduct and withhold at least three (3) Business Days prior to the due date for any relevant payment and shall provide reasonable details regarding the provisions of Law that requires such deduction or withholding, other than required compensatory withholdings or backup withholding or withholding resulting from the failure of any Person to provide the documentation described in Section 2.05. Any amounts withheld in accordance with this Section 2.05(g) shall be (i) timely paid to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made.

Article III

CLOSING

Section 3.01 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place electronically through the execution and exchange, via pdf copies of electronically or originally signed documents, on (a) the last Business Day of the month in which all of the conditions precedent set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) (the “Condition Satisfaction”) have been satisfied or waived; provided, that if the

Condition Satisfaction occurs less than five (5) Business Days prior to the last Business Day of such month, the Closing shall occur on the last Business Day of the month immediately following the month in which the Condition Satisfaction occurs, or (b) such other date or at such other time or place as the parties hereto may mutually agree. The date on which the Closing occurs is called the “Closing Date.”

Section 3.02 Effective Time. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall deliver at Closing to the Secretary of State of the State of Delaware a certificate of merger that effectuates the transactions contemplated hereby (the “Certificate of Merger”) and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time.”

Section 3.03 Closing Deliverables.

(a) Closing Deliverables of the Company and Company Parent. At the Closing, subject to the terms and conditions hereof, the Company and Company Parent shall deliver, or cause to be delivered, to Purchaser:

(i) Copy of Data Room. A digital record containing a copy of the information and documents set forth in the Data Room as of the Closing Date.

(ii) Affiliate Transactions. Evidence, reasonably satisfactory to Purchaser, of the termination of the Affiliate Transactions pursuant to Section 7.15.

(iii) Officer’s Certificate. The certificate described in Section 8.02(d).

(iv) D&O Insurance. Evidence, reasonably satisfactory to Purchaser, that the Group Companies have obtained the D&O Insurance referenced in Section 7.07(b).

(v) Release Documentation. The Release Documentation.

(b) Closing Deliverables of Purchaser and Merger Sub. At the Closing, Purchaser and Merger Sub shall have delivered, or caused to be delivered, to the Company (or other Persons to the extent so specified) the following:

(i) Officer’s Certificate. The certificate described in Section 8.03(d).

(ii) D&O Insurance. Purchaser’s fifty percent (50%) portion of any premiums, fees and expenses incurred in connection with the D&O Insurance;

(iii) Paying Agent. To the Paying Agent, the following amounts:

(A) the Aggregate Closing Purchase Price;

(B) Purchaser’s fifty percent (50%) portion of the Transfer Taxes;

(C) if the holders of Series A Preferred Stock are not entitled to receive the As‑Converted Amount in respect of the Series A Liquidation Preference, the Series A Aggregate Liquidation Preference;

(D) the Equityholders’ Representative Expense Amount;

(E) the Leakage Reserve Holdback Amount;

(F) the Change of Control Waiver Fees and Expense Amount; and

(G) the Other Change of Control Consent Fees Amount,

together with directions for the Paying Agent to make the following disbursements:

(1) the Equityholders’ Representative Expense Amount to the Equityholders’ Representatives to the Equityholders’ Representative Expense Account specified by the Equityholders’ Representatives at least two (2) Business Days prior to Closing;

(2) payment of the Change of Control Waiver Fees and Expenses Amount;

(3) payment of the Other Change of Control Consent Fees Amount;

(4) Transfer Taxes (inclusive of the fifty (50%) portion of such Transfer Taxes borne by the Equityholders as Transaction Expenses) pursuant to final invoices provided to Purchaser at least two (2) Business Days before the Closing;

(5) the other Transaction Expenses to the third parties to which such Transaction Expenses are owed, pursuant to final invoices provided to Purchaser at least two (2) Business Days before the Closing;

(6) in respect of each Company Share, the Per Share Closing Merger Consideration or Series A Liquidation Preference, as applicable, within two (2) Business Days to each Eligible Holder that has properly completed and duly executed and submitted the Stockholder Transmittal Materials (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Shares); and

(7) in respect of each Company Equity Award, other than the Performance Awards, the Option Closing Merger Consideration or Per Share Closing Merger Consideration, as applicable, to the Surviving Corporation for payment in the next regular payroll to each holder of such Company Equity Awards, other than the Performance Awards, (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Equity Awards, attributable to such Company Equity Awards).

(iv) Payoff Amount. To the extent provided for in the Payoff Letters delivered by Company pursuant to Section 7.17, on behalf of and to the Persons and accounts specified in such Payoff Letters, by wire transfer of immediately available funds, an aggregate amount equal to the Payoff Amount.

Section 3.04 Merger Consideration.

(a) On the Closing Date, Purchaser shall deposit, or cause to be deposited, with the Paying Agent the amounts provided above in Section 3.03(b).

(b) In furtherance of clause (a) above, (i) Purchaser shall cause the Paying Agent to pay, within two (2) Business Days, to each applicable Eligible Holder that has properly completed and duly executed and submitted the Stockholder Transmittal Materials the portion of the Aggregate Closing Common Purchase Price (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Company Shares) or the Series A Liquidation Preference, as applicable, that such Eligible Holder is entitled to receive under this Agreement, and (ii) the Surviving Corporation shall, in the next regularly scheduled payroll, pay to each applicable Equity Award Holder, (A) in respect of vested RSU Awards, the Per Share Closing Merger Consideration multiplied by (B) the number of Company Shares subject to such vested RSU Award and (C) in respect of each such vested Stock Option, the Option Closing Merger Consideration (reduced, in the case of each of the Minority Investors, by their Pro Rata Percentage of the Equityholders’ Representative Expense Amount, attributable to such Stock Options).

(c) Following the Closing Date, Purchaser shall cause the Paying Agent to pay the Leakage Reserve Holdback Amount to Purchaser or its Affiliates or to Equityholders in accordance with Section 3.05.

Section 3.05 Leakage.

(a) Purchaser shall provide written notice to the Equityholders’ Representatives of the amount of any Leakage (without duplication of any Leakage included in the calculation of the Aggregate Closing Purchase Price as a reduction thereto) plus interest on such Leakage calculated at the annual rate of the prime rate, as published in The Wall Street Journal in effect on the Closing Date, from (and including) the Closing Date to (but excluding) the date of such payment to the Purchaser (the “Additional Leakage” and such notice, the “Additional Leakage Notice”), it being agreed that Purchaser shall only be entitled to deliver an Additional Leakage Notice during the period starting on the Closing Date and ending at 11:59 p.m. Eastern Time on the four (4)-month anniversary of the Closing. The Purchaser and the Equityholders’ Representative shall discuss in good faith any discrepancies in the calculation of the total amount of such Additional Leakage for a period of fifteen (15) days following delivery by Purchaser of the Additional Leakage Notice.

(b) The Purchaser shall, after such fifteen (15) day consultation period, deliver a written notice to the Paying Agent instructing the Paying Agent to pay the Purchaser or the Surviving Corporation an amount in cash equal to the Additional Leakage from the Leakage Reserve Holdback Account. If no Additional Leakage Notice is received or, if following any payment of Additional Leakage to Purchaser or the Surviving Corporation, there are amounts remaining in the Leakage Reserve Holdback Account, the Purchaser shall promptly (and in any event within two (2) Business Days of determining there is no Additional Leakage or such payment of Additional Leakage, as applicable) instruct the Paying Agent to release such amounts (the “Leakage Delayed Consideration”) to the Eligible Holders in accordance with their respective Pro Rata Percentages.

(c) The Purchaser shall not be entitled to any remedy in respect of any Additional Leakage other than payment from the Leakage Reserve Holdback Account up to the Leakage Reserve Holdback Amount pursuant to this Section 3.05 except in respect of Fraud.

(d) Any payment in respect of the Additional Leakage pursuant to this Section 3.05 shall be treated as an adjustment to the Aggregate Closing Purchase Price for all purposes, including for Tax allocation purposes to the maximum extent permitted by applicable Law.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in the Company Disclosure Schedule and subject to Section 1.04, the Company hereby represents and warrants to Purchaser and Merger Sub as follows as of the date hereof and as of the Closing, or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 4.01 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth the name, jurisdiction of formation, outstanding capital stock, partnership interests and other ownership or Equity Interests, holders of such Equity Interests and percentage ownership of all outstanding Equity Interests of each such Subsidiary. Each Subsidiary (i) is a duly organized and validly existing corporation, partnership, limited liability company or other legal entity in good standing (with respect to the jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted and (iii) is duly qualified and in good standing (with respect to the jurisdictions that recognize such concept) to do business as a foreign corporation, partnership, limited liability company or other legal entity in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing, qualified or licensed or have such power and authority would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to Purchaser true and complete copies of the Organizational Documents of each Group Company, as amended to date, and such Organizational Documents are in full force and effect as of the date hereof.

Section 4.02 Authority/Binding Effect. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and each other Transaction Document to which it is or shall be as of the Closing a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Group Companies, and no other corporate action on the part of the Company or any of the Company’s Subsidiaries is required to authorize the execution, delivery and performance hereof by the Company, and the consummation of the transactions contemplated hereby, except for (a) obtaining the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock (voting as a single class on an as‑converted basis) (the “Company Stockholder Approval”) and (b) filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 Financial and Accounting Matters.

(a) Section 4.03(a) of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 (the latest date thereof, the “Audited Balance Sheet Date”) and the related audited consolidated statements of comprehensive income, cash flows and changes in member’s equity/stockholders’ equity of the Company and its Subsidiaries for the fiscal year then ended (the “Annual Financials”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2025 (the latest date thereof, the “Interim Balance Sheet Date”) and the related unaudited consolidated statements of comprehensive income, cash flows and changes in member’s equity/stockholders’ equity of the Company and its Subsidiaries for the six (6)-month period then ended (the “Interim Financials” and, together with the Annual Financials, the “Company Financial Statements”).

(b) The Company Financial Statements were prepared in all material respects in accordance with the books of account and other financial records of the Group Companies and fairly present, in all material respects, the consolidated financial position of the Company and the Subsidiaries, as of the respective dates thereof, and the results of operations and the changes in cash flows of the Company and the Subsidiaries, for the respective periods set forth therein. The Books and Records of the Group Companies accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Group Companies and have been maintained in all material respects in accordance with prudent business and bookkeeping practices. Each of the Company Financial Statements (including all related notes) has been prepared, in all material respects, in accordance with GAAP, except as otherwise noted therein, and subject, in the case of the Interim Financials, to normal year‑end adjustments, none of which are material and the absence of footnote disclosures. Since the Audited Balance Sheet Date, the Company has not identified and has not been advised by the Company’s auditors of any fraud having a material impact on the Company Financial Statements that involves management or other employees of the Company who have a material role in the Group Company’s internal controls over financial reporting.

(c) The Company has made available to Purchaser, to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, complete and correct copies of the audited annual statutory statements of each Insurance Subsidiary, as of and for the year ended December 31, 2024, and as of and for the quarter ended June 30, 2025, each in the form so filed with the applicable Insurance Regulator (the “Company Statutory Statements”). The Company Statutory Statements fairly present, in all material respects in accordance with Applicable SAP, the statutory financial position of the applicable Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus of such Insurance Subsidiary for the respective periods set forth therein. Each of the Company Statutory Statements (including all related notes) has been prepared, in all material respects, in accordance with Applicable SAP, except as otherwise noted therein. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(d) All of the accounts or notes receivable held by the Group Companies, whether reflected on the Interim Financials or arising since the Interim Date, are classified and accounted for in accordance with GAAP. Any reserve for bad debts shown on the accounting records of the Group Companies has been determined in a manner consistent with past practice, represents reasonable estimates and fairly represents the Group Companies’ expected bad debt exposure.

(e) None of the accounts payable of the Group Companies is past due as of September 22, 2025, except for such amounts as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(f) Set forth on Section 4.03(f) of the Company Disclosure Schedule is a list of all Indebtedness that (a) is in excess of $5,000,000 individually and which constitutes a liability for GAAP purposes (it being understood that Indebtedness which is shown on the Company Financial Statements need not be listed) or (b) constitutes Indebtedness for borrowed money or involves a Lien that is not a Permitted Lien on assets of the Group Companies (other than such Indebtedness solely between the Group Companies), including, to the extent stated therein (and applicable), the outstanding amounts thereof, including, if applicable, the principal and interest thereof, as of September 22, 2025. There is no Person that has guaranteed, or provided any Indebtedness for borrowed money of any Group Company or for the benefit of any Group Company for the periods covered by the Company Financial Statements other than as set forth in the Company Financial Statements.

(g) Section 4.03(g) of the Company Disclosure Schedule also sets forth a true and complete list of all material Liens filed of record as of September 16, 2025 or, after such date to the Knowledge of the Company, against the assets of the Group Companies or the Equity Interests of the Group Companies together with the recording information with respect to each such Lien. The Company maintains internal controls over financial reporting that are designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that material receipts and expenditures of the Group Companies in excess of $500,000 individually and $2,000,000 in the aggregate are being made only in accordance with authorization of management of the Company and (iii) regarding prevention or timely detection of fraudulent acquisition, use or disposition of the Company’s (or such Subsidiaries’) assets. Since the Audited Balance Sheet Date there have not been any, significant deficiencies or material weaknesses (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, which could reasonably be expected to materially and adversely affect the Company’s ability to accurately report financial information or any fraud that involves the Company’s management or other employees who have a significant role in the preparation of internal controls. Since the Audited Balance Sheet Date, the Company has not identified and has not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Group Company’s internal controls over financial reporting.

Section 4.04 Absence of Certain Changes or Events.

(a) Except for the transactions contemplated hereby, since the Interim Date, the Company and the Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice.

(b) Since the Interim Date until the date of this Agreement, there has not been a Material Adverse Effect.

(c) Since the Interim Date, none of the Group Companies have taken any action that would have required the prior written consent of Purchaser under Section 7.01(c), (d), (j), (l), (m), (n), (o), (p), (q), (s), (w) or (x) (as it relates to (c), (d), (j), (l), (m), (n), (o), (p), (q), (s) or (w)) if such action had been taken after the date hereof and prior to the Closing.

Section 4.05 Ownership of Stock/Capitalization.

(a) As of the date of this Agreement, the total number of shares of capital stock of all classes that the Company has the authority to issue is (i) 400,000,000 shares of Common Stock and (ii) 100,000,000 shares of Preferred Stock, of which 5,333,333 shares of Preferred Stock have been designated Series A Preferred Stock. Of such authorized shares, as of September 23, 2025 (the “Capitalization Date”), a total of (A) 64,184,849 shares of Common Stock are issued and outstanding and (B) 5,333,333 shares of Series A Preferred Stock are issued and outstanding. As of the Capitalization Date, there are outstanding (x) warrants to purchase 3,520,000 shares of Common Stock with an exercise price of $15.00 per share (subject to adjustment) held by WP Investor, (y) warrants to purchase 1,712,511 shares of Common Stock with an exercise price of $0.01 per share held by WP Investor and (z) warrants to purchase 1,712,511 shares of Common Stock with an exercise price of $0.01 per share held by Tiptree Holdings LLC (collectively, “Warrants”). Since the Capitalization Date through the date hereof, no Equity Interest, including any share of Common Stock or Series A Preferred Stock or warrant to purchase Common Stock or Series A Preferred Stock, has been issued other than in respect of shares of Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding on the Capitalization Date. As of the Closing, all Warrants shall be cancelled and shall not be issued or outstanding in accordance with their terms.

(b) Section 4.05(b) of the Company Disclosure Schedule includes a true and correct schedule of Company Equity Awards outstanding as of the Capitalization Date, including the holder thereof, the number of shares of Common Stock subject to each such Company Equity Award, vesting schedule (including vested and unvested status), the date of grant and the exercise price per share (if applicable) (the “Company Equity Award Schedule”). The Company shall provide to Purchaser an updated Company Equity Award Schedule within ten (10) Business Days prior to the Closing.

(c) All of the Company Shares, and each issued and outstanding share of capital stock or other Equity Interest of each Subsidiary, have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal. The Company has provided to Purchaser a true and complete list of each Equity Award Holder, together with the number of shares of Common Stock subject to each such Company Equity Award, the date of grant and the exercise price per share (if applicable).

(d) The Company or one of the Subsidiaries has good and valid title to all of the Subsidiary Shares, free and clear of all Liens other than Permitted Liens.

(e) (i) Except for the Company Equity Awards described in clause (a) above and any award issued in compliance with Section 7.01 and the Warrants, there are (A) no outstanding options, warrants or other rights, agreements, arrangements or commitments to which the Company or any Subsidiary is a party relating to or convertible into or exchangeable for the issued or unissued capital stock or other Equity Interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, issue or sell any share of the capital stock or other Equity Interests of the Company or such Subsidiary by sale, lease, license or otherwise, (B) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other Contracts or commitments that could require any Group Company to issue, sell or otherwise cause to become outstanding any of its Equity Interests, (C) no outstanding or authorized stock appreciation or phantom stock, profit participation or similar rights (other than profit commissions paid to Producers in the ordinary course pursuant to forms of agreements made available to the Purchaser) with respect to any Group Company, and (D) no outstanding or authorized voting trusts, irrevocable proxies or any other agreements or understandings with respect to the voting, sale or transfer of any Equity Interests of any Group Company that will remain in effect following the Closing, (ii) there is no obligation, contingent or otherwise, of the Company or any Subsidiary to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other Equity Interests of the Company or any Subsidiary, or (B) other than pursuant to the terms of the Credit Agreements or pursuant to intercompany arrangements among or between the Company and one or more of the Subsidiaries or among or between one or more Subsidiaries, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person (other than the Company or the Subsidiaries) and (iii) neither the Company nor any Subsidiary, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other Equity Interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such Equity Interests of, any corporation, partnership, joint venture or other entity except for any Investment Assets in the ordinary course pursuant to which the ownership of voting Equity Interests in any Person is passive and less than five percent (5%) of outstanding voting Equity Interests of such Person.

(f) Section 4.05(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name of each holder of record of Company Shares and the number of Company Shares held of record thereby.

(g) Upon the consummation of the transactions contemplated hereby, Purchaser will be the sole owner, beneficially and of record, of one hundred percent (100%) of the issued and outstanding Equity Interests of the Company and its Subsidiaries, free and clear of any Liens (other than restrictions on transfer pursuant to applicable securities Laws and Liens under the Credit Agreements).

(h) All of the Equity Interests of the Company are, and at all times in the past have been, uncertificated.

(i) All of the Equity Interests of the Group Companies have been duly authorized and validly issued without violation of any preemptive or other right to purchase and were issued and/or transferred in compliance in all material respects with all applicable Laws and the Organizational Documents of such Group Companies and the Contracts to which such Group Companies are party or otherwise bound.

Section 4.06 Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representations and warranties set forth in Section 6.03(a), the execution and delivery of this Agreement by the Company and each other Transaction Document to which the Company is or shall be as of the Closing a party do not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, cause a loss, revocation or modification of a Material Permit, or require any material consent, approval, waiver, authorization or permit of, or material filing or registration with or notification to (each, a “Consent”) any foreign, federal, state, local, municipal, provincial or other government or governmental or quasi‑governmental authority of any nature or arbitrator or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative or regulatory authority or power of any nature, including any court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality (including arbitrators), whether domestic or foreign and including component parts of the European system of financial supervision (“Governmental Authority”), except for (i) compliance with the applicable requirements, if any, of the HSR Act (and any similar requirement of a Governmental Authority), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the consents set forth on Section 4.06(a)(iii) of the Company Disclosure Schedule, (iv) the CFIUS Approval (clauses (i) through (iv) collectively, the “Company Required Governmental Consents”), (v) the Additional Regulatory Approvals and (vi) those Consents, the failure of which to be obtained or made would not reasonably be expected to have a material impact on the Group Companies, taken as a whole. To the Knowledge of the Company, as of the date hereof, there is no Additional Regulatory Approval.

(b) Assuming the receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to the Required Governmental Consents, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, subject to obtaining the Company Stockholder Approval and the Company Parent Stockholder Approval and subject to the Required Governmental Consents, conflict with or, violate, constitute a default under, accelerate a material right of a counterparty or a loss of a material right of a Group Company, require a notice, or approval, or otherwise give a right to terminate, cancel or trigger a payment, or result in the creation or imposition of any material Lien upon any of the assets of any Group Company (including their Equity Interests), in each case under, (i) the Organizational Documents, in each case as currently in effect, of the Company or any Subsidiary, (ii) any Law or Orders applicable to the Company or any Subsidiary or by or to which any of their respective properties or assets is bound or subject or (iii) any Material Contract to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary or any of their respective properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, or which arise from the terms of the Note Indentures or the Credit Agreements, which have been provided to the Purchaser.

Section 4.07 Absence of Litigation. (a) There is no claim, action, arbitration, investigation, audit, complaint, litigation, charge, suit, judicial proceeding, administrative or enforcement or other proceeding (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority or other duly vested tribunal (“Litigation”) (other than individual claims in the ordinary course of business under Insurance Contracts within applicable policy limits) pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or affecting any of their respective properties or assets or the transactions contemplated hereby which, if adversely resolved (by judgment, settlement or otherwise), would reasonably be expected to have a material impact on the Group Companies, taken as a whole, and

(b) neither the Company nor any Subsidiary is a party to or subject to, or in default under, any judgment, order, injunction, ruling, decision, assessment, award, administrative order, judicial decision or decree entered or issued by, or agreement with, any Governmental Authority or duly vested tribunal to which the Company or any Subsidiary is a party or to which it is subject (“Orders”) that involves a nonmonetary obligation, or a monetary obligation in excess of five hundred thousand U.S. dollars ($500,000), or that has had, or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any Subsidiary has any current plans to initiate any material Litigation against another person or entity.

Section 4.08 Permits/Compliance with Laws. Except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, (a) the Company and each Subsidiary possess all Consents, licenses, qualifications, registrations and permits of Governmental Authorities (each, a “Permit”) that are material to the ownership or operation of the business as it is now being conducted or ownership or use of assets used in the business as it is now being conducted or that are required under applicable Laws to own, lease and operate the properties and assets of the Group Companies and to carry on their business as it is now being conducted (collectively, the “Material Permits”), and (b) no Governmental Authority has notified the Group Companies in writing, or, to the Company’s Knowledge, orally, of any actual or proposed violation, cancellation, limitation, termination, revocation or non‑renewal in respect of any Material Permit or a declaration of any such Material Permit as invalid. The Company and each Subsidiary is, and since the Lookback Date has been, in compliance with such Material Permits and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject and neither the Company nor any Subsidiary has received any written notice or, to the Company’s Knowledge, oral notice, alleging non‑compliance or regarding any actual or proposed revocation, withdrawal, violation, cancellation, nonrenewal, suspension or termination of, or material modification of any Material Permit, except for any such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole. Except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, there is no proceeding pending or threatened in writing or, to the Knowledge of the Company, threatened orally by any Governmental Authority to limit, cancel, suspend, modify or fail to renew any such Material Permit. The Material Permits are in full force and effect except where such failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

Section 4.09 No Undisclosed Liabilities. Except (a) as set forth in the Company Financial Statements, (b) for Liabilities incurred in the ordinary course of business since the Interim Date, (c) for Liabilities under an executory portion of a Contract that have not yet been performed, (d) for Liabilities under this Agreement or otherwise incurred in connection with the transactions contemplated hereby, (e) as included in Leakage or (f) as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, neither the Company nor any of the Subsidiaries has any material Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete, correct and current list of all material Plans; provided, however, that in each case, to the extent there exist certain forms of agreements or arrangements that would constitute material Plans, the Company shall be required to list only the forms of such agreements or arrangements (provided that the Company shall indicate any individual agreements or arrangements that materially deviate from such forms), and the Company shall not be required to list any individual employment agreements, offer letters or consulting agreements that can be terminated on less than sixty (60) days’ notice without severance or termination pay or any individual Company Equity Award agreements.

(b) The Company has provided to Purchaser, with respect to each such material Plan, complete, correct and current copies of the following documents, as applicable: (i) the plan document and any material amendments thereto, (ii) the most recent determination or opinion letter from the IRS, (iii) two (2) most recently filed Forms 5500 with all schedules attached, (iv) all material non‑routine correspondence with all Governmental Authorities in the last two (2) years, (v) each summary plan description, summary of material modifications thereto and all other material written communications in the last two (2) years, (vi) results of non-discrimination testing for the last two (2) years and (vii) written summaries of the material terms of any non‑written material Plans.

(c) Neither the Company nor any of its ERISA Affiliates is currently sponsoring, maintaining, contributing to or required to contribute to, or has in the last six (6) years sponsored, maintained, contributed to or was required to contribute to or otherwise had any liability with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) any plan that is subject to Title IV of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any of its ERISA Affiliates.

(d) No Plan is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Code or Section 210 of ERISA). No Plan that is an employee welfare benefit plan that provides for medical, surgical or hospital care or benefits is unfunded, self-insured or funded through a “welfare benefits fund” (as defined in Section 419(e) of the Code).

(e) Each Plan has been operated in accordance with its terms and the requirements of all applicable Laws in all material respects. There is no pending or, to the Knowledge of the Company, threatened legal proceeding or claim (other than any routine claim for benefits in the ordinary course of business) with respect to any Plan. With respect to each Plan, (i) all contributions or payments due to date have been made timely and in material compliance with the terms of such Plan and applicable Laws and (ii) all premiums due or payable with respect to insurance policies relating to such Plan have been timely paid in full. There are no filings, applications or other matters pending with respect to any Plans with the IRS, the United States Department of Labor or any other Governmental Authority.

(f) Each Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination or opinion letter from the IRS upon which it can rely (or has timely filed for such letter, or is an approved prototype or volume submitter plan), and to the

Knowledge of the Company, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Plan.

(g) No Plan provides any retiree or post‑employment health or welfare benefits (other than health continuation coverage required by Section 4980B of the Code, the full cost of which is borne by the applicable Employee).

(h) No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any current or former employee, director or other service provider of the Company or its Subsidiaries, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any current or former employee, director or other service provider of the Company or its Subsidiaries, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

(i) Neither the Company nor any of the Subsidiaries is a party to any agreement, plan, contract or arrangement that will result, upon consummation of the transactions contemplated hereby, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No current or former employee, director, officer or other service provider is entitled to any “gross‑up” or similar payment on account of any Tax under Sections 4999 or 409A of the Code or interest or penalty related thereto.

(j) Neither the Company nor any of the Subsidiaries: (i) is or has at any time been an “employer,” or is or within the last six (6) years has been “connected with” or an “associate of” an “employer” (as those terms are used in the United Kingdom Pensions Act 2004) of a U.K. pension scheme or arrangement that provides benefits that are calculated on a defined benefit basis; and/or (ii) has been or is being prosecuted under sections 58A and/or 58B of the United Kingdom Pensions Act 2004 or has been or is being required to pay a financial penalty under 58C and/or 58D of the United Kingdom Pensions Act 2004, and there are no circumstances that would cause the Company or any of its Subsidiaries (or any of their respective directors, officers or employees) to be at risk of such prosecution or financial penalties.

(k) No current or former employee, worker, director or officer of the Company or any of its Subsidiaries has previously transferred to the Company or any of its Subsidiaries pursuant to TUPE who at any time prior to such transfer was a member of a U.K. pension plan providing any benefits that are calculated on a defined benefit basis, in circumstances where the Company or any of its Subsidiaries has (or could reasonably be expected to have) inherited any obligation (whether contingent or otherwise) to fund, or otherwise meet the cost of, any enhanced early retirement or redundancy benefits, which are derived from such former employer’s pension plan.

(l) Each Plan maintained outside of the United States (i) has at all times been maintained, operated and funded in all material respects in conformance with its terms and all applicable Laws and (ii) that is intended to qualify for special Tax treatment meets and has at all times met all material requirements for such treatment, including, where relevant, approval by or registration with the local Tax Authorities. The Company and its Subsidiaries have at all times complied in all material respects with their obligations in respect of each Plan maintained outside of the United States under applicable Law or the governing documentation of such Plans.

(m) Except as expressly contemplated by this Agreement, neither the execution of this Agreement, nor the consummation of the Merger or the other transactions contemplated by this Agreement, whether alone or combined with the occurrence of any other event, will (i) entitle any current or former officer, director, employee or individual service provider of the Company or any of its Subsidiaries to any change in control, transaction bonus, severance, termination or retention payment, (ii) (A) accelerate the time of payment, funding or vesting of any amounts due under any Plan, (B) result in any forgiveness of indebtedness or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (C) increase the amount of compensation or severance payable, in each case, to any current or former officer, director, employee or individual service provider of the Company or any of its Subsidiaries under any Plan or (iii) limit or restrict the right to merge, amend, terminate or transfer the assets of any Plan on or following the Closing Date.

Section 4.11 Material Contracts. Section 4.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the following Contracts to which the Company or any Subsidiary is a party or is bound or has any Liabilities as of the date of this Agreement except for any Insurance Contract, Reinsurance Contract (other than each Contract as set forth under Section 4.11(s)), Contract with any Producer (other than each Contract as set forth under Section 4.11(n)) and any Plans (the Contracts listed on Section 4.11 of the Company Disclosure Schedule, and the Contracts required to be so listed, the “Material Contracts”):

(a) exclusive of immaterial retrospective credit commission and reinsurance arrangements in the ordinary course of business, each material joint venture, material limited partnership agreement or partnership agreement or similar material Contract involving a sharing of profits, losses, costs or Liabilities by the Group Companies with any other Person (other than solely among Group Companies);

(b) each Contract that (i) is not cancelable by the Company or a Subsidiary on notice of 30 or fewer days without payment by the Company or any Subsidiary and (ii) involves payments or expected payments to or by the Company or any Subsidiary in excess of one million U.S. dollars ($1,000,000) in the aggregate in the twelve (12) months immediately preceding the date of this Agreement;

(c) each Contract in respect of Indebtedness of the Company or any Subsidiary or any Indebtedness for which the Company is liable in an amount in excess of five hundred thousand U.S. dollars ($500,000), other than any Indebtedness owed by the Company or any Subsidiary to the Company or any other Subsidiary;

(d) each Contract with respect to any future disposition or granting of a right of first refusal or first negotiation with respect to the sale of any of the Equity Interests of the Company or any Subsidiary (or rights thereto);

(e) each (i) Contract for the sale of any material assets (whether by merger, sale of stock, sale of assets or otherwise) or the acquisition of any Person, or any business division or material assets thereof, outside of the ordinary course of business, in each case involving unsatisfied payments in excess of five hundred thousand U.S. dollars ($500,000) or that have obligations ongoing with respect to an unsatisfied “earn out,” contingent purchase price or similar contingent payment obligations or under which there are material restrictions on the counterparties involved in such transaction or (ii) transition services agreement or other Contract for the provision of transition services entered into (A) in connection with a Contract described in clause (i) hereof or (B) pursuant to which the counterparty has material ongoing obligations to provide transition services;

(f) each Contract for the grant to any Person of any preferential rights to purchase any of its assets or Equity Interests, including any right of first refusal, right of first offer or similar covenant (whether by merger, sale of stock, sale of assets or otherwise), other than in the ordinary course of business involving amounts not exceeding five hundred thousand U.S. dollars ($500,000);

(g) each Contract (i) pursuant to which the Company or any Subsidiary grants to a third party an exclusive license to Owned IP or (ii) pursuant to which a third party licenses any Intellectual Property rights to the Company or any Subsidiary, in each case other than Incidental Licenses;

(h) each Contract that creates a Lien (other than a Permitted Lien) over any of the Company Shares or any other material assets or properties of the Company or any Subsidiary;

(i) each Contract containing (A) a provision that materially restricts the Company or any Subsidiary from competing in any line of business with any Person, or in any geographical area or offering or selling any product or service to any Person or class of Persons, (B) “most favored nations” pricing terms or any right of first offer or right of first refusal, exclusivity or any similar requirement and (C) material restrictions on engaging, retaining or employing service providers that have a material impact on the Group Companies, taken as a whole;

(j) each Contract entered into by the Company or any Subsidiary for the settlement of any Litigation (other than individual claims in the ordinary course of business under Insurance Contracts within applicable policy limits) or that settles any Litigation involving a Group Company and contains ongoing material obligations or Liabilities of or restrictions placed on the Group Companies or the business, in each case, that has not been satisfied or discharged in full (other than a release of claims) (i) is with a Governmental Authority or (ii) (A) has not been satisfied or discharged in full (other than a release of claims) and (B) either involves non-monetary obligations or involves an outstanding amount in excess of five hundred thousand U.S. dollars ($500,000) individually or one million U.S. dollars ($1,000,000) in the aggregate taking into account all such Contracts;

(k) each Contract that restricts the ability of the Company or any of its Subsidiaries from (i) paying dividends or making any other distributions in respect of any capital stock or other Equity Interests of such Person, or paying indebtedness for borrowed money owed to any Person, (ii) making loans or advances to, or other investments in, any of its Affiliates, or (iii) transferring any of its assets to any of its Affiliates;

(l) each Contract entered into by the Company or any Subsidiary, on the one hand, and Company Parent or WP Investor (or any of their respective Affiliates other than the Company and the Subsidiaries), on the other hand, and each Contract reflecting an Affiliate Transaction including each Contract with an Excepted Related Party (each, an “Affiliate Agreement”);

(m) each material Contract with any Governmental Authority;

(n) each Contract with the Top Distribution Partners and Top Suppliers disclosed pursuant to Section 4.26;

(o) each Real Property Lease, Contract relating to the acquisition or disposition of real property, or other Contract (other than in respective of Investment Assets for immaterial amounts) that, in each case, (i) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (ii) involves annual payments in excess of one million U.S. dollars ($1,000,000);

(p) each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of five hundred thousand U.S. dollars ($500,000);

(q) each employment, advisory, consulting, severance, or other similar Contract with any Employee, director, independent contractor or other individual service provider, that provides for the payment of severance or other termination-related payments or benefits (except as required by applicable Law) or any retention, change in control, stay or similar bonus or compensation, in each case as a result of or in connection with the consummation of the Merger and the other transactions contemplated by this Agreement;

(r) each Labor Agreement (as defined in Section 4.14) or similar agreement or any assent or assumption or similar agreement agreeing to be bound by any Labor Agreements;

(s) each Material Reinsurance Contract; and

(t) any commitment or arrangement to enter into any of the foregoing.

Copies of each Material Contract (in each case including all amendments and supplements thereto) that are true, correct and complete in all material respects have been made available by or on behalf of the Company to Purchaser. Each Material Contract is, and will be as of the Closing Date (except for those that terminate in accordance with their terms at Closing or as required by this Agreement), a legal, valid and binding obligation of the Company or a Subsidiary; and, to the Knowledge of the Company, of each counterparty thereto, and is in full force and effect, except, in each case, for such failures to be valid, binding or in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole. Neither the Company nor any Subsidiary, on the one hand nor, to the Knowledge of the Company, any other party to a Material Contract, on the other hand, is in default under any Material Contract to which it is a party, except, in each case, for such breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, (x) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, (y) as of the date of this Agreement, none of the Group Companies has received any claim or notice of material breach of or material default under any such Material Contract that remains unresolved with further obligations to the Group Companies, and (z) to the Knowledge of the Company, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, has taken any action that would constitute a breach of or a default under any such Material Contract (in each case, with or without notice or lapse of time or both). As of the date of this Agreement, no party to any Material Contract has given the Group Companies (A) written notice of its intention to cancel or terminate any Material Contract, or (B) written notice of its intention to change the scope of rights under, or to fail to renew, any Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Group Companies, taken as a whole.

Section 4.12 Personal Property. Except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, the Company and its Subsidiaries each have good and valid title to, or a valid and enforceable right to use, all of the material tangible properties, assets and rights used or held for use in connection with the business of the Company and the Subsidiaries, free and clear of Liens except Permitted Liens (the “Assets”). Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, the tangible Assets are in good operating condition (except for normal wear and tear).

Section 4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property and a complete list of all leases, subleases and other agreements pursuant to which the Company or any Subsidiary occupies or uses the Leased Real Property (together with any material amendments or modifications or supplements thereto and guarantees thereof, collectively, the “Real Property Leases,” and all real property subject thereto, collectively, the “Leased Real Property”). Each Real Property Lease is in full force and effect, and the Company or the applicable Subsidiary has a good and valid leasehold interest in the Leased Real Property pursuant to such Real Property Lease, free and clear of all Liens other than Permitted Liens, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole; to the Knowledge of the Company, there are no defaults by the Company or the applicable Subsidiary (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by the Company or a Subsidiary), and to the Knowledge of the Company, there are no defaults by any other party to such Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Real Property Lease, except where such defaults would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole; and there are no subleases, licenses or occupancy agreements pursuant to which the Company or the applicable Subsidiary has granted to any third party the right to use the Leased Real Property. The Company has made available to Purchaser copies of all of the Real Property Leases and each guarantee thereof, if any, that are accurate and complete in all material respects.

(b) There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings relating to any parcel of the Leased Real Property or any portion thereof.

(c) The possession and quiet enjoyment of the Leased Real Property by the Company or applicable Subsidiary under each Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

(d) No security deposit or portion thereof deposited by or on behalf of the Company or any Subsidiary with a lessor or sublessor under a Real Property Lease has been applied in respect of a breach or default by the Company or a Subsidiary that has not been redeposited in full, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

(e) There are no outstanding options or purchase agreements, rights of first offer or first refusal or any other rights (whether present or future) in favor of the Company or any Subsidiary to acquire any interest in real property, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

(f) Neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or granted a security interest in any Real Property Lease, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

(g) Neither the Company nor any Subsidiary has received written or, to the Knowledge of the Company, oral notice that the use of the Leased Real Property fails to comply with, or is in violation of, applicable Laws or zoning ordinances, except in each case where such failure would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole.

(h) None of the Company or any of its Subsidiaries owns or has ever owned in the past five (5) years any real property except (i) for Investment Assets and (ii) as described in Section 4.13(h) of the Company Disclosure Schedule. Section 4.13(h) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”) (other than Investment Assets). The Company or the applicable Subsidiary has good and valid fee simple title to its Owned Real Property, free and clear of all Liens other than Permitted Liens.

Section 4.14 Labor and Employment Matters.

(a) The Company and each of the Subsidiaries are, and since the Lookback Date have been, in material compliance with applicable Laws regarding labor and employment (including, but not limited to, Laws and practices regarding hiring, eligibility to work in any jurisdiction, wages, hours, meal and rest breaks, timekeeping, overtime, collective bargaining, employment discrimination, employee and independent contractor classification, exempt and non‑exempt employee classification, workers’ compensation, privacy, record retention, notice, family and medical leave and other leaves of absence, sick time, occupational safety and health requirements, disability, employee benefits, harassment, retaliation, whistleblowing, civil rights, discipline, termination of employment or any other matters respecting terms and conditions of employment of current, former or prospective employees or other labor or employment‑related practices).

(b) There is and since the Lookback Date has been no pending or, to the Knowledge of the Company, threatened (i) labor strike, work slowdown or work stoppage, grievance, unfair labor practice charge or any other labor dispute or disruption pending against or affecting the Company or any of the Subsidiaries, or (ii) Union organizing campaign or other activity with respect to any current or former Employee with respect to their work with the Company or any of its Subsidiaries.

(c) Neither the Company nor any Subsidiary is a party to, has since the Lookback Date been a party to or subject to any collective bargaining agreement or similar labor‑related agreement with any Union (each a “Labor Agreement”), nor is the Company or any Subsidiary negotiating or under any obligation to negotiate any such Labor Agreement. No Union represents or, to the Knowledge of the Company, purports to represent any Employee with respect to their employment with the Company or any of its Subsidiaries.

(d) There is no material Litigation brought by or on behalf of any current or former Employee or other individual service provider or applicant for employment, pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary or otherwise concerning labor‑ or employment‑related matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e) The Company and each of the Subsidiaries are not delinquent in any material respect in payment to any of its current or former Employees, independent contractors or other service providers for any wages, fees, salaries, commissions or bonuses for service performed by them.

(f) The Company has provided a true and complete list of all Employees employed by the Company or any of its Subsidiaries as of December 31, 2024. Except as would not reasonably be expected to have a Material Adverse Effect, such list of Employees is true and complete as of the date of this Agreement.

(g) Section 4.14(g) of the Company Disclosure Schedule sets forth a true and correct list of all individuals or sole proprietors engaged on an independent contractor or other non‑employee basis by the Company and each of the Subsidiaries, who were paid more than $300,000 during 2024 or are reasonably expected to be paid more than $300,000 during 2025.

(h) Neither the Company nor any of its Subsidiaries has implemented any “plant closing” or “mass layoff” (in each case, as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended or any other similar applicable Law). As of the date of this Agreement, no Employees are involuntarily on temporary layoff or working hours that have been involuntarily reduced by fifty percent (50%) or more.

(i) To the extent applicable, the Company and each of the Subsidiaries investigated all material allegations of sexual harassment or unlawful discriminatory harassment of which they are or were aware. No such material allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to the Company or any Subsidiary.

Section 4.15 Insurance. Section 4.15 of the Company Disclosure Schedule contains a complete and correct list of all material insurance policies maintained as of the date of this Agreement by or on behalf of the Company and each of the Subsidiaries, other than any insurance policies relating to Plans. Except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole, as of the date of this Agreement, (a) all such policies are in full force and effect, (b) no notice of default, cancellation, non‑renewal or termination, or a material premium increase with respect thereto, has been received in respect thereof and (c) all premiums due thereon have been paid. None of the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any insurance policy or has failed to give any material notice or present any material claim under any material insurance policy in due and timely fashion. Since the Lookback Date, none of the Company nor any of its Subsidiaries has (i) an insurance claim with respect to an amount in excess of five hundred thousand U.S. dollars ($500,000) rejected or payment with respect thereto denied by its insurance provider for such claim or (ii) the policy limit under any insurance policy exhausted or materially reduced.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and accurate list of all patents, pending patent applications, trademark registrations, service mark registrations, pending applications to register trademarks or service marks, domain name registrations and copyright registrations, in each case, included in the Owned IP (collectively, the “Registered IP”). The Registered IP is subsisting, and to the Knowledge of the Company, and excluding applications, valid and enforceable.

(b) The Company or one of its Subsidiaries is the sole owner of Owned IP, free and clear of all Liens, except for Permitted Liens. The Company or one of its Subsidiaries owns or has the right to use, and except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, immediately after the consummation of the transactions contemplated hereby, will continue to own or have the right to use on the same or substantially similar terms, all Intellectual Property that is necessary to conduct the business of the Company and its Subsidiaries as presently conducted. Neither the Company nor one of its Subsidiaries has granted any exclusive rights in, any Owned IP to any third party, or any ownership right or other similar claim with respect to any Owned IP.

(c) (i) The Company and the Subsidiaries and the business of the Company as currently conducted do not infringe, misappropriate, dilute, conflict with or otherwise violate, and since the Lookback Date the Company and the Subsidiaries and the conduct of the business of the Company have not infringed, misappropriated, diluted, conflicted with or otherwise violated, the

Intellectual Property rights of any Person, and (ii) to the Knowledge of the Company, no Person is infringing or misappropriating, diluting, conflicting with or otherwise violating, and since the Lookback Date no Person has infringed, misappropriated, diluted, conflicted with or otherwise violated, any Owned IP, in the case of each of the foregoing clauses (i) and (ii), in any material respect.

(d) As of the date of this Agreement, there is no pending Litigation or unresolved written or, to the Knowledge of the Company, oral claim, (i) by any Person against the Company or the Subsidiaries alleging that the Company or the Subsidiaries or the business of the Group Companies infringes misappropriates, dilutes, conflicts with or otherwise violates, or has infringed, misappropriated, diluted, conflicted with or otherwise violated, the Intellectual Property rights of any Person or (ii) by the Company or the Subsidiaries against any Person alleging that such Person infringes misappropriates, dilutes, conflicts with or otherwise violates, or has infringed, misappropriated, diluted, conflicted with or otherwise violated, any Owned IP.

(e) The Company and the Subsidiaries have maintained commercially reasonable measures to protect and preserve the confidentiality of all material Confidential Information included in the Owned IP and policies and procedures relating to the use of Generative AI. To the Knowledge of the Company, all current and former employees and contractors of the Company and its Subsidiaries and any third party having access to Confidential Information have materially complied with the Group Companies’ policies and procedures for the protection of such Confidential Information. There has been no material breach of confidentiality obligations with respect to Confidential Information on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any third party. All right, title and interest in and to any material Owned IP either (y) vested with the Company or one of its Subsidiaries by operation of applicable Law upon its development, invention, creation, reduction to practice or contribution or (z) was assigned to the Company or one of its Subsidiaries by way of a written agreement that is binding on the Company or its Subsidiaries and, to the Knowledge of the Company, on the other parties.

(f) The Company and the Subsidiaries are in material compliance with the terms and conditions of all licenses for all open source software used in the conduct of the business of the Company. Neither the Company nor any of its Subsidiaries is subject to any obligation (whether contingent or not) to grant any license in connection with a standards‑setting organization or open source project with respect to any Owned IP.

(g) The Company and each of the Subsidiaries, to the extent applicable to its operation of the business of the Company, and to the Knowledge of the Company, all affiliates and/or third parties processing Personal Data on behalf of the Company and/or sharing Personal Data with the Company, to the extent applicable to the operation of the business of the Company or its Subsidiaries (collectively, “Data Partners”), materially comply and have since the Lookback Date materially complied with applicable Privacy Obligations.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) conflict with or result in a violation or breach of any Privacy Obligations or (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Data.

(i) Since the Lookback Date, there have been no material failures, breakdowns, breaches, outages, unavailability, loss, theft or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification or other unauthorized processing of Personal Data, or material viruses, malware or other harmful code in the Information Systems, used in the operation of the business of the Company or the Subsidiaries as currently conducted, and to the Knowledge of the Company, their Data Partners, in the operation of the business of the Company or the Subsidiaries (the “Company Information Systems and Data”), in each case of the foregoing, that has caused a material disruption to the business of the Company or its Subsidiaries. Since the Lookback Date, the Company and the Subsidiaries have, and have required all material Data Partners to have, taken commercially reasonable steps to safeguard the Company Information Systems and Data from failures, breakdowns, breaches, use, loss, disclosure, outages, unavailability, viruses, malware or other harmful code as well as loss, theft or accidental, unlawful or unauthorized access, denial, alteration, destruction, compromise, modification or other unauthorized processing.

(j) Since the Lookback Date, in relation to any known loss, theft or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification or other unauthorized processing of Company Information Systems and Data and/or actual, alleged or potential violation of a Privacy Obligation, neither the Company, nor to the Knowledge of the Company, any of its Data Partners, to the extent applicable to the operation of the business of the Company or its Subsidiaries, has (i) notified or been required to notify any Person pursuant to any Privacy Obligation, or (ii) as of the date hereof, received any written notice, inquiry, request, claim, complaint, correspondence or other written communication from, to the Knowledge of the Company, or been the subject of any investigation or enforcement action by, any Person. To the Knowledge of the Company, there are no facts or circumstances that could give rise to the occurrence of clause (i) or (ii).

Section 4.17 Taxes

(a) Each of the Company and the Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects and, (ii) paid all material Taxes (whether or not shown as due and payable on such Tax Returns) required to be paid by it to the appropriate Governmental Authority.

(b) There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of the Subsidiaries (other than automatic waivers obtained in connection with extensions of time in which to file Tax Returns).

(c) (i) No unresolved federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are pending with regard to any material Taxes or material Tax Returns of the Company or any of the Subsidiaries, and (ii) no written notification has been received by the Company or any of the Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(d) No deficiencies for any material amount of Taxes with respect to the Company or any of the Subsidiaries have been claimed, proposed or assessed by any Tax Authority, except for deficiencies that have been fully paid or otherwise resolved without any further liability for the Company or any of the Subsidiaries from and after the Closing Date.

(e) The Company and each of the Subsidiaries has withheld and paid (or caused to be paid) all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of the Subsidiaries) or other Person.

(f) There are no material Tax Liens on any assets of the Company or the Subsidiaries other than Permitted Liens.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where a Company or Subsidiary does not file a particular type of material Tax Return that the Company or Subsidiary is or may be subject to material taxation by that jurisdiction in respect of material amounts Taxes that would be covered by or the subject of such Tax Return.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Neither the Company nor any of the Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar Contract or arrangement with respect to any material amount of Taxes other than the 2021 TSA or any such agreement (i) as to which only the Company and the Subsidiaries are parties, or (ii) pursuant to customary commercial contracts not primarily related to Taxes.

(j) Neither the Company nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or the Company Parent) or any similar group for federal, state, local or foreign Tax purposes since the Lookback Date. Neither the Company nor any of the Subsidiaries is liable for any material amount of Taxes of any Person (other than the Company any Subsidiary or the Company Parent or any other member of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which the Company Parent is the common parent) pursuant to Treasury Regulation 1.1502‑6 (or any similar provision of applicable Law), as a transferee or successor by operation of applicable Law or Contract.

(k) Neither the Company nor any Subsidiary has distributed stock of another corporation nor has had its stock distributed by another corporation in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or any similar provision of state, local or foreign Tax Laws.

(l) Neither the Company nor any Subsidiary has engaged in a listed transaction within the meaning of Treasury Regulation Section 1.6011‑4 in the last four (4) years.

(m) Neither the Company nor any Subsidiary will be required to include or accelerate any material item of income in, or exclude or defer any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Lockbox Date as a result of any (i) change in method of accounting made, requested or required prior to the Lockbox Date, (ii) use of an impermissible method of accounting prior to the Lockbox Date, (iii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Lockbox Date, (iv) installment sale or open transaction made or entered into prior to the Lockbox Date, (v) deferred revenue or other prepaid amount accrued or received on or prior to the Lockbox Date outside the ordinary course of business, (vi) intercompany transaction entered into prior to the Lockbox Date, or excess loss account described in Section 1502 of the Code (or any similar provision of state, local or foreign Law) in existence as of the Lockbox Date (other than an intercompany transaction between the Company and its Subsidiaries) or (vii) inclusion in income pursuant to Section 951 or Section 951A of the Code as a result of a transaction occurring prior to the Lockbox Date outside of the ordinary course of business.

(n) Section 4.17(n) of the Company Disclosure Schedule sets forth the entity classification and each change in entity classification within the past five (5) years of each Subsidiary for U.S. federal income tax purposes.

(o) Neither the Company nor any Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become resident for Tax purposes in a country other than the country of its formation.

(p) Each of the Company and its Subsidiaries has complied in all material respects with all escheat and unclaimed property Laws.

Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating loss carryforward of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Lockbox Date.

Section 4.18 Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of a Group Company or its Affiliates, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.19 Anti‑Corruption and Trade Compliance. Each of the Company and the Subsidiaries and, to the Knowledge of the Company, each of the Company’s and the Subsidiaries’ respective directors, officers, employees, representatives and agents, is, and has been, in compliance with all applicable Anti‑Corruption Laws for the last five (5) years and with all applicable Global Trade Laws since April 24, 2019. To the Knowledge of the Company, there are and have been in the past five (5) years no pending or threatened administrative, civil or criminal investigations into or claims against the Company or any of the Subsidiaries with respect to material violations of any applicable Anti‑Corruption Laws or Global Trade Laws.

Section 4.20 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, the Company and its Subsidiaries operate and, since the Lookback Date, have operated in material compliance with applicable Environmental Laws, which compliance includes the possession, and material compliance with, all material Permits required for their operations pursuant to Environmental Law including to permit the Group Companies to occupy their facilities or properties, except where the failure to be in material compliance with any such Permit would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole. There has not been since the Lookback Date and there is no pending or, to the Knowledge of the Company, threatened, Environmental Claim against the Company or any Subsidiary. No Group Company (or to the extent giving rise to liability for any Group Company, any other Person) has treated, stored, transported, handled, designed, manufactured, sold, distributed, installed, serviced, disposed of, arranged for the disposal of, released, exposed any Person to or owned or operated any property or facility contaminated by any Hazardous Materials (or any product or item containing Hazardous Materials), in each case as would give rise to material liability of any Group Company under Environmental Laws. The Company has provided to Purchaser all material environmental audits, assessments and reports and other material environmental, health or safety documents relating to the environmental condition of facilities, properties or operations of any Group Company that are in the possession or under the reasonable control of the Group Companies.

Section 4.21 Insurance Business.

(a) Section 4.21(a) of the Company Disclosure Schedule contains a complete and correct list of each of the Company’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company or reinsurance company (each, an “Insurance Subsidiary”), together with the jurisdiction of domicile or home state thereof. None of the Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each Insurance Subsidiary is (i) duly licensed or authorized as an insurance company in its jurisdiction of formation to the extent required by applicable Insurance Law, and (ii) duly licensed, authorized or otherwise entitled to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise entitled in order to conduct its business as currently conducted. Section 4.21(a) of the Company Disclosure Schedule also contains a complete and correct list of each of the Company’s subsidiaries which, by virtue of its operations or activities, is an insurance or reinsurance intermediary (each, an “Insurance Intermediary Subsidiary”). Each Insurance Intermediary Subsidiary is (i) duly licensed or authorized as an insurance or reinsurance intermediary in its jurisdiction of formation to the extent required by applicable Insurance Law, and (ii) duly licensed, authorized or otherwise entitled to act as an insurance or reinsurance intermediary in each other jurisdiction where it is required to be so licensed, authorized or otherwise entitled in order to conduct its business as currently conducted.

(b) Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Insurance Subsidiaries, there are no written or, to the Knowledge of the Company, oral agreements, memoranda of understanding, commitment letters or similar undertakings binding on, the Company or on any of the Insurance Subsidiaries or to which the Company or any of the Insurance Subsidiaries is a party, on the one hand, and any

Governmental Authority is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease‑and‑desist orders from, any Governmental Authority, nor have the Company or any of the Insurance Subsidiaries adopted any board or committee resolutions at the request of any Governmental Authority, in each case, with respect to such Insurance Subsidiaries, any that would (i) limit the ability of any Insurance Subsidiary to enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any Insurance Subsidiary, (iii) in any manner relate to the ability of any of Insurance Subsidiary to pay dividends, (iv) require any investment of any Insurance Subsidiary to be treated as non‑admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any Insurance Subsidiary or (vi) otherwise restrict the conduct of business of any Insurance Subsidiary as currently conducted, nor has any Insurance Subsidiary been advised in writing or, to the Knowledge of the Company, orally by any Governmental Authority that it is contemplating any such undertakings.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, the business of each Insurance Subsidiary and each Insurance Intermediary Subsidiary has been conducted in compliance with applicable Insurance Laws. In addition, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no charge pending or threatened in writing or, to the Knowledge of the Company, or orally by any Insurance Regulator that any Insurance Subsidiary or any Insurance Intermediary Subsidiary has violated, nor is there any investigation pending nor, to the Knowledge of the Company, threatened in writing by any Insurance Regulator related to possible violations by any Insurance Subsidiary or any Insurance Intermediary Subsidiary of any applicable Insurance Laws.

(d) Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since the Lookback Date, each of the Insurance Subsidiaries has filed or submitted all material annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable.

(e) All Insurance Contracts are, and since the Lookback Date have been, to the extent required under applicable Insurance Laws, on forms and at rates approved by applicable Governmental Authorities or filed and not objected to by such Governmental Authorities within the period provided for objection, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since the Lookback Date through the date hereof, no material deficiencies have been asserted by any Governmental Authority in writing or, to the Knowledge of the Company, orally with respect to any such filings which have not been cured or otherwise resolved. All such application forms or rates of Insurance Contracts and advertising materials are utilized in compliance, in all material respects, with all applicable Insurance Laws and within the scope of the approvals (if any) received with respect thereto. Since the Lookback Date, such application forms or rates of Insurance Contracts and advertising materials that were issued by an Insurance Subsidiary have been issued, maintained and serviced in accordance, in all material respects, with their terms. No provision in any

Insurance Contract written by an Insurance Subsidiary gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of such Insurance Subsidiary except for retrospective credit commission or profit share arrangements provided to managing general agents and other intermediaries in the ordinary course of business.

(f) Since the Lookback Date, all benefits due and payable by or on behalf of any Insurance Subsidiary in respect of the Insurance Contracts have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose and such payments were not materially delinquent when paid without material fines or penalties (excluding interest), except for such benefits for which the applicable Insurance Subsidiary believes there is a reasonable basis to contest payment.

(g) Except to the extent prohibited by applicable Law, the Company has made available to Purchaser true and complete copies of (i) any material reports on financial examination (including draft reports where final reports are not yet available), and (ii) any material reports on market conduct examination (including draft reports where final reports are not yet available), in the case of each of (i) and (ii) delivered by any Insurance Regulators in respect of any Insurance Subsidiary since the Lookback Date through the date of this Agreement. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement. Prior to the execution and delivery of this Agreement, the Company has also provided to Purchaser true and complete copies of its material written guidelines and policies with regard to underwriting, claims handling and actuarial reserves practices.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Lookback Date, to the Knowledge of the Company, (i) each Producer, at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third‑party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third‑party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business, (ii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for an Insurance Subsidiary and (iii) no Producer is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Insurance Law applicable to the writing, sale or production of insurance business for the Insurance Subsidiaries.

Section 4.22 Investment Assets.

(a) The Company has provided Purchaser with a true, correct and complete list of all Investment Assets that were carried on the books and records of the Company or any of the Subsidiaries as of the Interim Date. Except for Investment Assets sold in the ordinary course of business or as permitted or otherwise contemplated by this Agreement, the Company and the

Subsidiaries, or a trustee acting on behalf of the Company or any Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Liens except for Permitted Liens.

(b) The Company and the Subsidiaries have no funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company or any Subsidiary may be subject upon or after the Closing.

Section 4.23 Reinsurance. Section 4.23 of the Company Disclosure Schedule contains a true and complete list of all Material Reinsurance Contracts. With respect to each Material Reinsurance Contract, (a) to the Knowledge of the Company, there are no events or conditions that constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Material Reinsurance Contract, (b) to the Knowledge of the Company, no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (c) to the Knowledge of the Company, the financial condition of any cedant, reinsurer or retrocessionaire under such Material Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Insurance Subsidiary party thereto or the Group Companies, taken as a whole, (d) as of the date hereof, no written, or, to the Knowledge of the Company, oral, notice of intended cancellation, termination rate modification or request to recapture has been received by its Insurance Subsidiary from any such cedant, reinsurer or retrocessionaire and (e) each Insurance Subsidiary is entitled under the applicable Insurance Laws of its domiciliary jurisdiction to take full credit in its Company Statutory Statements for all amounts recoverable by it pursuant to such Material Reinsurance Contract to the extent any such credit is so taken in the Company Statutory Statements (each of the events described in clauses (a)-(e) a “Specified Reinsurance Contract Event”). Since the Lookback Date, there have not been any material and unresolved disputes under any of the Material Reinsurance Contracts.

Section 4.24 Reserves. The Reserves reported in the Company Statutory Statements (a) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied throughout the specified period, and (b) are fairly stated in accordance with Applicable SAP and, in all material respects, in accordance with sound actuarial principles. Notwithstanding anything to the contrary in this Agreement or any other agreement, document, or instrument delivered or to be delivered in connection herewith, each of Purchaser and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

Section 4.25 Affiliate Matters. Except for employment or benefit arrangements (including Plans) with employees in the ordinary course of business on arms’ length terms, no Related Party (a) owns any material asset used in, or necessary to, the business or (b) is a party to any Material Contract with a Group Company and (c) has, directly or indirectly (i) a material interest in (other than ownership of up to two percent (2%) of the outstanding equity of a Person that is publicly traded on a national securities exchange or in the over-the-counter market so long as such Related Party has no active participation in connection with the business of such Person) any Person that furnished or sold (or furnishes or sells), services or products that the Company furnishes or sells (or proposes to furnish or sell) or uses in the business of the Company as currently conducted, (ii) a material interest in (other than ownership of up to two percent (2%) of the outstanding equity of a Person that is publicly traded on a national securities exchange or in the over-the-counter market, so long as such Related Party has no active participation in connection with the business of such Person) any Person that purchases from, or sells or furnishes to, the Company any products or services or (iii) a material beneficial interest in any Material Contract (other than due solely to such Person’s status as a holder of Equity Interests of, or as an employee or director of, the Company). Except for employment or benefit arrangements (including Plans) with employees in the ordinary course of business on arms’ length terms and other than Contracts for transactions that are not Affiliate Transactions, no Group Company is party to any Contract with any Related Party. Any of the foregoing arrangements set forth or required to be set forth in Section 4.25 of the Company Disclosure Schedule (excluding arrangements, transactions or Contracts in the ordinary course of business in connection with employment or other service relationships, agreements in connection with any acquisition, disposal or transfer of securities of any Group Company (other than in respect of equity securities that are not Preferred Stock), any shareholder agreements that will terminate at the Closing, and director or officer indemnification or similar arrangements, in each case, that have been made available to Purchaser), an “Affiliate Transaction”. Other than the Affiliate Transactions set forth in Section 4.25 of the Company Disclosure Schedule, no Person owns assets or employs or engages service providers used by the Group Companies in the conduct of their business.

Section 4.26 Top Distribution Partners and Top Suppliers. Section 4.26 of the Company Disclosure Schedule sets forth, for both the twelve (12) month period ended December 31, 2024, and the period beginning on January 1, 2025 and ending on July 31, 2025, (a) a list of the Company’s top ten (10) Distribution Partners (together with their respective Affiliates on a consolidated basis) (by gross revenues) (collectively, the “Top Distribution Partners”) and (b) a list of the Company’s top ten (10) suppliers (together with their respective Affiliates on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers) (collectively, the “Top Suppliers”) for such period. None of the Company nor any of its Subsidiaries have received any written notice from any such Top Distribution Partners to the effect that, and the Company does not have any Knowledge that, any such Top Distribution Partner will stop selling products of the Group Companies and/or utilizing the services or products of the Group Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise), except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole. None of the Company nor any of its Subsidiaries have received any written notice from any such Top Supplier to the effect that any such Top Supplier will stop supplying materials, products or services to the Group Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise), except as would not reasonably be expected to have a material impact on the Group Companies, taken as a whole.

Section 4.27 TID U.S. Business. The Company or any of its Subsidiaries do not (a) produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215, (b) perform the functions as set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to “covered investment critical infrastructure” or (c) maintain or collect, directly or indirectly, “sensitive personal data” as that term is defined in 31 C.F.R. § 800.241; and, therefore, in turn, is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248.

Section 4.28 Officers, Managers and Directors. Section 4.28 of the Company Disclosure Schedule lists all officers, managers and directors (or equivalent) of each Group Company.

Section 4.29 Books and Records. Each Group Company maintains, in all material respects, books of account, minute books, stock record books and other records in accordance with sound and prudent business and accounting practices and applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a material impact on the Group Companies, taken as a whole, no Group Company has engaged in any monetary transaction, maintained any bank account or used any corporate funds except for monetary transactions, bank accounts or funds, which have been and are reflected in the Books and Records of such Group Company.

Section 4.30 No Commingling of Funds. Monies or accounts of the Group Companies have not at any time been commingled with or credited or transferred to monies or accounts of any Related Party.

Section 4.31 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING OF ANY OTHER DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), (I) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS Article IV, THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARENT EXPRESSLY SET FORTH IN Article V AND THE REPRESENTATIONS AND WARRANTIES IN THE OTHER TRANSACTION DOCUMENTS ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PURCHASER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE (WHICH ARE BEING MADE ONLY BY THE COMPANY AND THE COMPANY PARENT), NEITHER THE COMPANY, THE COMPANY PARENT, THE SUBSIDIARIES NOR ANY NON‑RECOURSE PARTY NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN THIS Article IV, Article V AND IN THE OTHER TRANSACTION DOCUMENTS INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.02(d), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND THE SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE TRANSACTION DOCUMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN THIS Article IV, THE COMPANY PARENT SET FORTH IN Article V AND THE REPRESENTATIONS AND WARRANTIES MADE BY COMPANY PARENT OR THE COMPANY IN ANOTHER TRANSACTION DOCUMENT INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.02(d), AND THAT PURCHASER AND MERGER SUB SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS Section 4.31 SHALL LIMIT ANY CLAIMS FOR FRAUD.

Article V

REPRESENTATIONS AND WARRANTIES OF
COMPANY PARENT

Except as set forth in the Company Disclosure Schedule and subject to Section 1.04, the Company Parent hereby represents and warrants to Purchaser and Merger Sub as of the date hereof:

Section 5.01 Organization. Company Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Company Parent duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Tiptree Holdings LLC operates as a holding company with no independent business operations.

Section 5.02 Authority/Binding Effect. Company Parent has all requisite corporate power and corporate authority to execute and deliver this Agreement and each other Transaction Document to which it is or shall be as of the Closing a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Company Parent and each other Transaction Document to which it is or shall be as of the Closing a party, and the consummation of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company Parent, and no other corporate or other action on the part of Company Parent is required to authorize the execution, delivery and performance hereof and thereof by Company Parent, and the consummation of the Merger and the other transactions contemplated hereby, except for obtaining the affirmative vote of the holders of Company Parent Shares representing a majority of all of the votes entitled to be cast to approve the Merger and the other transactions contemplated by this Agreement (the “Company Parent Stockholder Approval”). This Agreement has been duly executed and delivered by Company Parent and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of Company Parent, enforceable against Company Parent in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 Consents and Approvals; No Violation. Assuming the truth and accuracy of the representations and warranties set forth in Section 6.03(a), the execution and delivery of this Agreement by Company Parent and each other Transaction Document to which it is or shall be as of the Closing a party do not, and the performance by Company Parent of this Agreement and each other Transaction Document to which it is or shall be as of the Closing a party and the consummation of the transactions contemplated hereby will not, except with respect to the Credit Agreements, (a) require any Consent of any Governmental Authority, except for the Required Governmental Consents, or (b) subject to obtaining the Company Stockholder Approval, the Company Parent Stockholder Approval, and the Required Governmental Consents, conflict with or violate, constitute a default under, accelerate a material right of a counterparty or a loss of a material right of a Group Company, require a notice, or approval, or otherwise give a right to terminate, cancel or trigger a payment, or result in the creation or imposition of any material Lien upon any of the assets of any Group Company (including their outstanding Equity Interests), in each case under (i) the Organizational Documents, in each case as currently in effect, of Company Parent, (ii) any Law or Orders applicable to Company Parent or by or to which any of Company Parent’s properties or assets is bound or subject, or (iii) any Material Contract to which Company Parent is a party or by or to which Company Parent or any of Company Parent’s properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not have a material impact on the Group Companies, taken as a whole, or the Company Parent’s ability to perform its obligations pursuant to and under this Agreement.

Section 5.04 SEC Filings. Company Parent has filed or furnished, as applicable, all material reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements, amendments and other documents required to be filed by it with, or furnished by it to, the SEC since December 31, 2023 (the “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (a) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company Report and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward‑looking statements.

Section 5.05 Disclosure Documents. On the date the definitive proxy statement (the “Proxy Statement”) is first mailed to Company Parent’s stockholders in connection with the Company Parent Stockholder Meeting and at the time of the Company Parent Stockholder Approval, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Purchaser and Merger Sub or any of their representatives or advisors for use or incorporation by reference therein.

Section 5.06 Litigation. There is no Litigation pending or, to the knowledge of Company Parent, threatened, against Company Parent or any of its Subsidiaries before or by any Governmental Authority, which would, if successful, reasonably be expected to prevent or materially delay Company Parent’s ability to perform its obligations under this Agreement.

Section 5.07 Title. Company Parent owns of record the Company Shares indicated as owned by it in Section 4.05(b) of the Company Disclosure Schedule, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws (excluding failure to comply with such Laws) or Liens under the Credit Agreements or Fortress Credit Documents).

Section 5.08 Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Company Parent, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.09 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING OF ANY OTHER DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), (I) (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARENT EXPRESSLY SET FORTH IN THIS Article V AND (B) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARENT EXPRESSLY SET FORTH IN ANY OTHER TRANSACTION DOCUMENT ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY COMPANY PARENT TO PURCHASER AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE, NEITHER THE COMPANY, COMPANY PARENT, THE SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR

WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF COMPANY PARENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN THIS Article V AND THOSE IN THE OTHER TRANSACTION DOCUMENTS INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.02(d), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF COMPANY PARENT, ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE TRANSACTION DOCUMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY COMPANY PARENT AS SET FORTH IN THIS Article V, THOSE MADE BY THE COMPANY IN Article IV AND THOSE IN THE OTHER TRANSACTION DOCUMENTS AND THAT PURCHASER AND MERGER SUB SHALL ACQUIRE THE COMPANY AND THE SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS Section 5.09 SHALL LIMIT ANY CLAIMS FOR FRAUD.

Article VI

REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND MERGER SUB

Except as set forth in Purchaser Disclosure Schedule and subject to Section 1.04, each of Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

Section 6.01 Organization. Each of Purchaser and Merger Sub (once duly incorporated) is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each of Purchaser and Merger Sub (once duly incorporated) is duly qualified or licensed and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to (a) have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby or (b) cause a material delay in the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby (each of clauses (a) and (b), a “Purchaser Material Adverse Effect”).

Section 6.02 Authority/Binding Effect. Each of Purchaser and Merger Sub has all requisite company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary company action on the part of Purchaser or Merger Sub, as the case may be, and no other corporate or organizational action on the part of Purchaser or Merger Sub or their respective equityholders is required to authorize the execution, delivery and performance hereof by Purchaser or Merger Sub, and the consummation of the transactions contemplated hereby, except for filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 6.03 Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representation and warranties set forth in Section 4.06(a) and Section 5.03, the execution and delivery of this Agreement by each of Purchaser and Merger Sub do not, and the performance by each of Purchaser and Merger Sub of this Agreement and the consummation by the Purchaser and the Merger Sub of the transactions contemplated hereby will not, require Purchaser, Merger Sub or any of their respective Affiliates to obtain any Consent from any Governmental Authority except for (i) the Consents set forth on Section 6.03(a) of Purchaser Disclosure Schedule (the “Purchaser Required Governmental Consents”) and (ii) the Company Required Governmental Consents and Additional Regulatory Approvals. To the Knowledge of Purchaser, as of the date hereof, there is no Additional Regulatory Approval.

(b) Assuming receipt of all approvals, authorizations, consents or waiting period expirations or terminations related to Required Governmental Consents, the execution and delivery of this Agreement by each of Purchaser and Merger Sub do not, and the performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any material respect, the Organizational Documents, in each case as currently in effect, of Purchaser or Merger Sub, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under any Orders applicable to Purchaser or Merger Sub or by or to which any of their respective properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract to which Purchaser or Merger Sub is a party or by or to which Purchaser or Merger Sub or any of their respective properties or assets is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.04 Absence of Litigation. There is no Litigation pending or, to the Knowledge of Purchaser, threatened against Purchaser or Merger Sub or affecting any of their respective properties or assets that, if adversely resolved (by judgment, settlement or otherwise), would reasonably be expected to have a Purchaser Material Adverse Effect, and neither Purchaser nor Merger Sub is a party to, subject to, or in default under, any Order that would have a Purchaser Material Adverse Effect.

Section 6.05 Immediately Available Funds. Purchaser will have at the Closing cash on hand or available sources of capital necessary to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and, to Purchaser’s Knowledge, there is no circumstance or condition that would reasonably be expected to substantially impact such capability to have such cash or available sources of capital. It is acknowledged and agreed by Purchaser that the obligations of Purchaser and Merger Sub under this Agreement are not subject to any conditions regarding Purchaser’s, Merger Sub’s, their respective Affiliates’ or any other Persons’ ability to obtain any financing for the consummation of the transactions contemplated by this Agreement.

Section 6.06 Operations of Merger Sub. Merger Sub has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby.

Section 6.07 Solvency. Assuming the accuracy, in all material respects, of the representations and warranties of the Company and Company Parent made in this Agreement the compliance, in all material respects, with the obligations of the Company pursuant to this Agreement, the payment of the Aggregate Closing Purchase Price and the payment of all related fees and expenses and any repayment or refinancing of debt contemplated in this Agreement in full, including all fees and expenses related thereto, and the other transactions contemplated by this Agreement, regardless of whether the COC Amendments are in place, the Surviving Corporation and each of the Subsidiaries, on a consolidated basis, will be Solvent immediately following the Closing. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiaries. For purposes of this Agreement, “Solvent”, when used with respect to the Surviving Corporation and each of the Subsidiaries, on a consolidated basis, means that, as of any date of determination, (i) the Present Fair Salable Value of the assets of the Surviving Corporation and the Subsidiaries, on a consolidated basis, will, as of such date, exceed their liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation and the Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged as of the Closing Date and (iii) the Surviving Corporation and the Subsidiaries, on a consolidated basis, will be able to pay their debts as they become absolute and matured. The term “Solvency” shall have a correlative meaning. “Present Fair Salable Value” means the present fair value of the aggregate assets of the Surviving Corporation and the Subsidiaries, on a consolidated basis, goodwill, based on the hypothetical sale of the Group Companies as an entirety with reasonable promptness in an arm’s length transaction under then‑present conditions for the sale of comparable business enterprises.

Section 6.08 Acquisition of Interests for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Purchaser confirms that the Company has made available to Purchaser and Purchaser’s Representatives the opportunity to ask questions of the officers and management employees of the Company and the Subsidiaries as well as access to documents, information and records of the Company and the Subsidiaries, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Company and the Subsidiaries and their respective properties, assets, businesses, financial conditions, documents, information and records. Purchaser is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation, in each case in contravention of applicable Law. Purchaser understands and agrees that the Surviving Corporation Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Section 6.09 Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Purchaser or Merger Sub, to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.10 Disclosure Documents. The information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to the stockholders of Company Parent or at the time of the Company Parent Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.11 No Governmental Investigation. No investigation or review by any Governmental Authority solely with respect to Purchaser or its business is pending or, to the Knowledge of Purchaser, threatened in writing, other than review of the transactions contemplated hereby by the Financial Services Commission of South Korea, that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 6.12 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. (I) THE REPRESENTATIONS AND WARRANTIES OF purchaser and merger sub EXPRESSLY SET FORTH IN This Article VI AND IN ANY other TRANSACTION DOCUMENT ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY purchaser or merger sub TO any group company, Company Parent or any OF THEIR RESPECTIVE AFFILIATES OR ANY REPRESENTATIVES OF ANY OF THE FOREGOING, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) ABOVE (WHICH ARE BEING MADE ONLY BY PURCHASER AND MERGER SUB), PURCHASER AND MERGER SUB HAVE NOT MADE

AND ARE NOT MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF purchaser or merger sub or their affiliates. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VI and in the other transaction documents, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE MADE BY purchaser or merger sub regarding purchase or their affiliates and their ASSETS, ARE HEREBY EXPRESSLY DISCLAIMED. company and Company Parent REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT, THE TRANSACTION DOCUMENTS contemplated hereby AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, they ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY purchaser and merger sub AS SET FORTH IN THIS Article VI AND THOSE IN THE OTHER TRANSACTION DOCUMENTS INCLUDING THE CERTIFICATE DELIVERED PURSUANT TO Section 8.03(d). NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS Section 6.12 SHALL LIMIT ANY CLAIMS FOR FRAUD.

Article VII

COVENANTS

Section 7.01 Conduct of Business. Except as otherwise set forth in Section 7.01 of the Company Disclosure Schedule, as required by Law, as expressly permitted or required by this Agreement (and not prohibited by the specific provisions of this Section 7.01) or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been provided if not affirmatively withheld or granted within fifteen (15) Business Days of the Company’s request therefor, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, the Company shall, and shall cause each Subsidiary, to conduct its business in the ordinary course of business in all material respects and in compliance with applicable Law and use commercially reasonable efforts to maintain and preserve intact its business organizations and its current significant business relationships and goodwill with customers, referral sources, vendors, suppliers, service providers and other business partners and to retain the services of its present executive officers. Notwithstanding and without limiting the generality of the foregoing, from and after the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, except (w) as otherwise set forth in Schedule 7.01, (x) as required by applicable Law (including

Tax Laws), (y) any Permitted Leakage or (z) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been provided if not affirmatively withheld or granted within fifteen (15) Business Days of the Company’s request therefor, the Company shall not, and shall cause each of its Subsidiaries not to:

(a) amend, restate or otherwise modify (or waive provisions in) the Organizational Documents of the Company or, in any material respect, the other Group Companies;

(b) issue, reissue, sell, transfer or pledge, or authorize, permit or propose the issuance, reissuance, sale, transfer, change of ownership or pledge of, shares of capital stock of any class or series or any securities convertible into capital stock of any class or series of the Company or any Subsidiary or other Equity Interests of any Group Company, or grant or enter into any Equity Interests or amend any terms of any such Equity Interest, except, in each case: (i) pursuant to contractual obligations existing on the date of this Agreement or in the ordinary course of business and set forth in Section 4.05 of the Company Disclosure Schedule, (ii) issuance and/or withholding of shares of Common Stock in connection with the exercise, vesting and/or settlement of Company Equity Awards or (iii) for transactions solely between or among the Company and any Subsidiary;

(c) declare, set aside or pay any dividend or other distribution of assets or other Equity Interests in respect of any class or series of its capital stock or other Equity Interests, other than (i) dividends and distributions by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company in the ordinary course of business and (ii) as required by the agreements evidencing the grant of Company Equity Awards outstanding on the date of this Agreement or as otherwise permitted by this Section 7.01;

(d) adjust, split, combine, subdivide, reclassify or make any like change in any Equity Interest of the Company except for any anti-dilution adjustments to the Warrants pursuant to their terms (but not any issuance of an Equity Interest that would trigger any such anti-dilution adjustments);

(e) sell, purchase, transfer, surrender or dispose of any asset to a Related Party (excluding employment or compensation agreements in effect on the date hereof) unless it is at a fair market value, on arms’ length terms and made in the ordinary course of business;

(f) sell, lease, assign, license, sublicense, transfer, allow to lapse, abandon, assign, convey, license or otherwise dispose of any of its material properties, assets or rights, other than (A) sales of insurance and services products in the ordinary course of business consistent with past practice and non‑exclusive licenses of Intellectual Property rights in the ordinary course of business, (B) transfers of other properties, assets or rights in the ordinary course of business consistent with past practice in an amount not to exceed one million dollars ($1,000,000) individually or five million U.S. dollars ($5,000,000) in the aggregate, (C) sales of Investment Assets in the ordinary course of business or (D) abandoning or allowing to lapse Intellectual Property rights that are immaterial to the business of the Company as presently conducted in the ordinary course of business or that have reached their maximum statutory term;

(g) permit, allow or suffer any of its material properties or assets to be subjected to any Lien, restriction or charge other than Permitted Liens;

(h) acquire (i) any legal Person or other material business organization or division or material assets thereof (including by merger or otherwise but excluding reinsurance), in a single transaction or a series of transactions for an aggregate consideration in excess of five million U.S. dollars ($5,000,000), (ii) any properties, assets or rights (other than in respect of any Leased Real Property) in the ordinary course of business in an amount in excess of five hundred thousand U.S. dollars ($500,000) individually or one million U.S. dollars ($1,000,000) in the aggregate other than acquisition of Investment Assets in the ordinary course of business to the extent required by applicable Law, (iii) any rights to Leased Real Property in the ordinary course of business in an amount in excess of one million U.S. dollars ($1,000,000) individually or five million U.S. dollars ($5,000,000) in the aggregate or (iv) lease or license any interest in Intellectual Property other than, in respect of Intellectual Property, in the ordinary course of business;

(i) create, incur, assume, or guarantee any Indebtedness, other than (i) incurrence of Indebtedness pursuant to intercompany arrangements among or between the Company and one or more of the Subsidiaries or solely among or between one or more Subsidiaries; (ii) borrowings permitted under the Credit Agreements; or (iii) in the ordinary course of business;

(j) change any of the material accounting, financial reporting, actuarial, reserving, claims administration, underwriting principles, practices or methods used by the Company or any Subsidiary, except as may be required in order to comply with changes in GAAP, Applicable SAP or applicable Law, in each case, other than in respect of Taxes (which shall be governed by Section 7.01(q));

(k) amend any Material Permit in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or abandon, terminate or allow to lapse any Material Permits except as required by an Insurance Regulator;

(l) enter into, become subject to, terminate, fail to renew, modify or waive or amend any Material Contract or arrangement that would constitute a Material Contract, other than (i) in the ordinary course of business or (ii) with Excepted Related Parties in the ordinary course of business on arm’s length terms;

(m) enter into any new lines of business that would require the Insurance Subsidiaries to add new lines of authority to their certificates of authority;

(n) seek approval from the applicable Governmental Authority for the use of any accounting practices in connection with the Company Statutory Statements that depart from the accounting practices prescribed or permitted by applicable Insurance Laws of the applicable domiciliary jurisdiction;

(o) reduce any reserves, provisions for losses or other liability amounts in respect of Insurance Contracts or Reinsurance Contracts, except in the ordinary course of business or as may be required by applicable accounting standards (consistently applied with their application for prior periods), or as required by Law or by policies imposed by a Governmental Authority;

(p) merge or consolidate with any other Person or adopt a plan of restructuring, recapitalization or reorganization as required by this Agreement;

(q) make, change or revoke any material tax election, change any annual accounting period, settle or compromise any claim or assessment of a material amount of Taxes, adopt or change any material method of Tax accounting, file any material Tax Return in a manner inconsistent with past practice of the Company and the Subsidiaries or file any material amended material Tax Return, make any material voluntary Tax disclosure, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax (other than an agreement the primary purpose of which does not relate to Taxes), surrender any right to claim a material refund, credit or similar Tax benefit, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax or material Tax Return, in each case, except for any action in the ordinary course of business;

(r) except as required to comply with applicable Law or Plan as in effect on the date of this Agreement or as otherwise expressly permitted or required by this Agreement, (i) increase the salary, wages, bonuses or other compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries (other than base salary increases made in the ordinary course to Employees other than the executive Employees listed on Schedule 7.01(r) (“executive Employees”) or in connection with periodic benefit renewals in the ordinary course of business), (ii) grant any new entitlement to, or increase the amount of any existing entitlement to, any severance, change of control, retention, termination or similar compensation or benefits, other than entering into employment agreements with existing (other than with respect to executive Employees) and new employees, in each case, in the ordinary course of business, (iii) adopt, establish, enter into, amend or modify, or agree to establish, amend or modify (or announce an intention to establish, amend or modify), or terminate any material Plan (other than routine amendments to the Plans in the ordinary course of business or in connection with periodic renewals), (iv) grant or remove any vesting restrictions applicable to any equity or equity‑based awards under the Company Equity Plan or any other Plan, (v) take any action to accelerate the vesting, exercisability or payment of or to fund any benefit or payment to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (vi) hire or terminate (other than for “cause”) the Chief Executive Officer or any direct report to the Chief Executive Officer or (vii) recognize any Union as the bargaining unit representative of any Employees;

(s) make any loans, advances or capital contributions to any director, officer or employee of the Group Companies, except (i) for advances for travel and other normal business expenses to officers and employees in the ordinary course of business or (ii) pursuant to any indemnification agreements for directors and officers of the Group Companies for actions taken within the scope of their services to the Group Companies in effect on the date hereof;

(t) enter into any transaction (excluding employment or compensation agreements in effect on the date hereof) with, any Related Party (other than an Excepted Related Party in the ordinary course of business on arms’ length terms), or waive, defer or release any amount owed to a Group Company by a Related Party, including payment of any bonuses, benefits or other amounts for any director, officer, consultant or agent of the Group Companies that are Related Parties, other than in the ordinary course of business, excluding (i) those items consented to in advance in writing by Purchaser, (ii) payment of immaterial bonuses, benefits or other amounts for directors, managers, officers, employees or consultants of the Group Companies made in the ordinary course of business not arising in connection with the transactions contemplated hereby and (iii) any payment made or agreement to make a payment by or on behalf of any Group Company for which specific provision, reserve or allowance has been made for it in the Company Financial Statements (up to the extent of such provision, accrual or liability);

(u) incur or pay any amount of Leakage other than the incurrence of Transaction Expenses to the extent taken into account in and that decrease the Aggregate Closing Purchase Price;

(v) (i) settle, compromise, waive or release any Litigation (other than individual claims in the ordinary course of business under Insurance Contracts within applicable policy limits) or any rights (or amend or terminate any rights), in each case, except as would not (A) result in payments by the Group Companies in excess of five hundred thousand U.S. dollars ($500,000) individually or one million U.S. dollars ($1,000,000) in the aggregate and (B) contain any admission of culpability, criminal misconduct, violation of the Law or require any other actions or impose any other material restrictions on the business or operations of the Group Companies;

(w) permit the Company or any Subsidiary (other than Subsidiaries that are in the process of dissolution, liquidation or winding up as of the date of this Agreement and disclosed in the Company Disclosure Schedule) to dissolve, wind‑up or liquidate; or

(x) enter into any binding agreement or commitment to do any of the foregoing.

Notwithstanding the foregoing, (i) nothing contained in this Agreement is intended to give Purchaser or Merger Sub, directly or indirectly, the right to control the Company’s or the Subsidiaries’ operations prior to the Effective Time and (ii) the failure of the Company to take or cause to be taken an action prohibited by this Section 7.01 solely as a result of the failure of Purchaser to consent to such action shall in no event be deemed to constitute a breach of the first sentence of Section 7.01. Prior to the Effective Time, subject to the terms herein including this Section 7.01, each of Purchaser, Merger Sub and the Company shall exercise complete control and supervision of its and its Subsidiaries’ respective operations.

Section 7.02 Reasonable Best Efforts; Cooperation.

(a) Subject to the terms and conditions of this Agreement, from and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 10.01, each of the parties hereto shall, and the Company shall cause each of the Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII; provided, that nothing in this Section 7.02 will alter any efforts standard expressly set forth in any other provision of this Agreement and nothing in this Section 7.02(a) or any other provision of this Agreement will require Purchaser or Merger Sub to take or refrain from taking any action that would or would reasonably be expected to result in the imposition of a Burdensome Condition.

(b) Without limiting the generality of the foregoing, subject to Section 7.03, Section 7.04, Section 7.05(c) and Section 7.13, Company Parent and the Group Companies, on the one hand, and Purchaser and Merger Sub, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated hereby and (iv) permit the other party to review any communication given by it, and consult with each other a reasonable amount of time in advance of any meeting, in connection with any proceeding by a Governmental Authority or a private party, with any other Person and, to the extent permitted by such other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided, however, that nothing in this Section 7.02(b) will require Purchaser or Merger Sub to take or refrain from taking any action that would or would reasonably be expected to result in the imposition of a Burdensome Condition.

Section 7.03 Consents.

(a) Without limiting the generality of Section 7.02 hereof, each of the parties hereto shall use reasonable best efforts to obtain all Required Governmental Consents, and all other Consents set forth in Section 7.03(a) of the Company Disclosure Schedule, in each case necessary in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, other than Required Governmental Consents, no Party shall have any obligation to pay any fee to a third party for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents, in each case required to be obtained pursuant to this Agreement (including pursuant to Section 7.17); provided, however, that any fees, costs or expenses actually paid in connection with obtaining the third-party Consents set forth in Section 7.03(a) shall be borne fifty percent (50%) by the Company as Transaction Expenses and fifty percent (50%) by Purchaser. Each of the parties hereto shall, as soon as reasonably possible, make or cause to be made all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated hereby. Purchaser acknowledges and agrees that, provided the other parties hereto comply with their obligations set forth in this Agreement to use their reasonable best efforts to obtain third-party Consents set forth in Section 7.03(a) of the Company Disclosure Schedule, which shall not include, for the avoidance of doubt, any Required Governmental Consents, the failure to obtain such Consents shall not, in and of itself, result in a Material Adverse Effect or a failure of a condition to Closing set forth in Article VIII.

(b) The Company shall, within one (1) Business Day following receipt of the Company Parent Stockholder Approval, take all actions necessary in accordance with the DGCL to obtain the Company Stockholder Approval from its stockholders approving and adopting this

Agreement and the transactions contemplated hereby and to deliver the Company Stockholder Approval to Purchaser. As soon as practicable but in any event within ten (10) Business Days following the effective date of the Company Stockholder Approval, the Company shall deliver, by any manner permitted by applicable Law, the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered the Company Stockholder Approval and is entitled to such notice under the DGCL. All materials submitted to the stockholders of the Company in accordance with this Section 7.03 shall be subject to Purchaser’s reasonable advance review and comment, which shall be considered in good faith by the Company.

Section 7.04 Antitrust Notifications and Other Regulatory Approvals; Purchaser Covenants.

(a) In furtherance and not in limitation of the requirements of Section 7.02 and Section 7.03(a), the parties hereto shall cooperate with each other and, as necessary, shall prepare and file, or cause to be prepared and filed, (i) required Notification and Report Forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ, (ii) all appropriate documents, forms, filings or submissions required under applicable Insurance Laws with respect to the transactions contemplated by this Agreement, and (iii) any other notifications, filings, registrations or materials required or necessary to obtain the Required Governmental Consents and all other Consents otherwise necessary in connection with the consummation of the transaction contemplated by this Agreement (other than the CFIUS Approval, which is addressed in Section 7.04(f)) as soon as reasonably practicable, and in any event, within thirty (30) Business Days from and after the date of this Agreement, except for: (A) any Required Governmental Consents by Governmental Authorities within South Korea for which discussions shall commence as soon as reasonably practicable but in any event within twenty-five (25) calendar days following the date hereof and any required filings made as soon as reasonably practicable thereafter; (B) in the case of the foregoing clause (i), a later date is mutually agreed to by the parties; and (C) any Consents that are a notification to be given after the Closing. The parties hereto shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information related to any of the foregoing or any other Required Governmental Consent. The parties hereto shall also cooperate with each other and shall make, or cause to be made, such other filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Laws relating to competition, and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto or to any other Required Governmental Consent. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 7.04 or in connection with any Required Governmental Consent shall be paid fifty percent (50%) by each of Purchaser, on the one hand, and the Equityholders, on the other hand.

(b) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review a reasonable amount of time in advance, to the extent permitted by Law, any proposed communication by such party to any Governmental Authority. Other than purely administrative telephonic conferences and telephonic conferences initiated by the applicable Governmental Authority and not scheduled in advance, no party to this Agreement shall agree to participate in any meeting with any

Governmental Authority in respect of any filings, investigation or other inquiry, unless it consults with the other parties a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, confidentiality obligations in the Transaction Documents and applicable Laws, the parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and, to the extent available and agreed upon in advance by Purchaser and the Company, in seeking early termination of any applicable waiting periods, including those under the HSR Act. Subject to the Confidentiality Agreement, confidentiality obligations in the Transaction Documents and applicable Laws, the parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

(c) Each party shall promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to Purchaser and its Affiliates or any Persons who are deemed or may be deemed to “control” Purchaser within the meaning of applicable Insurance Laws, including its or their structure, ownership, businesses, operations, jurisdiction of domicile, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, general or limited partners, members or shareholders and the transactions contemplated hereby, and such other matters as may be required or requested.

(d) Purchaser and Merger Sub shall not amend, revoke or refile any filing, submission, application, notification or report form or extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby, except with the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in no event will any party to this Agreement be required to disclose to any other party to this Agreement any personally identifiable information (and a party shall be permitted to redact personally identifiable information from documents shared with the other parties).

(e) In the event Purchaser and/or the Company receives a Request for Additional Information and Documentary materials (“Second Request”) under the HSR Act or any similar inquiry in connection with the transactions contemplated by this Agreement, such party shall comply as promptly as practicable with such request as provided by Section 7A(e) of the HSR Act. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request under the HSR Act, such party shall comply as promptly as practicable with such subpoena or civil investigative demand. In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a Second Request under the HSR Act, subpoena or civil investigative demand, such party shall endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(f) Notwithstanding anything contained in this Agreement to the contrary, the parties shall fully coordinate and cooperate with each other to obtain the CFIUS Approval including, without limitation, (i) as soon as practicable after the date of this Agreement, filing a CFIUS Declaration regarding the transactions contemplated hereby in accordance with the DPA and promptly responding to comments or questions from CFIUS, if any, on the CFIUS Declaration and resubmitting the filing, (ii) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review of the transactions contemplated hereby, within the time periods specified in the applicable regulations or otherwise specified by CFIUS staff, and (iii) using their respective reasonable best efforts to ensure that any information furnished pursuant to the foregoing clauses (i) and (ii) is true, correct and complete in all material respects. If at the end of the review period for the CFIUS Declaration, CFIUS requests that the parties file a CFIUS Notice, the parties shall, and shall cause their respective Affiliates and Representatives to, file a CFIUS Notice and obtain the CFIUS Approval including, without limitation, (a) as soon as practicable after the date of the request for a CFIUS Notice, filing a draft CFIUS Notice regarding the transactions contemplated hereby and (b) as promptly as practicable filing a final CFIUS Notice in accordance with the DPA after receipt of comments, if any, from CFIUS. The parties shall each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any filings to CFIUS; provided, that, notwithstanding anything to the contrary in this Agreement, no party shall be required to share communications containing its confidential business information. If the parties reasonably determine it to be appropriate that the parties withdraw and jointly resubmit the final CFIUS Notice pursuant to this Section 7.04(f), then the parties shall cooperate in withdrawing and resubmitting the final CFIUS Notice in order to allow CFIUS to extend its consideration of the transactions contemplated hereby for up to two additional 45-day periods. Notwithstanding anything to the contrary in this Section 7.04(f), Purchaser shall not be required to, and the Company shall not, without prior written consent of Purchaser, enter into any national security agreement or other agreement proposed by CFIUS that includes a Foreign Direct Investment Burdensome Condition. In the event the parties file a CFIUS Notice, the associated CFIUS filing fee as described in Subpart K of 31 C.F.R. Part 800 shall be borne half by Purchaser and half by the Equityholders (by inclusion of such portion of the filing fee within the Transaction Expenses).

(g) In furtherance and not in limitation of Section 7.02, Section 7.03 and Section 7.04(a) through (f), each party agrees to, and to cause its Affiliates and Representatives to, use reasonable best efforts to take promptly any and all steps and actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated hereby so as to enable the Closing to occur expeditiously, but in no case later than the Termination Date, including, as applicable, providing information to such Persons; provided, however, nothing in this Section 7.04(g) will require the Group Companies, Purchaser or its Affiliates, including Merger Sub, or its Representatives to take or refrain from taking any action that would or would reasonably be expected to result in the imposition of a Burdensome Condition. In addition, each party shall use reasonable best efforts to oppose, through and including Litigation on the merits (and all appeals with respect thereto), any claim asserted in court or other forum by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Termination Date; provided, however, nothing in this Section 7.04(g) will require the Group Companies, Purchaser or its Affiliates, including Merger Sub, or their Representatives, to take or refrain from taking any action that would or would reasonably be expected to result in the imposition of a Burdensome Condition.

(h) Each party shall not, and shall cause its Affiliates not to, take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or the obtaining of any Required Governmental Consent (including the CFIUS Approval) or the effect of which would be to delay or impede the ability of the parties hereto to consummate the transactions contemplated hereby; provided, however, nothing in this Section 7.04 will require the Group Companies, Purchaser or its Affiliates, including Merger Sub, or their Representatives, to take or refrain from taking any action related to a Burdensome Condition. Without limiting the generality of the foregoing, Purchaser will not (and will cause its Affiliates not to) (i) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, or (ii) assign any of its rights hereunder to any co-investor, in each case, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such order on appeal or otherwise or (D) delay or prevent the consummation of the transactions contemplated hereby.

(i) Notwithstanding anything in this Section 7.04 to the contrary neither the Group Companies, Purchaser nor its Affiliates, including Merger Sub, or their Representatives, shall be required to take any action that would reasonably be expected to result in a Burdensome Condition.

Section 7.05 Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and applicable Laws, from and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, the Company shall permit, and shall cause the Subsidiaries to permit, Purchaser and its Representatives to have reasonable access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, executive‑ or management‑level employees and books and records of the Company and the Subsidiaries, and shall furnish, or cause to be furnished, to Purchaser, such access as Purchaser shall from time to time reasonably request. All access and investigation pursuant to this Section 7.05 to personnel and books and records of the Group Companies shall be coordinated through the individuals set forth on Section 7.05(a) of the Company Disclosure Schedule and shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and the Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) all such access, and information relating thereto, shall be subject to the terms and conditions of, the Confidentiality Agreement, if applicable, treated as Confidential Information as defined thereunder, (ii) without the prior written consent of the Company, Purchaser shall not contact any customer, supplier or distributor of the Company or any Subsidiary, and provided that the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (iii) Purchaser shall have no right to perform materially disruptive or subsurface investigations of the properties or facilities of the Company or any of the Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason). In addition, and notwithstanding anything contained in this Agreement to the contrary, the Company shall not have any obligation to provide Purchaser with any such access or information that cannot be provided without (A) violating applicable Law or obligation of confidentiality pursuant to a Contract with any third party, (B) constituting a waiver of the attorney‑client privilege or attorney work‑product privilege or (C) resulting in information reasonably pertinent to any pending Litigation in which any of Purchaser or its Subsidiaries, on the one hand, or Company or its Affiliates, on the other hand, are directly adverse to one another, being shared; provided, however, that the Company shall (1) notify Purchaser, as applicable, that such information cannot be disclosed without (w) violating applicable Law or the Company’s or any of the Subsidiaries’ obligations of confidentiality in a Contract with any third party, (y) waiving the attorney‑client privilege or attorney work‑product privilege or (z) resulting in information reasonably pertinent to any pending Litigation in which any of the Company or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, are directly adverse to one another, being shared, (2) communicate to Purchaser in reasonable detail (x) the facts giving rise to such notification and (y) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (3) use reasonable best efforts to identify and pursue a legally permissible method of providing such disclosure, including in the case where such disclosures are reasonably likely to violate the Company’s or any of the Subsidiaries’ obligations of confidentiality, using reasonable best efforts to seek a waiver of any such obligations of confidentiality excluding any disclosures that would jeopardize the rights of the Company or its Affiliates in any pending Litigation in which they are adverse to Purchaser or its Affiliates. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company (or its Affiliates) allow Purchaser (or its Affiliates) access to, or examination rights of, any Tax Returns or other Tax Books and Records, other than solely (1) Tax Returns or other Tax Books and Records of the Company and its Subsidiaries in respect of a Pre-Closing Tax Period or (2) Tax Returns or other Tax Books and Records of the Company Parent Tax Group that includes information in respect of the Company and its Subsidiaries, in each case subject to entry into a confidentiality agreement on terms and in substance reasonably acceptable to Company Parent.

(b) Purchaser shall, and shall cause the Surviving Corporation to, following the Closing, preserve and keep any books and records held by them relating to the respective businesses of the Company and the Subsidiaries prior to the Effective Time that are required to be retained under document retention policies in effect on January 1, 2025, for a period of seven (7) years from the Closing Date and shall make such records (or copies) reasonably available, at reasonable times and upon reasonable advance notice, in a manner so as not to unreasonably interfere with normal business operations of Purchaser and the Group Companies, as may be reasonably required by any Eligible Holder in connection with any insurance claims by, Litigation (other than involving Purchaser or its Affiliates) or Tax audits against, governmental investigations of or compliance with legal requirements by, any Eligible Holder or any of their respective Affiliates. Notwithstanding anything to the contrary in this Section 7.05(b), the foregoing obligations shall not apply to any such access or information that, after being advised in writing as such by legal counsel, Purchaser concludes in good faith cannot be provided without (i) violating applicable Law or obligation of confidentiality in a Contract with any third party, (ii) constituting a waiver of the attorney‑client privilege or attorney work‑product privilege or (iii) resulting in information reasonably pertinent to any pending Litigation in which any of Company Parent or its Affiliates, on the one hand, and Purchaser or its Affiliates on the other hand, are directly adverse to one another, being shared; provided, however, that Purchaser or the Surviving Corporation shall (A) notify the Eligible Holder that such information cannot be disclosed without (x) violating applicable Law or the Surviving Corporation’s or any of the Subsidiaries’ obligations of confidentiality in a Contract with any third party, (y) waiving the attorney‑client privilege or attorney work‑product privilege, or (z) resulting in information reasonably pertinent to any pending Litigation in which any of Purchaser or its subsidiaries, on the one hand, or Company Parent or its Affiliates, on the other hand, are directly adverse to one another, being shared, (B) communicate to Equityholders’ Representatives in reasonable detail (x) the facts giving rise to such notification and (y) the subject matter of such information (to the extent it is able to do so in accordance with the foregoing proviso) and (C) use reasonable best efforts to identify and pursue a legally permissible method of providing such disclosure, including in the case where such disclosures are reasonably likely to violate Purchaser’s or any of the Subsidiaries’ obligations of confidentiality, using reasonable best efforts to seek a waiver of any such obligations of confidentiality excluding any disclosures that would jeopardize the rights of Purchaser or its Affiliates in any pending Litigation in which they are adverse to Company Parent or its Affiliates.

(c) The parties shall hold, and shall cause their respective Affiliates, advisors, accountants, attorneys and representatives to hold, any non‑public information so provided to one another in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement, this Agreement and the other the Transaction Documents. The parties acknowledge and agree that the Confidentiality Agreement will remain in full force and effect in accordance with the terms and conditions therefore and shall (i) survive termination of this Agreement and terminate in accordance with its terms or (ii) terminate at the Closing.

Section 7.06 Public Statements. Except for any press release issued collectively by Purchaser and Company Parent on the date of this Agreement, subject to Section 7.10, and except if related to an Adverse Recommendation Change or after an Adverse Recommendation Change has occurred or as required by applicable Law or the rules and regulations of any stock exchange upon which the securities of Purchaser, Company Parent, the Company or any of their respective Affiliates are traded, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or Representatives without the prior written consent of Purchaser, on the one hand, or Company Parent, on the other hand; provided, however, that consent shall not be required for any (a) press release or other public announcement, statement or comment the substance of which is consistent in all material respects with the substance of any previous press release or other public announcement, statement or comment made in accordance with this Section 7.06, (b) disclosure by an Eligible Holder or its Affiliates that is not an individual in the ordinary course to its respective prospective and current limited partners (or their equivalent) or advisors, under binding obligations of confidentiality, general information regarding the subject matter of this Agreement and the transactions contemplated hereby, including, in respect of any of the Company’s or its Equityholders’ Affiliates, the performance of such Affiliate’s investment in the Company on a confidential basis, (c) disclosure as required by Law or rules and regulations applicable to the Company, Company Parent or their respective Affiliates of any national securities exchange or any Governmental Authority and (d) customary tombstone advertisements by Purchaser or its Affiliates that do not include price or other transaction terms.

Section 7.07 Indemnification of Directors and Officers.

(a) For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Surviving Corporation or any of the Subsidiaries to, amend, repeal or modify any provision in the certificate or articles of incorporation, by-laws or other equivalent governing documents of the Surviving Corporation or any of the Subsidiaries relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Effective Time are or were officers or directors of the Company or any Subsidiary (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Effective Time (unless and to the extent required by Law), it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses in such Organizational Documents to the full extent of the Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person except as required by Law.

(b) At the Closing, the Equityholders shall cause the Group Companies to obtain and pay for irrevocable “tail” insurance policies, fifty percent (50%) of which to be included within the Transaction Expenses, with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Effective Time. Notwithstanding the foregoing, in no event shall the Company, Purchaser or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; provided, that if the annual premiums of such coverage exceed such amount, the Company, Purchaser or the Surviving Corporation, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six (6)‑year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(c) In the event that Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Purchaser or the Surviving Corporation, as the case may be, shall use commercially reasonable efforts to cause proper provision to be made so that the applicable successors and assigns or transferees succeed to the obligations set forth in this Section 7.07.

(d) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 7.07 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 7.07 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 7.07(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third‑party beneficiary of this Section 7.07, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise; provided that D&O Indemnified Persons shall not have any right to double-recovery from the Surviving Corporation or its Affiliates when considered together with other sources of indemnification or contribution that any such Person may have by Contract or otherwise and such D&O Indemnified Person shall promptly pay back to the Surviving Corporation any such funds paid by the Surviving Corporation or its Affiliates to any such D&O Indemnified Person to the extent duplicative of recoveries obtained by such Person from other sources.

Section 7.08 Employee Benefits.

(a) During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, Purchaser shall, or shall cause the Surviving Corporation to, provide each employee of the Company or the Subsidiaries who is employed immediately prior to the Closing (each, a “Continuing Employee”) with (i) at least the same base salary or wage level and bonus, commission and/or other cash incentive opportunity (excluding equity and equity‑based compensation) as provided immediately prior to the Effective Time, (ii) employee benefits (excluding defined benefit pension, non‑qualified deferred compensation, equity or equity‑based plans, severance, retention, change in control benefits, fringe benefits and perquisites) that are no less favorable, in the aggregate, than the benefits, perquisites and other terms and conditions (subject to the same exclusions) that each such Continuing Employee was entitled to receive immediately prior to the Effective Time (or, if more favorable to the Continuing Employee, the benefits, perquisites and other terms and conditions of employment provided to similarly situated employees of Purchaser or its subsidiaries) and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or a Subsidiary to the Continuing Employee as of immediately prior to the Effective Time, to the extent listed on Section 4.10(a) of the Company Disclosure Schedule.

(b) From and after the Closing, Purchaser shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee, officer and independent contractor of the Company and the Subsidiaries, and each former employee, officer and independent contractor of the Company and the Subsidiaries, as of the Closing arising under the terms of, or in connection with, any Plan in accordance with the terms thereof.

(c) For purposes of eligibility, vesting and entitlement to benefits under the benefit and compensation plans, programs, agreements and arrangements of Purchaser (other than defined benefit pension plans, retiree medical, severance entitlements and equity or equity-based compensation, but including level of vacation), the Surviving Corporation or any of their respective subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Purchaser Plans”), Purchaser and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan, except where such crediting would result in duplication of benefits. In addition, Purchaser shall use reasonable best efforts to cause Purchaser Plans providing health benefits to (i) not deny Continuing Employees (or a covered dependent thereof) coverage on the basis of pre‑existing condition exclusions and actively‑at‑work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent such conditions were waived or satisfied under the similar Plan in effect immediately prior to the Closing and (ii) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co‑insurance and out‑of‑pocket expenses paid on or prior to the Closing Date in satisfying any deductibles, co‑insurance and maximum out‑of‑pocket expenses in the applicable plan year in which the Closing Date occurs to which such deductibles and out‑of‑pocket expenses relate as if such amounts had been paid in accordance with the applicable Purchaser Plan.

(d) The parties hereto acknowledge and agree that all provisions contained in this Section 7.08 with respect to employees of the Company and the Subsidiaries are included for the sole benefit of the respective parties hereto and shall not (i) create any third‑party beneficiary or other rights in any current or former employee, manager, officer, director or independent contractor of the Company or any Subsidiary (or dependent or beneficiary thereof) to enforce the provisions of this Section 7.08, (ii) be construed as an amendment, waiver or creation of any Plan or other employee benefit plan of the Company, any Subsidiary, Purchaser or any of their respective Affiliates, (iii) limit in any way the right of the Company, any Subsidiary, Purchaser, or any of their respective Affiliates to amend or terminate any Plan at any time or (iv) create any right to employment or service, continued employment or service, or any term or condition of employment or service with any of the Company, any Subsidiary, Purchaser or any of their respective Affiliates.

Section 7.09 Company Parent Stockholder Meeting.

(a) Company Parent shall take all action necessary in accordance with applicable Law and the charter, bylaws and other organizational documents of Company Parent to, following consultation with Purchaser, set a record date for, duly give notice of, convene and hold a meeting of its stockholders (as may be postponed or adjourned from time to time in accordance with the terms hereof, the “Company Parent Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC (and in any event no more than forty-five (45) days after such clearance, which shall be deemed to occur upon the earliest of (i) notice from the SEC that it is not reviewing the Proxy Statement,

(ii) resolution of any comments from the SEC on the Proxy Statement, and (iii) 11:59 pm ET on the tenth (10th) calendar day following the filing of the Proxy Statement with the SEC, if the SEC has not affirmatively provided notice that it is reviewing the Proxy Statement) for the purpose of seeking the Company Parent Stockholder Approval. Notwithstanding the immediately preceding sentence but subject to the next sentence, Company Parent may postpone or adjourn the Company Parent Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Company Parent’s stockholders within a reasonable amount of time in advance of the Company Parent Stockholder Meeting, (ii) as otherwise required by Law, (iii) if as of the time for which the Company Parent Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Company Parent Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Parent Stockholder Meeting, (iv) if additional time is reasonably required to solicit proxies to obtain the Company Parent Stockholder Approval or (v) with Purchaser’s written consent. Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company Parent Stockholder Meeting may not be postponed or adjourned (A) (x) by more than ten (10) Business Days at a time or (y) with respect to clause (iv) of the immediately preceding sentence, if Company Parent has previously postponed or adjourned the meeting two (2) or more times, (B) by more than forty‑five (45) calendar days after the date on which the Company Parent Stockholder Meeting was (or was required to be) originally scheduled with respect to clause (iii) of the immediately preceding sentence or (C) if such postponement or adjournment would result in or require any change to the record date of the Company Parent Stockholder Meeting. Except as required by Law, the record date of the Company Parent Stockholder Meeting may not be changed without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Subject to Section 7.10, the Company Parent Board shall (i) recommend approval of the Merger and the other transactions contemplated by this Agreement by Company Parent’s stockholders, and (ii) solicit and use its reasonable best efforts to obtain the Company Parent Stockholder Approval (including by soliciting proxies in favor of the approval of the Merger and the other transactions contemplated by this Agreement).

(b) Without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the approval of the Merger and the other transactions contemplated by this Agreement shall be the only matter (other than matters of procedure, matters incidental to the transactions contemplated hereby and matters required by applicable Law to be voted on by Company Parent’s stockholders in connection with the approval of the Merger and the other transactions contemplated by this Agreement) that Company Parent shall propose to be acted on by the stockholders of Company Parent at the Company Parent Stockholder Meeting. Other than the Company Parent Stockholder Meeting, Company Parent shall not convene any special meeting of Company Parent’s stockholders following the execution and delivery of this Agreement and prior to the time at which the Company Parent Stockholder Approval is obtained without Purchaser’s prior written consent, which shall not be unreasonably conditioned, withheld or delayed. Company Parent shall coordinate and cooperate with Purchaser with respect to the Company Parent Stockholder Meeting, including keeping Purchaser reasonably informed with respect to proxy solicitation results as reasonably requested by Purchaser. Unless approved in writing by Purchaser, the Company Parent Stockholder Meeting shall not be an annual meeting of stockholders of Company Parent.

Section 7.10 Acquisition Proposals.

(a) Company Parent shall, and shall cause its subsidiaries, directors and officers to, and shall use reasonable best efforts to cause its and other respective Representatives to, immediately terminate all solicitation, discussions and negotiations with any Person (other than Purchaser, Merger Sub and their respective Representatives) with respect to any Acquisition Proposal as of the execution of this Agreement, and promptly (and in any event within twenty-four (24) hours of execution of this Agreement) terminate access granted to any Person (other than Purchaser, Merger Sub and their respective Representatives) to any electronic data room maintained by Company Parent or its subsidiaries with respect to the transactions contemplated hereby or an Acquisition Proposal and promptly (in any event within twenty-four (24) hours of execution of this Agreement) request that all non-public information previously provided be returned or destroyed in accordance with the applicable confidentiality agreement. Except as otherwise provided in this Section 7.10, during the period commencing with the execution and delivery of this Agreement and continuing until the Closing or, if earlier, the termination of this Agreement, Company Parent shall not, and shall cause its Subsidiaries, directors and officers not to, and shall use reasonable best efforts to cause its and their other respective Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly facilitate or knowingly encourage any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to constitute or lead to the submission or announcement of any Acquisition Proposal, (ii) engage in negotiations or discussions with respect to any Acquisition Proposal or that could reasonably be expected to constitute or lead to an Acquisition Proposal (iii) provide any non‑public information, or afford access to the business, property, assets, books, records or personal information of the Company Parent or its subsidiaries, to any Person (other than Purchaser, Merger Sub or any Representatives of Purchaser or Merger Sub) in connection with any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to constitute or lead to an Acquisition Proposal or (iv) enter into any binding or non-binding letter of intent, memorandum or understanding, arrangement, understanding or agreement in principle or agreement with respect to an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, if Company Parent or any of its Representatives receives an Acquisition Proposal prior to the time at which the Company Parent Stockholder Approval is obtained that did not result from a breach of this Section 7.10, Company Parent, the Company and their respective Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (B) inform the Person that has made the inquiry or proposal of the provisions of this Section 7.10.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time following the execution and delivery of this Agreement and prior to the time at which the Company Parent Stockholder Approval is obtained, (i) Company Parent or any of its Representatives has received a bona fide written Acquisition Proposal that did not result from a breach of Section 7.10 and (ii) the Company Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal, then Company Parent may (A) furnish information with respect to Company Parent and its subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations with such Person and its Representatives regarding such

Acquisition Proposal; provided, that, Company Parent shall not, and shall instruct its Representatives not to, disclose any non‑public information to such Person and its Representatives unless Company Parent has entered into, or first enters into, a confidentiality agreement with such Person with terms (including governing confidentiality) that are not less favorable in the aggregate to Purchaser than those contained in the Confidentiality Agreement; provided, further, that (A) such confidentiality agreement may contain a less restrictive or no standstill restriction and such confidentiality agreement may not contain terms that prohibit Company Parent from complying with the provisions of this Section 7.10, and (B) Company Parent shall provide or make available to Purchaser as promptly as reasonably practicable (and in any event within twenty-four (24) hours thereafter) any non‑public information concerning Company Parent or its subsidiaries provided or made available to such other Person or any of its Representatives that was not previously provided or made available to Purchaser and Merger Sub.

(c) From and after the date of this Agreement, Company Parent shall, within twenty-four (24) hours of the receipt by Company Parent of any Acquisition Proposal, notify Purchaser with respect thereto, and shall in any such notice, include copies of any written materials relating to such Acquisition Proposal (including materials provided by Company Parent or its Representatives in response thereto) and indicate the identity of the Person making such Acquisition Proposal, and the material terms and conditions of such Acquisition Proposal and thereafter shall promptly (within twenty-four (24) hours) keep Purchaser reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal, including by providing a copy of all material additional written documentation relating thereto.

(d) The Company Parent Board and each committee thereof shall not, subject to the terms and conditions of this Agreement (including Section 7.10(b) and Section 7.10(e)), (i) cause or knowingly permit Company Parent or the Company to enter into any Alternative Acquisition Agreement or (ii) make an Adverse Recommendation Change.

(e) Notwithstanding anything to the contrary contained in this Agreement:

(i) the Company Parent Board or a committee thereof may, at any time prior to the time at which the Company Parent Stockholder Approval is obtained, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 7.10(a), (1) terminate this Agreement in accordance with Section 10.01(f) and substantially concurrently enter into an Alternative Acquisition Agreement with respect to the Acquisition Proposal described in the following clause (2)(A) or (2) make an Adverse Recommendation Change if (A) Company Parent receives an Acquisition Proposal that the Company Parent Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be inconsistent with the duties of the directors of Company Parent under applicable Law, (B) Company Parent has notified Purchaser in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement or the Company Parent Board intends to effect an Adverse Recommendation Change, which written notice shall include the information with respect to such Superior Proposal that is specified in Section 7.10(c), (C) through the fifth (5th) Business Day following the date of such notice, the Company and Company Parent consider, negotiate and discuss with Purchaser in good faith (to the extent Purchaser so desires to negotiate)

any amendments or modifications to the terms of this Agreement proposed by Purchaser and (D) no earlier than the fifth (5th) Business Day following the date of such notice, the Company Parent Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, taking into consideration the terms of any proposed amendment or modification to this Agreement that Purchaser has committed to make during such five (5)‑Business Day period, that the Acquisition Proposal continues to constitute a Superior Proposal and the failure to take such action would reasonably be expected to be inconsistent with the duties of the directors of Company Parent under applicable Law; provided, that in the event of any change to any of the material terms or conditions (including the form, amount and timing of payment of consideration) of the Acquisition Proposal described in the foregoing clause (A), Company Parent shall, in each case, have delivered to Purchaser an additional notice consistent with that described in clause (B) above and a new notice period under clause (C) shall commence with respect to each such change in terms or conditions of the Acquisition Proposal (except that the five (5)‑Business Day notice period shall instead be equal to three (3) Business Days); and

(ii) the Company Parent may, at any time prior to the time at which the Company Parent Stockholder Approval is obtained, make an Adverse Recommendation Change pursuant to clause (a) or (b) of the definition thereof if (A) an Intervening Event has occurred, (B) Company Parent has notified Purchaser in writing that the Company Parent Board intends to effect an Adverse Recommendation Change, which notice shall identify and include all material information with respect to such Intervening Event, (C) through the fifth (5th) Business Day following the date of such notice, the Company and Company Parent consider, negotiate and discuss with Purchaser in good faith (to the extent Purchaser so desires to negotiate) any amendments or modifications to the terms of this Agreement proposed by Purchaser and (D) no earlier than the fifth (5th) Business Day following the date of such notice, the Company Parent Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, taking into consideration the terms of any proposed amendment or modification to this Agreement that Purchaser has committed to make during such five (5)‑Business Day period, that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the duties of the directors of Company Parent under applicable Law.

(f) Nothing contained in this Agreement shall prohibit (i) the Company Parent Board or a committee thereof from (A) complying with its disclosure obligations under applicable Law or applicable rules of Nasdaq, including taking and disclosing to its stockholders a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M‑A promulgated under the Exchange Act, (B) making any “stop‑look‑and‑listen” communication to stockholders of Company Parent or (C) making any public statement that describes the receipt of an Acquisition Proposal, that the Company Parent Board is considering the Acquisition Proposal and that no position has been taken by the Company Parent Board as to the advisability and desirability of such Acquisition Proposal; provided, in each case, that any such action taken or statement permitted by this Section 7.10(f) shall not, in and of itself, be deemed to be an Adverse Recommendation Change or form the basis for Purchaser to terminate this agreement pursuant to Section 10.01(h), so long as it reaffirms the Company Parent Board Recommendation, or (ii) waiving any “standstill” or similar provision in order to permit a Person to make an Acquisition Proposal privately and confidentially to the Company Parent Board if and to the extent the

Company Parent Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with applicable Law (including the duties of the directors of Company Parent under applicable Law).

Section 7.11 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement (and, in any event, within twenty (20) Business Days after the execution of this Agreement), Company Parent shall, with the reasonable assistance and cooperation of Purchaser reasonably requested by Company Parent, prepare and file the Proxy Statement in preliminary form with the SEC. Company Parent shall provide Purchaser and its counsel a reasonable opportunity to review and comment on Company Parent’s proposed preliminary Proxy Statement in advance of filing and shall give due consideration to and consider in good faith any additions, deletions or other comments reasonably proposed by Purchaser and its counsel. Other than in the event of an Adverse Recommendation Change or other statements, in each case made in compliance with Section 7.10, the Proxy Statement shall include the Company Parent Board Recommendation. Purchaser and Company Parent shall cooperate with one another in connection with the preparation of the Proxy Statement and Purchaser and Merger Sub shall furnish to Company Parent all information concerning Purchaser and Merger Sub as is required by applicable Law to be set forth in the Proxy Statement. Purchaser shall cause the information relating to Purchaser supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Parent Stockholder Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Assuming Purchaser’s compliance with the foregoing, Company Parent shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Parent Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and to comply as to form in all material respects with the Exchange Act and any applicable requirements under applicable Law. Company Parent and Purchaser shall each use reasonable best efforts to respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC concerning the Proxy Statement, and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Company Parent will use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC (as defined in Section 7.09(a)) (but, in any event, will cause such mailing within four (4) Business Days thereafter, unless otherwise agreed to by Purchaser).

(b) Company Parent shall as promptly as reasonably practicable notify Purchaser of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto, and shall supply Purchaser with copies of all material correspondence between Company Parent or any of its Representatives, on the one hand, and the SEC (or its staff), on the other hand, with respect to the Proxy Statement.

All filings by Company Parent with the SEC (or its staff), responses to any comments from the SEC (or its staff) and all mailings to the stockholders of Company Parent primarily relating to the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Purchaser; provided, that Company Parent will no longer be required to comply with the foregoing if the Company Parent Board has effected any Adverse Recommendation Change in accordance with Section 7.10.

(c) Each of Company Parent, the Company, Purchaser and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Company Parent shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Law.

Section 7.12 Merger Sub.

(a) Promptly (and in any event within five (5) Business Days) following approval of the Merger by the Financial Services Commission of South Korea, and prior to Closing, Purchaser shall form Merger Sub.

(b) Promptly (and in any event within two (2) Business Day) following the formation of the Merger Sub, Purchaser, as sole stockholder of Merger Sub, shall adopt this Agreement by written consent and deliver a joinder to this Agreement, in substantially the form attached hereto as Exhibit B (the “Merger Sub Joinder”), executed by the Merger Sub.

(c) Notwithstanding anything herein to the contrary, all representations, warranties, covenants and agreements of the Merger Sub herein or in another Transaction Document applicable to any period prior to the time when Merger Sub is formed shall not apply until Merger Sub has been formed and then shall apply upon and following the time of such formation.

Section 7.13 Transaction Litigation. In the event that any Litigation related to this Agreement, the Merger or any of the other transactions contemplated hereby is brought against Company Parent, the Company, any member of the Company Parent Board (in such member’s capacity as such), any member of the Company Board (in such member’s capacity as such) or any officer of the Company or Company Parent (in such officer’s capacity as such) prior to the Closing (the “Transaction Litigation”), until the Closing Company Parent shall as promptly as reasonably practicable (and in any event within two (2) Business Days of becoming aware) notify Purchaser of any such Transaction Litigation and shall keep Purchaser reasonably informed with respect to the status thereof, including by promptly (and in any event within two (2) Business Days of receipt of the same) providing Purchaser with copies of all proceedings and material correspondence relating to such proceeding; provided, that Company Parent shall control the defense and settlement of any Transaction Litigation; provided, however, that Company Parent shall, until the Closing, allow for advanced review and comment on all material filings or responses to be made by Company Parent in connection with any Transaction Litigation to the extent practicable, and Company Parent shall in good faith take such comments into account.

Section 7.14 Notice of Certain Matters. Subject to applicable Laws, from the date of this Agreement until the Closing Date or, if earlier, the date that this Agreement is terminated pursuant to Section 10.01, the Company shall provide to Purchaser, and Purchaser shall provide to the Company, as applicable, (a) written notice, as soon as reasonably practicable, of the occurrence of a Specified Reinsurance Contract Event, together, with a reasonably detailed summary of the facts underlying or relating to such event to the extent then within the Knowledge of the Company and any material correspondence or notices received from the relevant counterparty to the relevant Reinsurance Contracts, and (b) subject to applicable Laws, prompt notice of (i) any notice or other communication from any Person alleging that the Consent of any Person is or may be required in connection with the transactions contemplated hereby, and (ii) the occurrence (or non‑occurrence) of any event, condition, fact or circumstance that would be reasonably likely to prevent or materially delay the satisfaction of any of the conditions set forth in Article VIII; provided, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice and the failure to give such notice shall not separately constitute a failure of any condition in Article VIII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis. Purchaser’s receipt of information pursuant to this Section 7.14 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Company Parent or any Group Company in this Agreement and will not be deemed to amend or supplement the Company Disclosure Schedule.

Section 7.15 Certain Arrangements.

(a) Each of Company Parent and the Purchaser covenants and agrees that the 2021 TSA will remain in full force and effect and shall continue governing the applicable reimbursement, payment and service obligations between Company Parent and the Company (and their respective Affiliates) in accordance with their terms, and following the Closing Purchaser shall not, and shall cause the Surviving Corporation not to, early terminate the 2021 TSA prior to the end of such Contract’s terms as in effect on the date hereof.

(b) Except for the 2021 TSA, the Investment Advisory Agreements pursuant to Section 7.18 and any Affiliate Transaction set forth in Schedule 7.15 and except for any Plans providing benefits to service providers of the Group Companies other than Company Parent, WP Investor or their Representatives, the Company will deliver to Purchaser at the Closing evidence reasonably satisfactory to Purchaser of the termination of each Affiliate Transaction, including all Contracts between and among any of the Group Companies, on the one hand, and the Company Parent or any other Related Party (other than one of the Group Companies or an Excepted Related Party), on the other hand, in a manner that results in no further Liability or obligation to Purchaser or the Group Companies.

(c) The Company will, at least three (3) Business Days prior to the Closing Date, deliver to Purchaser, evidence reasonably satisfactory to Purchaser, of the termination of the Barclays Engagement Letter, the BofA Engagement Letter and the KBW Engagement Letter in a manner that, subject to the payment of the fees due thereunder in connection with the Closing as reflected as Leakage in the Closing Schedule and Aggregate Closing Purchase Price, extinguishes all liabilities and obligations of the Group Companies as of the Closing except for the customary indemnification and confidentiality obligations set forth therein.

Section 7.16 Confidentiality. Following the Closing, Company Parent hereby agrees that it will not, will cause its controlled Affiliates and employees not to, and will use its reasonable best efforts to ensure that its non-controlled Affiliates and agents that have received Confidential Information will not, directly or indirectly, communicate, divulge, disseminate or use, for any purpose whatsoever, any Confidential Information, except (a) with the prior written consent of Purchaser, (b) as required by any Law or any investigation or audit of a Governmental Authority, (c) in connection with the enforcement of or any dispute arising under this Agreement, (d) to its financial planners, accountants, attorneys or other advisors or employees or representatives that need to know such information in connection with its obligations hereunder and under the other Transaction Documents or in connection with the transactions contemplated hereby and, in each case, are informed of the confidential nature of the Confidential Information provided to them and are bound by an obligation of confidentiality to Company Parent or (e) as set forth in Section 7.06. Notwithstanding the foregoing, no Person who is an employee, officer or director of a Group Company, Purchaser or any of Purchaser’s Affiliates will be restricted from using Confidential Information in furtherance and in the ordinary course of such Person’s duties in any such capacity.

Section 7.17 Debt Facilities.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, the Company and Company Parent shall (or, where applicable, shall cause their applicable Affiliates to), at the sole expense of Purchaser, use reasonable best efforts to obtain, with respect to the Credit Agreements any consents or amendments thereunder (including authorization, execution and delivery thereof) that are necessary to waive any “change of control” and other “default” or “event of default” provisions thereunder which would arise due to the occurrence of the transactions contemplated hereby, which consents or amendments shall be on terms and conditions and in form and substance reasonably satisfactory to Purchaser with respect to fee payments the terms of any such “change of control” waiver, the terms of any such “default” or “event of default” waiver and related terms (it being understood that (i) such consents or amendments may, but need not, include any amendments to existing covenants or terms of the Credit Agreements separate and apart from those as may be necessary to waive any such “change of control” default or other default or event of default and (ii) need not be effective prior to the Closing Date) and the Company (to the extent of any liabilities or any obligations of the Company and its Subsidiaries and Affiliates prior to the Closing Date) (collectively, the “COC Amendments”); provided, that, notwithstanding the foregoing or any other provision set forth in this Agreement, the Company and its Subsidiaries shall use reasonable best efforts to ensure that the Credit Agreements and the Notes Indentures are not (i) terminated (other than in a customary refinancing transaction which complies with clause (ii)) or (ii) modified in a manner which would reasonably be expected to be materially adverse to Purchaser, in each case, without the prior written consent of Purchaser, which may be withheld, conditioned, or delayed for any reason (it being understood that, notwithstanding Article VII, (x) a repayment of any outstanding Indebtedness utilizing available cash and (y) a modification of the Credit Agreements or the Notes Indentures which is not materially adverse to Purchaser shall not require the consent of Purchaser). The Company shall not have any liability whatsoever to Purchaser or Merger Sub arising out of or relating to the failure to obtain any such COC Amendments or because of the termination of any Credit Agreement or Notes Indenture as a result thereof, except as a result of the Company’s breach of this Section 7.17(a). Purchaser acknowledges that, other than with respect to Company’s breach of its obligations pursuant to this Section 7.17(a), no representation, warranty, agreement or covenant of the Company contained herein shall be breached or deemed inaccurate or breached, and no condition to Closing shall be deemed not satisfied, as a result of (i) the failure to obtain any such COC Amendment, (ii) any such termination or (iii) any Litigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such COC Amendment or any such termination.

(b) Purchaser shall reimburse the Company and Company Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company, Company Parent and their respective Representatives or Affiliates in connection with any action requested by Purchaser pursuant to this Section 7.17, promptly after receipt of a written request therefor from Company or Company Parent; provided, that such reimbursement obligation shall not extend to, and Company and Company Parent shall be solely responsible for, costs and expenses incurred by Company and Company Parent (or any of their Affiliates or Representatives) in connection with business activity in the ordinary course of business not connected to the COC Amendments.

(c) Notwithstanding anything in Section 7.17 or this Agreement to the contrary, until the Closing occurs, the obligations of the Company, its Subsidiaries and Company Parent and their respective Representatives under this Section 7.17 shall not (i) unreasonably interfere with the ongoing operations of the Group Companies, or (ii) require any such Person to (A) pay any commitment or other similar fee, (B) have or incur any liability or monetary obligation in connection with the COC Amendments that is not, or shall not be, paid or borne by Purchaser, including under any agreement or any document related to the Credit Agreements, (C) commit to taking any action (including entering into any agreement) that is not contingent upon the Closing, (D) take any action that would conflict with, violate or result in a breach of or default under any Organizational Documents of the Company as in effect on the date hereof, its Subsidiaries and Company Parent and their respective Representatives, any material Contract or any Law, (E) take any action that could subject any director, manager, officer or employee of the Company, its Subsidiaries and Company Parent and their respective Representatives to any actual or potential personal liability, (F) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company, its Subsidiaries, and Company Parent and their respective Representatives, (G) cause any director or manager of the Company, its Subsidiaries, and Company Parent and their respective Representatives to pass resolutions or consents to approve or authorize such transaction, unless such resolutions or consents are contingent upon the Closing, (H) reimburse any expenses or provide any indemnities, (I) make any representation, warranty or certification that, in the good faith determination of the Company, is not true or (J) provide any cooperation or information that does not pertain to the Company or its Subsidiaries.

(d) (i) If the COC Amendments are not obtained pursuant to Section 7.17(a) and Purchaser provides written notice to the Company at least fifteen (15) Business Days prior to the Closing Date, the Company will at least two (2) Business Days prior to the Closing Date, deliver to Purchaser one or more customary payoff letters (collectively, the “Payoff Letters”), that (1) evidence the requirements for the repayment of outstanding Indebtedness under the applicable Credit Agreement(s) on the Closing Date (the amount so required to effect such repayment pursuant to such Payoff Letters, the “Payoff Amount”), (2) upon receipt of the Payoff Amount, provide for the release of all Liens that were granted to secure the applicable Credit Agreement(s), and (3) are otherwise reasonably satisfactory to the Purchaser and (ii) prior to the Closing Date, the Company shall deliver to Purchaser release documentation (the “Release Documentation”), which shall be reasonably satisfactory to Purchaser, evidencing the termination and release of any Liens on the equity issued by the Company in connection with the Fortress Credit Documents.

(e) Upon the reasonable request of Purchaser, the Company shall use reasonable best efforts to (i) deliver to the Trustee (as defined in the FFC Junior Subordinated Indenture) an Officer’s Certificate and an Opinion of Counsel (in each case, as defined in the FFC Junior Subordinated Indenture) solely to the extent such documents (or in the case of such Officer’s Certificate, to the extent the Trustee requires execution of such Officer’s Certificate by the Company pre-Closing, the form thereof, to be executed and delivered by Company) are delivered to the Company by the Purchaser (including any such Opinion of Counsel that is provided by Company), and (ii) deliver to the Trustee (as defined in the TFG Junior Subordinated Indenture) an Officer’s Certificate and an Opinion of Counsel (in each case, as defined in the TFG Junior Subordinated Indenture), solely to the extent such documents (or in the case of such Officer’s Certificate, to the extent the Trustee requires execution of such Officer’s Certificate by the Company pre-Closing, the form thereof, to be executed and delivered by Company) are delivered to the Company by the Purchaser (including any such Opinion of Counsel that is provided by Company); provided that, for the avoidance of doubt, neither Ropes & Gray LLP nor Sidley Austin LLP, nor any pre-Closing employee (other than a pre-Closing employee that is also a post-Closing employee) shall be required to deliver any such Opinion of Counsel pursuant to this Section 7.17(e).

Section 7.18 Investment Advisory Agreements. Any investment advisory agreements to which any Group Company is subject, including the Investment Advisory Agreements, shall be amended prior to Closing such that, effective as of the Closing, such agreements can be terminated at any time with sixty (60) days’ prior written notice without penalty or other adverse consequences to the Group Companies by any Group Company party thereto or subject thereto.

Section 7.19 Interim Information Updates. The Company shall use reasonable best efforts to cause the Chief Executive Officer of the Group Companies to consult with Purchaser or its Representatives on a monthly basis and to use reasonable best efforts to cause the Group Companies to provide the same monthly management operating reports provided to Company Parent, WP Investor and their Affiliates during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Article X and the Closing Date.

Article VIII

CONDITIONS TO CLOSING

Section 8.01 Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, any one or more of which may be waived in writing at the option of the party whose obligations to consummate the transactions contemplated hereby are subject thereto to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained validly under the DGCL, the Company’s certificate of incorporation, by-laws and the Stockholders’ Agreement.

(b) Company Parent Stockholder Approval. The Company Parent Stockholder Approval shall have been obtained validly under the laws of the State of Maryland and the Company Parent’s charter and bylaws.

(c) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by a court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule, regulation or other Law shall have been enacted, enforced or promulgated by any Governmental Authority which would restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby.

(d) Regulatory Approval. (i) The consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule 8.01(d)(i) and all approvals from Governmental Authorities that are required under applicable Law (including pursuant to any Insurance Laws) to permit the consummation of the transactions contemplated hereby the failure of which to obtain would be material to the businesses of the Group Companies (the Parties shall act reasonably and in good faith in making determinations as to whether a jurisdiction is “required” for these purposes) and that are identified one (1) Business Day prior to the date on which the definitive Proxy Statement is filed with the SEC (such approvals, the “Additional Regulatory Approvals”) shall have been made or obtained, as applicable, and shall be in full force and effect, (ii) the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained, and the waiting periods, clearances, approvals and/or consents (as applicable) set forth in Schedule 8.01(d)(ii) and any other Additional Regulatory Approvals shall have expired, been terminated or been obtained (as applicable), and (iii) the CFIUS Approval shall have been obtained, in the case of each of the foregoing clauses (i), (ii) and (iii), without, the imposition of the applicable Burdensome Condition on Purchaser or its Affiliates or on the Surviving Corporation and its Affiliates from and after the Closing.

Section 8.02 Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived, to the extent permitted by applicable Law, by Purchaser):

(a) Representations and Warranties of the Company and Company Parent. The representations and warranties of (i) the Company (A) set forth in the Fundamental Representations in Article IV, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “Material” in the defined term “Material Contract”), shall be true and correct in all material respects (except for those regarding ownership or capitalization of the Company as set forth in Section 4.01(a) and Section 4.05(a), which shall be true and correct except for any de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if made anew at and as of that date, (except to the extent expressly made as of an earlier date, in which case as of such date), and (B) set forth in Article IV of this Agreement, other than Fundamental Representations, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “Material” in the defined term “Material Contract” and the qualification as to Material Adverse Effect contained in Section 4.04 shall not be disregarded for any of such purposes), shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date, (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (B), where the failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect and (ii) Company Parent (A) set forth in the Fundamental Representations, without giving effect to any materiality or “Material Adverse Effect” qualifications therein shall be true and correct in all material respects (except for those regarding ownership of the Company, which shall be true and correct in all respects except for any de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if made anew at and as of that date, (except to the extent expressly made as of an earlier date, in which case as of such date), and (B) set forth in Article V other than those covered in the preceding clause (A), shall be true, correct and complete in all material respects, as of the Closing Date, without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except to the extent expressly made as of an earlier date, in which case as of such date), as though such representations and warranties were made at and as of such date.

(b) Performance. The Company and Company Parent shall have performed and complied, in all material respects, with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by the Company and Company Parent on or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any facts, events, changes, developments or effects that, individually or in the aggregate, constitute a Material Adverse Effect.

(d) Officer’s Certificate. The Company and Company Parent shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of the Company and Company Parent, certifying the satisfaction of the conditions set forth in Sections 8.02(a), (b) and (c), respectively.

Section 8.03 Conditions to the Obligations of the Company and Company Parent. The obligation of the Company and Company Parent to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub contained herein shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date, (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not have, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement on or before the Termination Date.

(b) Performance. Purchaser and Merger Sub shall have performed and complied, in all material respects, with all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Purchaser or Merger Sub, as the case may be, on or prior to the Closing Date.

(c) Merger Sub Formation and Joinder. The Merger Sub shall have been formed, and the Merger Sub Joinder shall remain in full force and effect.

(d) Officer’s Certificate. Purchaser and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Purchaser and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 8.03(a) and (b).

(e) Payments. Purchaser or Merger Sub shall have made the payments set forth in Section 3.04.

Section 8.04 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure resulted from such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.02(a), or to satisfy its obligations under Section 7.03 or Section 7.04.

Article IX

TAX MATTERS

Section 9.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest, but excluding any Taxes or fees (and associated penalties and interest) based in whole or in part upon income, profits or gains) (“Transfer Taxes”) incurred in connection with the Merger, if any, shall be paid fifty percent (50%) by the Eligible Holders and fifty percent (50%) by the Purchaser when due, whether levied on Purchaser, the Company, the Surviving Corporation, any Subsidiary or any Eligible Holder. The party required under applicable Law to do so shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

Section 9.02 Tax Elections. The parties agree that no election pursuant to Section 338 or Section 336 of the Code (or any similar elections under applicable Law) shall be made by Purchaser or its Affiliates, the Company or the Surviving Corporation or any of the Subsidiaries with respect to the Company, the Surviving Corporation or any of the Subsidiaries with respect to the transactions contemplated under this Agreement, which election would be effective on or prior to the Closing Date.

Section 9.03 Cooperation. Following the Closing, Purchaser, the Company and the Company’s Subsidiaries shall cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with any Tax matters (including the preparation of any Tax Returns or any other matter requiring any such books and records, information or employees for any reasonable business purpose), in each case, with respect to the Company and the Subsidiaries for any Pre‑Closing Tax Period. Following the Closing, Purchaser shall cause the Surviving Corporation and its Subsidiaries to retain all applicable Tax Returns, books and records and workpapers for Pre‑Closing Tax Periods for a period of at least seven (7) years following the Closing Date. The parties hereto further agree to use their commercially reasonable good faith efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed on the Equityholders, the Company or the Company’s Subsidiaries, or otherwise related to the transactions contemplated herein. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company (or its Affiliates) allow Purchaser (or its Affiliates) access to, or examination rights of, any Tax Returns or other Tax Books and Records, other than solely (1) Tax Returns or other Tax Books and Records of the Company and its Subsidiaries in respect of a Pre-Closing Tax Period or (2) Tax Returns or other Tax Books and Records of the Company Parent Tax Group that include information in respect of the Company and its Subsidiaries, in each case subject to entry into a confidentiality agreement on terms and in substance reasonably acceptable to Company Parent.

Section 9.04 Company Parent Tax Group. Company Parent shall not (a) amend, re-file or otherwise modify any Tax Return of any Company Parent Tax Group for any taxable period (or portion thereof), during which the Company or any of its Subsidiaries was a member of such Company Parent Tax Group (a “Relevant Consolidated Return Period”) or (b) make, change or revoke any Tax election for any Company Parent Tax Group with respect to, or that has retroactive effect to, a Relevant Consolidated Return Period, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). Following receipt of written notice, Company Parent shall give Purchaser prompt written notice of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to a Company Parent Tax Group for a Relevant Consolidated Return Period (a “Relevant Consolidated Return Tax Contest”). Company Parent shall have the right to control any Relevant Consolidated Return Tax Contest related primarily to Non-Fortegra Consolidated Group Members of the Company Parent Tax Group to the extent Company Parent’s assets are reasonably sufficient to satisfy the liabilities asserted in such Relevant Consolidated Return Tax Contest as mutually agreed by the parties (a “Company Parent Tax Contest”); provided, to the extent such Company Parent Tax Contest relates both to Non-Fortegra Members of the Company Parent Tax Group and the Company and its Subsidiaries, Purchaser shall be entitled to participate in the defense of such Company Parent Tax Contest and Company Parent shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such Company Parent Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably conditioned, withheld or delayed. Purchaser shall have the right to control the conduct of any Relevant Consolidated Return Tax Contests that is not a Company Parent Tax Contest; provided that Company Parent shall be entitled to participate in the defense of any such Relevant Consolidated Return Tax Contest and Purchaser shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to any such Relevant Consolidated Return Tax Contest without the prior written consent of Company Parent, which shall not be unreasonably conditioned, withheld or delayed. Each party shall provide such assistance as may be reasonably requested by the other party in connection with any Relevant Consolidated Return Contest and shall retain and provide the other party with any records or other information that may be relevant to any such Relevant Consolidated Return Contest. Without limiting the generality of the foregoing, Company Parent shall retain all applicable Tax Returns, books and records and workpapers for Relevant Consolidated Return Periods for a period of at least seven (7) years following the Closing Date.

Article X

Termination

Section 10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Purchaser and the Company;

(b) at any time after September 26, 2026 (the “Termination Date”) by either Purchaser or the Company, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement (or Company Parent, in the event the Company is seeking to terminate this Agreement)); provided, that, if on a date that would have been the Termination Date, the conditions set forth in Section 8.01(d) are the only conditions (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Termination Date shall be automatically extended to December 26, 2026, in which case the Termination Date shall be deemed for all purposes to be such later date;

(c) by either Purchaser or the Company, if any restraint of the type set forth in Section 8.01(c) permanently prohibiting the consummation of the transactions contemplated hereby shall have become final and non‑appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party whose failure (or Company Parent’s failure, in the event the Company is seeking to terminate this Agreement) to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such restraint; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 10.01(c) shall have used the efforts required by this Agreement to remove such restraint;

(d) by Purchaser, by written notice to the Company, if the Company or Company Parent has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation of the Company or Company Parent contained in this Agreement shall be or shall have become inaccurate, in either case such that both (i) any condition set forth in Section 8.02(a), (b) or (d) would not be satisfied as of the time of such breach or failure or as of the time such representation was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or Company Parent or, if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by the Company of notice in writing from Purchaser specifying the nature of such breach and requesting that it be cured; provided, that Purchaser shall not have the right to terminate this

Agreement pursuant to this Section 10.01(d) if it or Merger Sub is then in breach of any of their respective covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 8.03(a) or (b) (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;

(e) by the Company, by written notice to Purchaser, if Purchaser or Merger Sub has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Purchaser or Merger Sub contained in this Agreement shall be or shall have become inaccurate, in either case such that both (i) the conditions set forth in Section 8.03(a) or (b) cannot be satisfied, and (ii) such breach or failure to perform or inaccuracy cannot be cured by Purchaser or Merger Sub, as the case may be, or if capable of being cured, shall not have been cured within thirty (30) calendar days after receipt by Purchaser of notice in writing from the Company, specifying the nature of such breach and requesting that it be cured; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it or Company Parent is then in breach of any of its covenants or other agreements set forth in this Agreement that would result in the closing conditions set forth in Section 8.02(a), (b) or (d) (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) not being satisfied;

(f) by Company Parent, if at any time prior to the receipt of the Company Parent Stockholder Approval, in order to substantially concurrently enter into an agreement to effect a Superior Proposal in compliance with Section 7.10; provided, that (i) Company Parent has complied in all material respects with the provisions of Section 7.10 with respect to such Superior Proposal, and (ii) the Company pays to Purchaser the Termination Fee payable pursuant to Section 10.02(c);

(g) by Purchaser, if the Company Stockholder Approval is not executed and delivered to Purchaser within one (1) Business Day following receipt of the Company Parent Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 10.01(g) in no event may be exercised once the Company Stockholder Approval has been delivered;

(h) by Purchaser, if an Adverse Recommendation Change shall have occurred; provided, that Purchaser exercises the right to terminate this Agreement pursuant to this Section 10.01(h) prior to obtaining the Company Parent Stockholder Approval;

(i) by Purchaser, if the condition set forth in Section 8.02(c) is not satisfied or capable of being satisfied by the Termination Date; or

(j) by either the Company or Purchaser, if at the Company Parent Stockholder Meeting (including any postponement or adjournment thereof) at which a vote on the approval of the Merger and the other transactions contemplated by this Agreement was taken, the Company Parent Stockholder Approval shall not have been obtained.

Section 10.02 Effect of Termination; Termination Fees.

(a) In the event of the termination of this Agreement in accordance with Article X hereof, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 10.02, Section 7.05(c), Section 7.06, Article XI and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties according to their terms, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Purchaser, Merger Sub or the Company. Notwithstanding the immediately preceding sentence of this Section 10.02(a), termination of this Agreement pursuant to Section 10.01 shall not release any party hereto from any liability (i) pursuant to the sections specified in this Section 10.02(a) that survive such termination or (ii) for (A) any intentional and material breach by a party of, or any Fraud with respect to, its representations and warranties under this Agreement, or (B) any material breach by a party of its covenants and agreements under this Agreement (including any failure by Purchaser or Merger Sub to consummate the Merger on the date the Closing is required to have occurred in accordance with Section 3.01), in the case of each of the foregoing clauses (A) and (B), that occurred prior to such termination (any such breach, misrepresentation or inaccuracy described in this clause (ii), a “Pre‑Termination Material Breach”). Notwithstanding anything to the contrary contained herein or otherwise, the Company, whether on behalf of itself or on behalf of the pre-Closing Equityholders, and the Purchaser each may pursue and accept damages for any Pre-Termination Material Breach by the other party and enforce any award for such damages, and the parties agree that such damages shall not be limited to reimbursement of expenses or out of pocket costs and shall include, to the extent permitted by applicable law, damages payable based on (x) the benefit of the bargain lost by the Equityholders (including any lost premium), taking into consideration all relevant factors, including the consideration that the Equityholders would have received if the Merger were consummated pursuant to the terms of this Agreement, other combination opportunities and the time value of money, and (y) any decrease in share value, diminution in value, lost profits or lost premium or consequential damages.

(b) If this Agreement is terminated pursuant to Article X hereof:

(i) all Confidential Information received by the parties shall be treated in accordance with Section 7.05(c) hereof and the Confidentiality Agreement referred to in such Section; and

(ii) all filings, applications and other submissions made pursuant to Sections 7.02, 7.03 and 7.04 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.

(c) Termination Fee.

(i) If this Agreement is validly terminated by Purchaser pursuant to Section 10.01(h) (or pursuant to any other provision of Section 10.01 if Purchaser was then entitled to terminate this Agreement pursuant to Section 10.01(h)), then the Company shall pay the Termination Fee to Purchaser in immediately available funds within two (2) Business Days after such valid termination; provided, that if the Intervening Event resulting in such termination relates to the “Tiptree Capital” business of Company Parent as described in Company Parent’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2024, then Company Parent shall pay the Termination Fee; provided, further, that the Company shall be jointly and severally liable for the payment of such Termination Fee to the extent not paid by Company Parent.

(ii) If this Agreement is validly terminated by the Company pursuant to Section 10.01(f), then the Company shall pay the Termination Fee to Purchaser in immediately available funds substantially concurrently with and as a condition to such valid termination; provided, that if the Superior Proposal resulting in such termination is a sale of capital stock of Company Parent (or a similar transaction) to a third party other than WP Investor or any of its Affiliates, pursuant to which the Equity Interests of the Company held by WP Investor will continue to be held by WP Investor, then Company Parent shall pay the Termination Fee; provided, further, that the Company shall be jointly and severally liable for the payment of such Termination Fee to the extent not paid by Company Parent.

(iii) If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made to Company Parent or shall have been publicly made directly to the stockholders of Company Parent generally (and, in any such case, whether or not such Acquisition Proposal has been withdrawn), (B) thereafter, this Agreement is validly terminated by Purchaser or the Company pursuant to Section 10.01(b) or Section 10.01(j) or by Purchaser pursuant to Section 10.01(d) and (C) within twelve (12) months after such termination, Company Parent enters into a definitive agreement for any Acquisition Proposal or any Acquisition Proposal is consummated (regardless of when made or the counterparty thereto (unless such counterparty is an Affiliate of Purchaser)), then the Company shall pay to Purchaser the Termination Fee by wire transfer within two (2) Business Days of the earlier of the date that the Company enters into such definitive agreement or the date on which such Acquisition Proposal is consummated; provided, that, if the Superior Proposal resulting in such termination is in respect of a sale of capital stock of Company Parent (or a similar transaction) to a third party other than WP Investor or any of its Affiliates, pursuant to which the Equity Interests of the Company held by WP Investor will continue to be held by WP Investor, then Company Parent shall pay the Termination Fee; provided, further, that the Company shall be jointly and severally liable for the payment of such Termination Fee to the extent not paid by Company Parent. For purposes of this Section 10.02(c)(iii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv) If this Agreement is validly terminated by Purchaser pursuant to Section 10.01(j) and the Termination Fee is not otherwise then payable pursuant to this Section 10.02(c), then Company Parent shall pay Purchaser $8,250,000.00 (the “Stockholder Vote Failure Fee”) in immediately available funds within two (2) Business Days after such valid termination.

(v) Each of the Company, Company Parent, Purchaser and Merger Sub acknowledges that (A) the agreements contained in this Section 10.02(c) are an integral part of the transactions contemplated by this Agreement, (B) without these agreements, the Company, Company Parent, Purchaser and Merger Sub would not enter into this Agreement and (C) neither the Termination Fee nor the Stockholder Vote Failure Fee is a penalty, but, except as set forth in Section 10.02(c)(vii), each is liquidated damages, in a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Company Parent, as applicable, fails to timely pay any amount due pursuant to this Section 10.02(c) and, in order to obtain such payment, Purchaser or Merger Sub commences a suit that results in a judgment against the Company or Company Parent, as applicable, for the payment of any amount set forth in this Section 10.02(c), the Company or Company Parent, as applicable, shall pay to Purchaser or Merger Sub its reasonable and documented out‑of‑pocket costs and expenses (including fees and disbursements of counsel) in connection with such suit, together with interest on such amount at the annual rate of the prime rate plus five percent (5%), as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Law.

(vi) Purchaser and Merger Sub agree that, upon any valid termination of this Agreement under circumstances where the Termination Fee and/or the Stockholder Vote Failure Fee is payable by the Company or Company Parent pursuant to this Section 10.02(c) and such Termination Fee and/or Stockholder Vote Failure Fee (plus any costs and expenses and interest thereon pursuant to Section 10.02(c)(v)) is paid in full, Purchaser, Merger Sub and any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (collectively, the “Purchaser Related Parties”) shall be precluded from, and each hereby waives, any other remedy against the Company and Company Parent, at law or in equity or otherwise, and none of Purchaser or Merger Sub shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company or Company Parent, as applicable, or any of their respective subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective representatives (collectively, the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, and that Purchaser’s right to receive payment of the Termination Fee and/or the Stockholder Vote Failure Fee pursuant to this Section 10.02(c) (plus any costs and expenses and interest thereon pursuant to Section 10.02(c)(v)) shall constitute the sole and exclusive remedy of Purchaser Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(vii) Purchaser and Merger Sub agree that, upon any valid termination of this Agreement under circumstances where the Termination Fee and/or the Stockholder Vote Failure Fee is payable by the Company or Company Parent, as applicable, pursuant to this Section 10.02(c) and such Termination Fee and/or Stockholder Vote Failure Fee (plus any costs and expenses and interest thereon pursuant to Section 10.02(c)(v)) is paid in full, Purchaser and Merger Sub shall be precluded from any other remedy against the

Company, at law or in equity or otherwise, and none of Purchaser or Merger Sub shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company, Company Parent or any of their respective subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective representatives in connection with this Agreement or the transactions contemplated by this Agreement.

(viii) In no event shall the Company or Company Parent, as applicable, be required to pay the Termination Fee or the Stockholder Vote Failure Fee on more than one occasion. In the event that the Stockholder Vote Failure Fee has actually been paid by the Company Parent pursuant to Section 10.02(c)(iv), upon subsequent payment of the Termination Fee pursuant to this Section 10.02(c), the amount of the Stockholder Vote Failure Fee shall be credited toward the payment of the Termination Fee.

Section 10.03 Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (including with respect to any breach, misrepresentation or inaccuracy or alleged breach, misrepresentation or inaccuracy thereof or with respect thereto), (b) the covenants in this Agreement to be performed prior to the Closing shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof) and (c) the covenants in this Agreement (excluding for the avoidance of doubt, the ancillary agreements contemplated hereby) to be performed at or after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. Nothing in this Section 10.03 shall limit any claim for Fraud or any claim for equitable relief under Section 11.12.

Article XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests, consents or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested or by a recognized courier service with signed confirmation of receipt, or when sent by email (provided that no “error” message or other notification of non‑delivery is automatically generated and sent in response thereto), to the Person at the address or email address set forth below, or such other address or email address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company or Company Parent:

The Fortegra Group, Inc.

10751 Deerwood Park Blvd., Suite 200

Jacksonville, FL 32256

Attention: John Short

Email: [***]

Tiptree Inc.

660 Steamboat Road, 2nd Floor

Greenwich, CT 06830

Attention: Neil C. Rifkind

Email: [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas

New York, NY 10036

Attention: Michael Littenberg; Jackie Cohen; Suni Sreepada
Email: michael.littenberg@ropesgray.com; jackie.cohen@ropesgray.com; suni.sreepada@ropesgray.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Michael Devins

Email: mdevins@sidley.com

To Purchaser, Merger Sub or the Surviving Corporation:

DB Insurance Co., Ltd.

DB Financial Center

432, Teheran-ro

Gangnam-gu, Seoul, Korea
Attention: Donggi Ko
Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Gary Boss; Kirsten Gaeta; Andrew Elken
Email: gary.boss@lw.com; kirsten.gaeta@lw.com; andrew.elken@lw.com

and

Yulchon LLC

Parnas Tower, 38F, 521 Teheran‑ro,

Gangnam‑gu, Seoul 06164, Korea

Attention: Tehyok Daniel Yi

Email: thyi@yulchon.com

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by recognized courier service for next business day delivery, or (c) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by email (provided that no “error” message or other notification of non‑delivery is generated) or any other permitted method.

Section 11.02 Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, on the one hand, and the Company (prior to Closing) or the Equityholders’ Representatives (after Closing), or in the case of a waiver, by the party providing the waiver is to be effective; provided, that the Equityholders’ Representatives are authorized to duly sign a waiver on behalf of all Equityholders following the Closing. Except as specifically provided otherwise herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Further, no waiver of any of the terms and conditions hereof shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar). Except as specifically provided otherwise herein, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 11.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Notwithstanding the foregoing, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Purchaser, Equityholders’ Representatives and Company and any purported assignment in violation of the foregoing shall be null and void ab initio; provided, that Purchaser may assign any or all of its rights, interests and obligations under this Agreement before or after the Closing Date to any Affiliate or any of Purchaser’s financing sources, in each case to the extent such assignment shall not result in additional costs, including Taxes to Company Parent or any of the Equityholders; provided, further, that (a) Purchaser will nonetheless remain liable for all of its obligations, and for any actions taken or omissions by such Affiliate, hereunder and (b) Purchaser shall not assign any of its rights, interests or obligations under this Agreement to any Affiliate if doing so would be reasonably likely to cause any of the conditions of the Company and Company Parent to complete the Closing set forth in Section 8.01(d) or Section 8.03 to be materially delayed or incapable of satisfaction by the Termination Date.

Section 11.04 Entire Agreement. This Agreement (including all schedules (including the Company Disclosure Schedule and Purchaser Disclosure Schedule) and Exhibits hereto, the

Confidentiality Agreement and the other agreements referred to herein including the other Transaction Documents) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.05 Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party to the same extent as if the party performed such obligation, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 11.06 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No pre‑Closing Equityholder shall have the right to enforce directly any covenant or agreement of Purchaser or Merger Sub or to bring directly any claim with respect to any breach, misrepresentation or inaccuracy of any such agreement, covenant, representation or warranty of Purchaser or Merger Sub; provided, further, that the Company may enforce any such covenant or agreement or bring any such claim on behalf of the Equityholders (without limitation on the Company’s right to enforce any such covenant or agreement or bring any such claim on its own behalf). Notwithstanding anything in this Agreement to the contrary, other than the provisions of (i) Section 2.02, Section 2.03, and Section 2.04 with respect to the Equityholders and Eligible Holders, (ii) Section 7.05(b) and Section 9.01, with respect to Eligible Holders and their Affiliates, (iii) Section 7.07, with respect to D&O Indemnified Persons, (iv) the immediately preceding sentence of this Section 11.06, (v) Section 11.13, with respect to the Non‑Recourse Parties, (vi) Section 11.14, with respect to Purchaser Released Parties and Company Parent Released Parties and (vii) Section 11.15, with respect to Ropes & Gray LLP and Sidley Austin LLP, express or implied, nothing in this Section 11.06 is intended to confer upon any Person other than Purchaser, Merger Sub, Company Parent, the Company or its Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.07 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

Section 11.08 Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, its rules of conflict of laws notwithstanding, and so far as applicable, the merger provisions of the DGCL. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the State of Maryland: the duties of the directors of Company Parent and the internal corporate affairs of Company Parent. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks jurisdiction, the United States District Court for the District of Delaware or the

Superior Court of the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 11.08(a). Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 11.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, to the fullest extent permitted by applicable law, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR OTHER TRANSACTION DOCUMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR ANY OTHER DOCUMENTS CONTEMPLATED IN THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.08(b).

Section 11.09 Counterparts, Severability, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to amend or otherwise modify this Agreement, to the extent necessary, to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will give effect to the intent of the parties.

Section 11.10 Headings, etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

Section 11.11 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

Section 11.12 Remedies.

(a) Any and all remedies herein conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, which represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement or other Transaction Document were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company (prior to Closing) or Company Parent, on the one hand, or Purchaser or Merger Sub or the Surviving Corporation (after the Closing), on the other hand, of any of their respective covenants or obligations set forth in this Agreement or another Transaction Document, the Company or Company Parent, on the one hand, or Purchaser or Merger Sub, on the other hand, as applicable, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement or other Transaction Document, and to specifically enforce the terms and provisions of this Agreement and other Transaction Documents to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and other Transaction Documents. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or other Transaction Documents or to enforce specifically the terms and provisions of this Agreement or other Transaction Documents shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Litigation should be brought in equity to enforce the provisions of this Agreement or other

Transaction Documents, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) The remedies available to the parties to this Agreement pursuant to this Section 11.12 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any party to this Agreement from, in the alternative, seeking to terminate this Agreement in accordance with Section 10.01. To the extent any party hereto brings Litigation to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Litigation or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 11.13 Non‑Recourse. Except for any claim with respect to Fraud or as otherwise set forth herein or in another Transaction Document, notwithstanding anything to the contrary contained herein, therein or otherwise, this Agreement and each other Transaction Document may only be enforced against, and any claims or causes of action (whether in tort or contract, or whether at law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, the other Transaction Documents, the negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement or each other Transaction Document in their capacities as such and then only with respect to the specific obligations set forth herein and therein with respect to the named parties to this Agreement and the other Transaction Documents, and no former, current or future stockholders, equityholders, controlling persons, directors, officers, employees, incorporators, general or limited partners, members, managers, agents, attorneys, representatives or Affiliates of any party hereto or to another Transaction Document, or any former, current or future direct or indirect stockholder, equityholder, controlling person, director, officer, employee, incorporator, general or limited partner, member, manager, agent, attorney, representative or Affiliate of any of the foregoing (each, a “Non‑Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any representations made or alleged to be made in connection herewith or therewith, including any alleged non‑disclosure made by any such Persons, and each party waives and releases all such liabilities and obligations against such Persons. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against or seek to recover monetary damages from, any Non‑Recourse Party, in each case, whether in tort, contract or otherwise. For the avoidance of doubt, nothing in this Section 11.13 shall limit any claim with respect to Fraud.

Section 11.14 Release of Claims.

(a) From and after the Closing, Purchaser and its Affiliates (including the Group Companies) will have no Liabilities to the Company Parent in respect of any below-mentioned matters arising by virtue of or in connection with any actions or inactions with respect to the Group Companies before the Closing, in each case other than (i) (A) in respect of Affiliate Transactions that remain in place in accordance with Section 7.15 and (B) any other transactions or Contracts with Purchaser or its Affiliates (including the Group Companies) that are not Affiliate Transactions or Transaction Documents that continue following the Closing, including any employment or consulting agreement or arrangement, and (ii) claims relating to Fraud or criminal conduct (collectively, “Company Parent Retained Matters”). Accordingly, other than such remedies, from and after the Closing, Company Parent hereby releases, acquits and forever discharges Purchaser and its Affiliates (including the Group Companies) and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Purchaser Released Parties”) from any and all Litigation, Liabilities and obligations, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity, which the Company Parent may have against any of the Purchaser Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Group Companies or any of their current or former Subsidiaries or any actions taken or failed to be taken by any of the Purchaser Released Parties in any capacity related to any of the Group Companies or any of their current or former Subsidiaries, arising by virtue of or in connection with any actions or inactions with respect to the Group Companies before the Closing, in each case other than Company Parent Retained Matters. Company Parent shall not be entitled to recover, and covenants not to sue to recover any remedy or relief of any kind in connection therewith or thereunder from Purchaser Released Parties, in each case to the extent of such matters arising prior to the Closing other than Company Parent Retained Matters.

(b) From and after the Closing, Company Parent and its Affiliates will have no Liabilities to Purchaser or the Group Companies, in respect of any below-mentioned matters arising by virtue of or in connection with any actions or inactions with respect to the Company Parent or Group Companies before the Closing, other than (i) (A) in respect of Affiliate Transactions that remain in place in accordance with Section 7.15 and (B) any other transactions or Contracts with Company Parent or its Affiliates that are not Affiliate Transactions or Transaction Documents that continue following the Closing, including any employment or consulting agreement or arrangement or any claims against any individuals who are officers or employees of a Group Company acting in their capacities as such, and (ii) claims relating to Fraud or criminal conduct (collectively, “Purchaser Retained Matters”). Accordingly, other than such remedies, from and after the Closing, Purchaser hereby releases, acquits and forever discharges Company Parent and its Affiliates (including the Group Companies and their Affiliates prior to the Closing), and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Company Parent Released Parties”) from any and all Litigation, Liabilities and obligations, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral, or otherwise at law or in equity, which the Purchaser may have against any of the Company Parent Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Company Parent or its current or former subsidiaries or any actions taken or failed to be taken by any of the

Company Parent Released Parties in any capacity related to any of the Company Parent or its current or former subsidiaries, arising by virtue of or in connection with any actions or inactions with respect to the Company Parent or the Group Companies before the Closing, in each case other than Purchaser Retained Matters. Purchaser shall not be entitled to recover, and covenants not to sue to recover any remedy or relief of any kind in connection therewith or thereunder from the Company Parent Released Parties, in each case to the extent of such matters arising prior to the Closing other than Purchaser Retained Matters.

(c) Notwithstanding the foregoing, the parties acknowledge and agree the foregoing release of claims shall not include, and this Section 11.14 shall not affect, (i) rights of the Company Parent under this Agreement (subject to the limitations set forth herein, as applicable) or any Transaction Document, and (ii) any right that cannot be waived by applicable Law. This Section 11.14 shall be enforceable by a Purchaser Released Party directly against the Company Parent. Each of the Purchaser Released Parties shall be an intended third‑party beneficiary of this Section 11.14 and is entitled to directly enforce the releases contained herein.

(c) Company Parent and Purchaser expressly acknowledge and agree that this release is intended to extinguish all types of claims to the extent such claims are related to the transactions contemplated by this Agreement, and each understands and acknowledges that it is releasing potentially unknown claims, and that Company Parent and Purchaser each may have limited knowledge with respect to some of the claims being released. Company Parent and Purchaser each acknowledges that there is a risk that, after agreeing to this release, it may learn information that might have affected its decision to agree to this release. Company Parent and Purchaser each assumes this risk in agreeing to this release of claims. Company Parent and Purchaser each agrees that this release of claims is fairly and knowingly made. In addition, the Company Parent and Purchaser each expressly waives and releases any and all rights and benefits conferred upon it by the provisions of any applicable Law regarding unknown claims (including section 1542 of the Civil Code of the State of California, which provides substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”).

Section 11.15 Waiver of Conflicts. Recognizing that Ropes & Gray LLP and Sidley Austin LLP have acted as legal counsel to Company Parent and the Company, the Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to the date of this Agreement and that Ropes & Gray LLP and Sidley Austin LLP intend to act as legal counsel to certain of the direct and indirect holders of Company Shares, including Company Parent, and their respective Affiliates (which will no longer include the Company and the Subsidiaries) after the Closing, each of Purchaser, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its controlled Affiliates, the Surviving Corporation and the Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray LLP and Sidley Austin LLP representing any direct or indirect holders of the Company Shares, including Company Parent, or their Affiliates after the Closing as such representation may relate to Purchaser, Merger Sub, Company Parent, the Company, the Surviving Corporation and the Subsidiaries or the transactions contemplated hereby, including in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with Purchaser, the Surviving Corporation, any of its Subsidiaries or any of their respective Affiliates following the Closing arising out of or relating to this Agreement, the ancillary agreements contemplated hereby, the transactions contemplated hereby or the negotiation, execution, performance or consummation of any of the foregoing. In addition, all communications prior to Closing involving attorney-client confidences that constitute attorney-client privileged communications solely between holders of Company Shares, Company Parent, the Company and the Subsidiaries and their respective Affiliates, on the one hand, and Ropes & Gray LLP and Sidley Austin LLP, on the other hand, pertaining to the negotiation, documentation and consummation of the transactions contemplated hereby shall be belong to the holders of Company Shares and their respective Affiliates, including Company Parent. Accordingly, the Surviving Corporation and the Subsidiaries shall not have access to any such communications or to the files of Ropes & Gray LLP or Sidley Austin LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of Company Shares and their respective Affiliates, including Company Parent (and not the Surviving Corporation and the Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or the Subsidiaries shall be a holder thereof, (b) to the extent that files of Ropes & Gray LLP or Sidley Austin LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Shares, including Company Parent, and their respective Affiliates (and not the Surviving Corporation and the Subsidiaries), shall hold such property rights and (c) Ropes & Gray LLP and Sidley Austin LLP shall have no duty whatsoever to reveal or disclose any such attorney‑client communications or files to the Surviving Corporation or any of the Subsidiaries by reason of any attorney‑client relationship among Ropes & Gray LLP, Sidley Austin LLP and the Company or any of the Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or a Group Company, on the one hand, and a third party (other than the Equityholders’ Representative, any Equityholder and any of their respective Affiliates), on the other hand, or any Governmental Authority after the Closing, the Company or its Affiliates may assert the attorney‑client privilege against such third party to prevent disclosure of confidential communications by or with Ropes & Gray LLP and Sidley Austin LLP.

Section 11.16 Disclaimer. Without limiting the generality of Section 4.31 and Section 5.09, it is understood and agreed by the parties, on behalf of themselves and their respective Affiliates, (a) that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by a party, any direct or indirect holder of such party or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in the Transaction Documents as a representation and warranty, and (b) that no such Person has relied on any such cost estimate, projections or other prediction, such data, any financial information or any such memoranda or materials other than as set forth herein or therein.

Section 11.17 Due Diligence Review. Each of Purchaser and Merger Sub acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed a due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and the Subsidiaries, (b) that it has been furnished with or given access to such documents and information about the Company and the Subsidiaries, (c) that it has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Company Parent expressly contained in Article IV and Article V hereof and the representations and warranties of the Company, Company Parent and other Equityholders in the other Transaction Documents and (d) that (x) no representation or warranty has been or is being made by a party or any other Person as to the accuracy or completeness of any of the information provided or made available to another party or any of their respective representatives and advisors other than the representations and warranties herein and in the other Transaction Documents and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Purchaser and Merger Sub is familiar with such uncertainties, each of Purchaser and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or representatives other than the representations and warranties in this Agreement and the other Transaction Documents, neither Purchaser nor Merger Sub has relied or will rely on such information other than the representations and warranties in this Agreement and the other Transaction Documents, and neither Purchaser nor Merger Sub will assert, and each will cause their respective Affiliates not to assert, any claims against the Company (or against the Subsidiaries or the Non-Recourse Parties or any other Person) with respect to such materials or information other than the representations and warranties in this Agreement and the other Transaction Documents.

Section 11.18 Joint and Several Liability. Following the formation of Merger Sub and its joinder to this Agreement, Purchaser agrees to cause Merger Sub to perform its obligations under this Agreement and Purchaser and Merger Sub shall be jointly and severally liable for all liabilities and obligations of Merger Sub under this Agreement.

Section 11.19 Equityholders’ Representatives.

(a) By the approval of this Agreement and the other Transaction Documents pursuant to the DGCL, and by receiving the benefits thereof, including any consideration payable hereunder, each of the Equityholders (x) irrevocably appoints and constitutes the Equityholders’ Representatives, as agents, representatives, proxies and attorneys‑in‑fact as of the Closing, with full power of substitution, to act on behalf of the Equityholders for all purposes in connection with this Agreement and any related agreements, including the full power and authority to act on behalf of the Equityholders for matters pertaining to the Equityholders and the transactions contemplated hereby as provided herein and in the other Transaction Documents, (y) agrees that such agency, proxy and attorney‑in‑fact are coupled with an interest and therefore irrevocable without the consent of the Equityholders’ Representatives, and shall be binding upon the successors, heirs, executors, administers and representatives of each Equityholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Equityholder and (z) agrees to indemnify and hold harmless the Equityholders’ Representatives and their respective partners, managers, officers, agents and other Representatives from and against any losses, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons arising out of actions taken or omitted to be taken in the Equityholders’ Representatives’ capacity as the Equityholders’ Representatives (except for those arising out of such Equityholders’ Representative’s willful misconduct), including the costs and expenses of investigation and defense of claims. All decisions, actions, consents and instructions by the

Equityholders’ Representatives shall be final and binding upon all of the Equityholders, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction in accordance with the terms of this Agreement. Following the Closing, Purchaser and the Surviving Corporation shall be entitled to rely on any decision, action, consent or instruction of the Equityholders’ Representatives as being the decision, action, consent or instruction of the Equityholders.

(b) The Equityholders’ Representatives shall have such powers and authority as are necessary to carry out the functions assigned to them under this Agreement. Without limiting the generality of the foregoing, the Equityholders’ Representatives shall have full power, authority and discretion to, on behalf of each Equityholder, (i) negotiate disputes arising under, or relating to, this Agreement and the other Transaction Documents, (ii) execute and deliver all documents contemplated herein, any amendment or waiver to this Agreement or the ancillary agreements contemplated hereby (without the prior approval of the Equityholders), and any consents, in each case, with such modifications or changes as to which the Equityholders’ Representatives, in their sole discretion, determine is desirable and (iii) take all other actions to be taken by or on behalf of the Equityholders in connection with this and the ancillary agreements contemplated hereby. The Equityholders’ Representatives shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(c) All fees, costs and expenses incurred by the Equityholders’ Representatives, in their capacity as such, pursuant to this Agreement, or of any agent or advisor in fulfilling the duties of the Equityholders’ Representatives as agents of each Equityholder shall, at the sole option of the Equityholders’ Representatives, be paid from the Equityholders’ Representative Expense Account. In the event that any amount is owed to the Equityholders’ Representatives, in their capacity as such, whether for expense reimbursement or indemnification, that is in excess of the Equityholders’ Representative Expense Amount, the Equityholders’ Representatives, in their capacity as such, shall be entitled to be reimbursed by the Equityholders, and the Equityholders agree to so reimburse the Equityholders’ Representatives and make the Equityholders’ Representatives whole for such shortfall (such shortfall amount, the “Equityholders’ Representative Expense Shortfall Amount”). Upon written notice from the Equityholders’ Representatives to the Equityholders as to the existence of the Equityholders’ Representative Expense Shortfall Amount, (i) each Specified Eligible Common Stockholder shall promptly deliver to the Equityholders’ Representatives the Per Share Equityholders’ Representative Expense Shortfall Amount multiplied by the number of shares of Common Stock held by such Specified Eligible Common Stockholder immediately prior to the Effective Time, (ii) each Optionholder shall promptly deliver to the Equityholders’ Representatives the Per Share Equityholders’ Representative Expense Shortfall Amount multiplied by the number of shares of Common Stock underlying all vested Stock Options held by such Optionholder immediately prior to the Effective Time and (iii) each Equity Award Holder shall promptly deliver to the Equityholders’ Representatives the Per Share Equityholders’ Representative Expense Shortfall Amount multiplied by the number of shares of Common Stock underlying all RSU Awards held by such Equity Award Holder immediately prior to the Effective Time.

(d) The Equityholders shall not receive interest or other earnings on the Equityholders’ Representative Expense Amount and, by virtue of the adoption of this Agreement,

irrevocably transfer and assign to the Equityholders’ Representatives any ownership right that they may have in any interest that may accrue on the Equityholders’ Representative Expense Amount. The Equityholders’ Representatives shall, when they determine that it is no longer necessary to retain the Equityholders’ Representative Expense Amount, instruct the Paying Agent in writing to pay (i) to each Specified Eligible Common Stockholder, the Per Share Equityholders’ Representative Expense Release Amount multiplied by the number of shares of Common Stock held by such Specified Eligible Common Stockholder immediately prior to the Effective Time, (ii) to each Optionholder, the Per Share Equityholders’ Representative Expense Release Amount multiplied by the number of shares of Common Stock underlying all vested Stock Options held by such Optionholder immediately prior to the Effective Time and (iii) each Equity Award Holder shall promptly deliver to the Equityholders’ Representatives the Per Share Equityholders’ Representative Expense Amount multiplied by the number of shares of Common Stock underlying all RSU Awards held by such Equity Award Holder immediately prior to the Effective Time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, Company Parent and Purchaser have executed and delivered this Agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

THE COMPANY:

THE FORTEGRA GROUP, INC.

By:	/s/ Richard Kahlbaugh
Name:	Richard Kahlbaugh
Title:	President and CEO

[Signature Page to Merger Agreement]

PURCHASER:

DB INSURANCE CO., LTD.

By:	/s/ Jong Pyo Jeong
Name:	Jong Pyo Jeong
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

COMPANY PARENT:

TIPTREE INC.

By:	/s/ Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]